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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Soliciting Material under §240.14a-12

The Cheesecake Factory Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 17, 2014

Dear Stockholder:

        You are cordially invited to attend The Cheesecake Factory Incorporated ("Company") annual meeting of stockholders on Thursday, May 29, 2014, at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"). The Annual Meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362. The matters to be acted upon at the Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders ("Notice") and Proxy Statement.

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in the attached Proxy Statement. In addition, stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy online, by telephone or by mail (see below for instructions) in order to ensure the presence of a quorum. If you attend the Annual Meeting, you will have the right to revoke your proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Sincerely,
/s/ David Overton
David Overton Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 29, 2014:
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.

Voting online or by telephone is fast and convenient, and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:
VOTE ONLINE		VOTE BY TELEPHONE
1.	Go to www.proxyvote.com.	1.	Using a touch-tone telephone, call 1-800-690-6903.
2.	Follow the step-by-step instructions provided.	2.	Follow the step-by-step instructions provided.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 29, 2014

        The 2014 annual meeting of stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company"), will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 29, 2014, beginning at 10:00 a.m., Pacific Daylight Time ("Annual Meeting"), for the following purposes:

  1.
  To elect seven (7) nominees to serve as directors of the Company for a term to expire at the Company's 2015 annual meeting of stockholders and until their respective successors shall be elected and qualified;

  2.
  To approve an amendment to the 2010 Stock Incentive Plan to increase the number of shares available for issuance by 230,000 shares, from 6,550,000 shares to 6,780,000 shares;

  3.
  To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2014, ending December 30, 2014;

  4.
  To approve, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC; and

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        The Board of Directors has fixed the close of business on April 4, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ Debby R. Zurzolo
Debby R. Zurzolo Secretary
Calabasas Hills, California April 17, 2014

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

1	INTRODUCTION
1	General
1	Internet Availability of Proxy Materials
1	Voting; Quorum; Abstentions and Broker Non-Votes
2	Proxies
2	Solicitation
3	ITEMS TO BE VOTED ON
3	Proposal 1: Election of Directors
4	Proposal 2: Approval of an Amendment to the 2010 Stock Incentive Plan to Increase Authorized Shares
15	Proposal 3: Ratification of Selection of Independent Registered Public Accounting Firm
17	Proposal 4: Non-Binding Advisory Vote on Executive Compensation
18	BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
18	Our Board of Directors and Director Nominees
20	Director Independence
20	Board Leadership Structure and Lead Director
20	Role of Board of Directors in Risk Oversight
21	Meeting Attendance
21	Committees of the Board of Directors
23	Designation of Audit Committee Financial Experts
23	Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website
24	Stockholder Communications with the Board of Directors
24	Director Nominations Process
29	Compensation Committee Interlocks and Insider Participation
29	Board of Directors Compensation
31	Indemnification of Officers and Directors
31	Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements
32	Policies Regarding Review, Approval or Ratification of Transactions with Related Persons
33	FORWARD LOOKING STATEMENTS
33	EXECUTIVE COMPENSATION
33	Compensation Discussion and Analysis
60	Compensation Committee Report
61	Compensation of Named Executive Officers
63	Nonqualified Deferred Compensation
64	Grants of Plan-Based Awards in Fiscal 2013
65	Outstanding Equity Awards
67	Option Exercises and Stock Vested
67	Employment Agreements
70	Potential Payments upon Termination or Change of Control
76	REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
77	OTHER INFORMATION
77	Beneficial Ownership of Principal Stockholders and Management
79	Section 16(a) Beneficial Ownership Reporting Compliance
79	10b5-1 Trading Plans
79	Stockholder Proposals for the 2014 Annual Meeting of Stockholders
80	Availability of Annual Report and Form 10-K
80	Adjournment of the 2014 Annual Meeting of Stockholders
80	Other Matters
APPENDIX A: 2010 Stock Plan as amended effective April 3, 2014

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2014

INTRODUCTION

General

        This Proxy Statement is furnished to the stockholders of The Cheesecake Factory Incorporated, a Delaware corporation ("Company" and "we," "us" or "our"), in connection with the solicitation of proxies by our Board of Directors ("Board") for use at the annual meeting of stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Thursday, May 29, 2014, beginning at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof ("Annual Meeting"). We intend this Proxy Statement and proxy voting materials to be available to stockholders on or about April 17, 2014.

Internet Availability of Proxy Materials

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing you access to our proxy materials over the Internet. This method allows us to deliver the proxy materials to you more quickly, lowers our costs and helps to conserve natural resources. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials ("Notice of Availability") to our stockholders who have not asked us to provide proxy materials in printed form. All stockholders receiving the Notice of Availability can request a printed set of proxy materials. All stockholders can access the proxy materials at www.proxyvote.com, irrespective of whether they receive the Notice of Availability or a printed copy of the proxy materials. Instructions on how to access the proxy materials online or request a printed copy may be found in the Notice of Availability and in this Proxy Statement.

        In addition, the Notice of Availability provides instructions to stockholders regarding receiving proxy materials in printed form by mail or electronically by email on an ongoing basis in the future. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting; Quorum; Abstentions and Broker Non-Votes

        On April 4, 2014, the record date fixed by the Board for the Annual Meeting ("Record Date"), 50,052,592 shares of our common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of common stock held of record. Only stockholders of record at the close of business on April 4, 2014 will be entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

        The required quorum for the transaction of business at the Annual Meeting is a majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining (an "abstention") or constitutes a broker non-vote.

        For Proposal 1, our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

        Proposals 2, 3 and 4 require the approval of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal. Abstentions as to these proposals will count as shares present and entitled to vote on the proposals and, accordingly, will count as votes "AGAINST" the proposal. Broker non-votes are not considered present and entitled to vote on the proposal and will have no effect on the outcome of the vote for the proposal, other than to reduce the number of affirmative votes required to approve the proposal.

Proxies

        Proxies delivered pursuant to this solicitation are revocable prior to their exercise and at the stockholder's option by (i) attending and voting at the Annual Meeting (although attending the Annual Meeting itself will not revoke a proxy), or (ii) filing a written notice with Debby R. Zurzolo, our Secretary, revoking the proxy, or (iii) submitting another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

        If no directions are given, the shares represented by such proxies will be voted:

  •
  FOR the election of the Board's nominees for director: David Overton; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon;

  •
  FOR an amendment to the 2010 Stock Incentive Plan to increase the number of shares available for issuance by shares, from 6,550,000 shares to 6,780,000 shares;

  •
  FOR the ratification of the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for the fiscal year 2014, ending December 30, 2014; and

  •
  FOR approval of, on a non-binding, advisory basis, the compensation of the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC.

        The named proxy holders may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

        We pay for the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials, the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. Our directors, officers and other staff members may solicit proxies, without additional remuneration, in person or by telephone, facsimile or email transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be asked to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and we will reimburse them for their reasonable out-of-pocket expenses incurred in that regard.

PROPOSAL ONE
Election of Directors

General

        Our Bylaws provide for a board of directors consisting of no less than five and no more than thirteen members. The exact number within this range is determined by resolution of the Board. The Board currently has set the number of directors at seven.

Nominees

        The Corporate Governance and Nominating Committee of the Board ("Governance Committee") recommended the nomination, which the Board approved, of the following individuals for re-election to the Board for a term that will expire at the 2015 annual meeting of stockholders and until their respective successors shall be elected and duly qualified: David Overton; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon. All nominees are current directors of the Company. For biographical information regarding the director nominees, please see the section entitled Our Board of Directors and Director Nominees in this Proxy Statement.

        Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted FOR the election of David Overton; Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon.

        In the event that any of the nominees becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee designated by the Board to fill the vacancy.

Required Vote

        Our Bylaws provide that, in the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected; provided, that in an uncontested election, each nominee must agree that if elected, he or she will submit an irrevocable resignation promptly following the election if he or she fails to receive a majority of votes cast. An uncontested election (such as the election held at this Annual Meeting) means that there are as many candidates standing for election as there are vacancies on the Board. A majority of votes cast means that the number of shares cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director. Abstentions and broker non-votes are not considered a vote cast and, therefore, will have no effect on the outcome of the vote other than to reduce the number of affirmative votes required to elect a director. "Broker non-votes" are shares of stock held in record name by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF DAVID OVERTON, ALEXANDER L. CAPPELLO, JEROME I. KRANSDORF, LAURENCE B. MINDEL, DAVID B. PITTAWAY, DOUGLAS L. SCHMICK AND HERBERT SIMON TO THE BOARD OF DIRECTORS.

PROPOSAL TWO
Approval of an Amendment to the 2010 Stock Plan
to Increase Authorized Shares

        Our Board believes that a balanced approach to compensation requires both short-term and long-term incentives. We provide long-term incentives in the form of equity compensation, which we believe aligns management's interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our Company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified corporate executives and restaurant management, as well as other restaurant, bakery and corporate employees. Utilizing equity compensation as a part of our total compensation strategy has been important to our past success, and we expect it to be crucial to achieving our long-term growth strategy. However, the current authorization under our 2010 Stock Incentive Plan ("2010 Stock Plan") is limited, and we are concerned that it may not provide enough shares for us to grant equity compensation through the first quarter of fiscal 2015 based on the current scope and structure of our equity incentive programs. Even though we use a value based approach to granting equity, if a significant increase in our stock price occurs, we still may not have a sufficient number of shares to meet our granting requirements through the first quarter of 2015, including shares for grant to our executives for fiscal year 2015, and if our stock price were to decrease, the deficiency would be even greater.

        On April 3, 2014, the Board approved an amendment to our 2010 Stock Plan to increase the number of shares of common stock available for grant under the plan by 230,000 shares, from 6,550,000 shares to 6,780,000 shares (the "Amendment"). As of April 1, 2014, the last day of our first fiscal quarter of 2014:

  •
  1,860,320 options to purchase shares of our common stock with a weighted average exercise price of $34.34 and weighted average remaining term of 6 years, and awards with respect to 1,728,950 shares of restricted stock and restricted stock units, were outstanding under the 2010 Stock Plan.

  •
  4,840,409 options to purchase shares of our common stock with a weighted average exercise price of 25.66 and weighted average remaining term of 4.2 years, and awards with respect to 1,769,694 shares of restricted stock and restricted stock units, were outstanding under the 2010 Stock Plan and all prior plans under which equity grants were made.

  •
  894,390 unissued shares remained available for future equity grants under the 2010 Stock Plan.

        The proposed Amendment is intended to provide us with a sufficient number of shares to satisfy our equity grant requirements through and until our 2015 annual meeting of Stockholders ("2015 Annual Meeting"), based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant stock options, restricted stock, stock units or other forms of equity compensation. If we do not receive approval of the proposed Amendment at the this Annual Meeting, our next opportunity to request stockholder approval of additional shares without holding a special meeting will be at the 2015 Annual Meeting. By that time, we are projected to exhaust the shares available for grant under the 2010 Stock Plan and be without the ability to maintain our total compensation strategy due to the inability to fully grant equity to our executives during the first half of fiscal 2015. If we exhaust the shares available for grant under the 2010 Stock Plan, we will be required to substantially alter our historically-successful compensation program, which includes equity as well as cash compensation to not only corporate executives but also a significant number of restaurant management personnel. This uncertainty with respect to the availability of sufficient equity places our long-term equity compensation planning at risk and would result in inconsistency in our compensation programs that could be detrimental to our goals of attracting, retaining and motivating our employees and aligning their interests with the interests of our stockholders.

        The proposed Amendment requires approval by the vote of a majority of the shares of stock entitled to vote thereon, whether present in person or by proxy at the Annual Meeting.

Background for the Current Request

        The 2010 Stock Plan was approved by our stockholders at our 2010 annual meeting of stockholders and replaced our Amended and Restated 2001 Omnibus Stock Incentive Plan ("2001 Stock Plan") with respect to grants of future equity compensation awards to certain employees and consultants (collectively, "Selected Participants"). Any remaining authorized but unissued shares available for grant under the 2001 Stock Plan were canceled upon stockholder approval of the 2010 Stock Plan. At our 2011 annual meeting of stockholders, our stockholders approved an increase of one million (1,000,000) shares in the number of shares available for grant under the 2010 Stock Plan, from 3,800,000 shares to 4,800,000 shares and at our 2013 annual meeting of stockholders, our stockholders approved an increase of one million seven hundred fifty thousand (1,750,000) shares in the number of shares available for grant under the 2010 Stock Plan, from 4,800,000 shares to 6,550,000 shares. On April 3, 2014, our Board approved an increase (subject to stockholder approval at the Annual Meeting) of 230,000 shares in the number of shares available for grant under the 2010 Stock Plan, from 6,550,000 shares to 6,780,000 shares. This increase in the number of shares available for grant constitutes approximately 0.46% of our issued and outstanding shares of common stock of the Company as of the Record Date.

        The 2010 Stock Plan permits the discretionary award of incentive stock options ("ISOs"), nonstatutory stock options ("NSOs"), restricted stock, stock units and/or SARs to Selected Participants. Non-employee members of our Board may not participate in the 2010 Stock Plan. As of the Record Date, our equity compensation programs have included grants of NSOs, restricted stock and stock units.

        When approving the increase of 230,000 shares in the number of shares available for grant under the 2010 Stock Plan, from 6,550,000 shares to 6,780,000 shares, the Board considered a number of factors, including those set forth below.

  •
  Alignment with our Stockholders.  Achieving superior, long-term results for our stockholders remains one of our primary objectives. In order for our employees to think and act like owners, we use equity as a central component of our overall compensation strategy at multiple levels of management within our Company. We believe that stock ownership enhances the alignment of the long-term economic interests of our employees and our stockholders.

    We historically grant our annual equity awards in the first quarter of each fiscal year, which is also when we determine other components of compensation. We make additional grants periodically in connection with corporate management promotions, new hires and restaurant management entry into our Managing Equity Program, the program under which we grant equity awards to our general managers, executive kitchen managers, area directors of operation and area kitchen operations managers who satisfy all applicable eligibility requirements of the program. As of April 1, 2014, the last day of our first fiscal quarter of 2014, only 894,390 unissued shares were available for future equity grants under the 2010 Stock Plan. We project that between our 2014 Annual Meeting and 2015 Annual Meeting, awards covering approximately 1.2 million shares (applying the 2010 Stock Plan's fungible share counting methodology) will be granted under the 2010 Stock Plan. If the proposed Amendment to the 2010 Stock Plan is not approved by stockholders, we are likely to lose our ability to grant equity during the first quarter of 2015. As a result, our ability to adequately plan for annual grants in fiscal 2015 will be jeopardized. If we are unable to continue our current equity compensation program, our ability to align our employees' long-term economic interests with those of our stockholders will be significantly hampered.

  •
  Attract, Motivate and Retain High Performers.  We compete for corporate and restaurant management talent in a variety of geographic and talent markets and strive to maintain compensation programs that are competitive in our industry in order to attract, motivate and retain high performers. Our use of equity compensation is not limited to corporate executives, but also extends to our restaurant management personnel, specifically our General Managers and Executive Kitchen Managers—the individuals responsible for the day-to-day operations in our restaurants. As of the Record Date, approximately 410 corporate executives, restaurant management, bakery management and corporate support staff members have outstanding equity awards under the 2010 Stock Plan. We believe the equity component of our total compensation package contributes to the retention of these talented employees and helps us maintain one of the lowest turnover rates in our industry for these positions. If we are unable to grant equity as part of our overall compensation strategy due to the lack of adequate share authorization under our 2010 Stock Plan, our ability to attract and retain all levels of talent we need to operate our business successfully may be significantly harmed.

  •
  Equity vs. Cash Compensation.  If the proposed Amendment to the 2010 Stock Plan is not approved by stockholders in 2014, we will have to substantially alter our historically-successful compensation program which includes equity as well as cash compensation. If we adopt alternative compensation programs that are more cash-based, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result in (i) an increase in our compensation costs, which would be detrimental to our future operating results, and (ii) a decrease in our cash flow, which would reduce cash available to be returned to stockholders through means such as dividends and stock repurchase plans.

  •
  Balanced Approach to Compensation.  We believe that a balanced approach to compensation-using a mix of salaries, performance-based bonus incentives and long-term equity incentives-encourages management to make decisions that favor long-term stability and profitability, rather than short-term results. If the proposed Amendment to the 2010 Stock Plan is not approved by stockholders, our ability to continue to retain this balanced approach to compensation would be hampered.

  •
  Burn Rate and Dilution.  When deciding if, and by how much, to increase the number of shares available for grant under the 2010 Stock Plan, the Board evaluated both our current gross burn rate based on fiscal 2013 equity grants and the dilutive impact of the proposed share increase. Burn rate is the rate at which a company is granting equity compensation share awards. Using Institutional Shareholder Services' methodology, we express our burn rate as the gross number of such shares awarded as a percentage of our weighted average shares outstanding. Grants of full-value awards (e.g. restricted stock or restricted stock units) are adjusted in this computation and are multiplied by a factor based on our stock price volatility. Canceled or forfeited equity compensation awards are excluded from this calculation. Our three year average gross burn rate for fiscal years 2013, 2012, and 2011 is 3.66% versus an industry cap of 4.16%, as set forth by Institutional Shareholder Services for 2014. Therefore, the Board determined that our current and projected rate of equity compensation usage is reasonable. In addition, the Board considered whether the potential dilutive effect to stockholders is reasonable. Dilution is calculated by adding the number of shares subject to outstanding awards plus shares available to grant plus the proposed additional shares, and expressing such sum as a percentage of the total number of fully diluted outstanding shares. The Board considered that if we were to increase the number of shares available under the 2010 Stock Plan by 230,000 (which itself represents only 0.46% of our total number of outstanding shares), from 6,550,000 shares to 6,780,000, dilution would be approximately 15.5%. This represents a decrease from 16.6% dilution in 2013 and 23.8% dilution in 2012. This decrease is attributable to a significant decrease in the number of outstanding unexercised stock options and unvested restricted shares and restricted share units as well as a reduction in our shares outstanding as a result of our share repurchase program. We seek to offset stockholder dilution resulting from our equity compensation program by our previously announced share repurchase program. On July 22, 2013, the Board increased the authorization to repurchase the Company's common stock by 7.5 million shares to 48.5 million shares. Under this and all previous authorizations, we have cumulatively repurchased 38.9 million shares at a total cost of $1,015.5 million through December 31, 2013, including 4.5 million shares of common stock at a cost of $183.7 million during fiscal year 2013. The

    Company's share repurchase authorization does not have an expiration date, does not require the Company to purchase a specific number of shares and may be modified, suspended or terminated at any time.

        After carefully considering each of these points, the Board strongly believes the proposed Amendment to the 2010 Stock Plan is essential for our future success and encourages stockholders to consider these points in voting to approve the proposed Amendment.

Proposed Amendment and Text of 2010 Stock Plan

        Under the proposed Amendment, Section 5(a) of the 2010 Stock Plan would be amended in full to read as follows:

        "Section 5. SHARES SUBJECT TO PLAN AND PLAN LIMITS.

        (a)    Basic Limitations and Fungible Share Counting.    The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the aggregate number of Shares reserved for issuance under the Plan shall not exceed 6,780,000 Shares ("Share Issuance Limit"). Subject to Section 5(b), the number of Shares available for issuance under the Plan shall be reduced: by one (1) Share for each Share issued pursuant to an exercise of an Option or an SAR and by two (2) Shares for each Share issued pursuant to a Restricted Stock Grant or settlement of Stock Units (for avoidance of doubt, two (2) Shares shall again become available for issuance for every Share of a Restricted Stock Grant that is forfeited back to the Company under Section 5(b)). In addition, the following Shares may not again be made available for issuance under the Plan and shall count on a one-for-one basis against the Share Issuance Limit: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of an Option's Exercise Price. The aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 3,800,000 Shares."

        In addition to the increase in shares from 6,550,000 shares to 6,780,000, the Amendment included certain perfunctory revisions to the 2010 Stock Plan. Stockholders are urged to review the 2010 Stock Plan and the proposed Amendment together with the following information, which is qualified in its entirety by reference to the complete text of the 2010 Stock Plan, as amended by our Board on February 26, 2013 and on April 3, 2014, and attached as Appendix A hereto. If there is any inconsistency between this Proposal 2 and the 2010 Stock Plan terms, or if there is any inaccuracy in this Proposal 2, the terms of the 2010 Stock Plan shall govern. If our stockholders do not approve the Amendment, the share increase will not take effect. However, the 2010 Stock Plan will remain in full effect according to its existing terms, and we will be able to continue to make awards under the 2010 Stock Plan subject to existing authorized share limits.

Summary of the 2010 Stock Plan

        Background and Purpose of the 2010 Stock Plan.    The purpose of the 2010 Stock Plan is to promote our long-term success and the creation of stockholder value by:

  •
  Attracting and retaining the services of employees and certain key service providers who would be eligible to receive grants as Selected Participants,

  •
  Aligning Selected Participants' interests with the interests of our stockholders through compensation that is based upon the performance of our common stock,

  •
  Motivating Selected Participants, through the award of equity compensation grants, to achieve long-term performance goals,

  •
  Providing a vehicle to grant equity compensation awards, which allows us to provide a balanced mix of compensation to our Selected Participants, and

  •
  Providing a long-term compensation program that is competitive compared to other companies.

        Eligibility to Receive Awards.    Our employees and consultants, and those of certain of our affiliated companies, are eligible to receive awards under the 2010 Stock Plan. The 2010 Stock Plan Committee determines, in its discretion, the Selected Participants to be granted awards under the 2010 Stock Plan. As of April 1, 2014, approximately 391 employees (including 4 executive officers plus one executive officer who is also an employee director) and 0 non-employee consultants would be eligible to participate in the 2010 Stock Plan. The total number of employees employed by us as of April 1, 2014 is approximately 35,000. Non-employee directors are not eligible to participate in the 2010 Stock Plan.

        Shares Subject to the 2010 Stock Plan.    If stockholders approve the proposed Amendment to the 2010 Stock Plan pursuant to this Proposal 2, the maximum number of common shares that can be issued under the 2010 Stock Plan will increase by 230,000 shares, from 6,550,000 shares to 6,780,000 shares. We recognize the greater intrinsic value of restricted stock and stock units and, accordingly, we designed the 2010 Stock Plan so that shares issued as restricted stock and stock units, and which are not forfeited, count as two shares against this limit. The shares underlying forfeited or terminated awards become available again for issuance under the 2010 Stock Plan, but shares used to pay an award's exercise price or tax withholding obligations count against the 2010 Stock Plan's share limit.

        Administration of the 2010 Stock Plan.    The 2010 Stock Plan is administered by the 2010 Stock Plan Committee. The members of the 2010 Stock Plan Committee must be independent "Non-Employee Directors" under Rule 16b-3 of the Securities Exchange Act of 1934, and "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board has designated its Compensation Committee as the 2010 Stock Plan Committee, all of whose members are independent outside directors in accordance with the Nasqaq Listing Rules. Subject to the terms of the 2010 Stock Plan, the 2010 Stock Plan Committee has the sole discretion, among other things, to:

  •
  Select the individuals who will receive awards,

  •
  Determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

  •
  Correct any defect, supply any omission, or reconcile any inconsistency in the 2010 Stock Plan or any award agreement,

  •
  Accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, subject to the limitations set forth in the 2010 Stock Plan, and

  •
  Interpret the provisions of the 2010 Stock Plan and outstanding awards.

        The 2010 Stock Plan Committee also may use the 2010 Stock Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that the Board may implement on the recoupment of compensation (referred to as a "clawback" policy). The members of the Board, the 2010 Stock Plan Committee and their delegates are indemnified by the Company to the maximum extent permitted by applicable law for actions taken or not taken with respect to the 2010 Stock Plan.

Types of Awards

        Awards issued under the 2010 Stock Plan are evidenced by a written agreement executed by and between the Company and the Selected Participant. The written agreement recites the specific terms and conditions of the award.

        Stock Options.    A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The 2010 Stock Plan Committee determines the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but the per share exercise price cannot be less than the fair market value of a share of our common stock on the date of grant of the stock option.

        Stock options granted under the 2010 Stock Plan may be either ISOs or NSOs. As required by the Code and applicable regulations, ISOs are subject to various limitations not imposed on NSOs. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant, and such ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2010 Stock Plan provides that no more than 3,800,000 shares may be issued pursuant to the exercise of ISOs.

        A stock option granted under the 2010 Stock Plan generally cannot be exercised until it vests. The 2010 Stock Plan Committee establishes the vesting schedule of each stock option at the time of grant. The maximum term for stock options granted under the 2010 Stock Plan prior to February 2013 could not exceed ten years from the date of grant and, thereafter, may not exceed eight years from the date of grant, although the 2010 Stock Plan Committee may establish a shorter period at its discretion. The 2010 Stock Plan Committee has historically granted options with an eight-year term. As of the Record Date, no ISOs have been granted under the 2010 Stock Plan.

        The exercise price of each stock option granted under the 2010 Stock Plan must be paid in full at the time of exercise, either with cash, through a broker-assisted "cashless" exercise and sale program, or through another method approved by the 2010 Stock Plan Committee. The optionee must pay any taxes that we are required to withhold at the time of exercise.

        Restricted Stock.    Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the 2010 Stock Plan Committee. The 2010 Stock Plan Committee also determines any other terms and conditions of a restricted stock award. In determining whether a restricted stock award should be made, and/or the vesting schedule for any such award, the 2010 Stock Plan Committee may impose whatever conditions to vesting it determines to be appropriate; provided, however, that generally no vesting will be permitted until at least one year after grant.

        Stock Units.    Stock units are the right to receive an amount of shares or cash or any combination thereof equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The 2010 Stock Plan Committee determines all of the terms and conditions of an award of stock units, including the vesting period; provided, however, that generally no vesting will be permitted until at least one year after grant. Upon each vesting date of a stock unit, a Selected Participant will be entitled to receive an amount of shares or cash, or any combination thereof, equal to the then fair market value of the shares on the settlement date. The 2010 Stock Plan Committee may determine that an award of stock units will vest only if we satisfy performance goals established by the 2010 Stock Plan Committee. Settlement of stock units generally occurs within thirty days of vesting, unless the Selected Participant has timely elected to defer such compensation.

        Stock Appreciation Rights ("SARs").    An SAR is the right to receive, upon exercise, an amount equal to the difference between the fair market value of the shares covered by the SAR on the date of exercise and the fair market value of those shares on the date of grant. The 2010 Stock Plan Committee determines the terms of SARs, including the exercise price (provided that the exercise price per share cannot be less than the fair market value of a share of our common stock on the date of grant), the vesting schedule and the term of the SAR. The maximum term life for SARs granted under the 2010 Stock Plan prior to February 2013 could not exceed ten years and, thereafter, may not exceed eight years from the date of grant, subject to the 2010 Stock Plan Committee's discretion to establish a shorter period. The 2010 Stock Plan Committee may determine that an SAR will only be exercisable if we satisfy performance goals established by the 2010 Stock Plan Committee. Settlement of an SAR may be in shares of common stock or in cash, or any combination thereof, as the 2010 Stock Plan Committee may determine. As of the Record Date, no SARs have been granted under the 2010 Stock Plan.

Other Provisions of the 2010 Stock Plan

        Performance Conditions and Annual Grant Limits.    The 2010 Stock Plan specifies performance conditions that the 2010 Stock Plan Committee may include in awards intended to qualify as performance-based compensation under Code Section 162(m). These performance criteria are limited to one or more of the following target objectives involving us or a subsidiary or affiliate of ours: return on equity; earnings per share; net income; earnings per share growth; return on invested capital; return on assets; economic value added; earnings before interest and taxes (EBIT); revenue growth; gross margin return on inventory investment; fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return); operating profit; consolidated income from operations; cash flow (including, but not limited to, cash flow from operations and free cash flow); cash flow return on investments (which equals net cash flow divided by total capital); internal rate of return; net present value; costs or expenses; market share; guest satisfaction; corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures; product development; capital expenditures; earnings before interest, taxes, depreciation and amortization (EBITDA), and/or revenues.

        The 2010 Stock Plan imposes the following individual fiscal year grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m): stock options and SARs representing 200,000 shares; and 100,000 shares of restricted stock and stock units. These grant limits are doubled for awards granted in the fiscal year to a "Covered Employee" (defined under Section 162(m) of the Internal Revenue Code as our principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) upon commencement of employment, an employee who is promoted to the position of our chief executive officer, or to an employee when he or she first becomes a Covered Employee. It is impossible to be certain that all 2010 Stock Plan Awards or any other compensation paid by the Company to Covered Employees, will be tax deductible and not all awards granted under the 2010 Stock Plan to Covered Employees or other participants include qualified performance-based conditions. Further, the 2010 Stock Plan does not preclude the 2010 Stock Plan Committee from making other compensation payments outside of the 2010 Stock Plan to Covered Employees, even if such payments do not qualify for tax deductibility under Code Section 162(m). See also the section under the heading "Internal Revenue Code Section 162(m) Limits" below for further information on Code Section 162(m).

        Dividend Rights.    In the third quarter of fiscal 2012, our Board initiated a dividend payable on shares of our common stock, including Restricted Stock granted under the 2010 Stock Plan. Any dividends on shares of unvested Restricted Stock issued under the 2010 Stock Plan are accrued rather than paid to the holder and are subject to the same vesting conditions and restrictions as the underlying shares of Restricted Stock with respect to which the dividends are paid. Accrued dividends are paid at the time the underlying Restricted Stock grant vests or are forfeited if the grant does not vest according to its terms.

        Limited Transferability of Awards.    Awards granted under the 2010 Stock Plan generally are not transferrable other than upon death or pursuant to a court-approved domestic relations order. However, the 2010 Stock Plan Committee may, in its discretion, permit the transfer of awards other than ISOs. Generally, where transfers are permitted, they will be permitted only by gift to a member of the Selected Participant's immediate family or to a trust or other entity for the benefit of the member(s) of the Selected Participant and/or his or her immediate family.

        Termination of Employment, Death or Disability.    The 2010 Stock Plan determines the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement, and the status of the award as vested or unvested, unless the Award agreement or a Selected Participant's employment agreement provides otherwise.

        Adjustments upon Changes in Capitalization.    In the event of a stock split of our outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2010 Stock Plan and subject to each award, as well as the number and class of shares available for issuance under the 2010 Stock Plan and the per-participant fiscal grant limits, shall each be equitably and proportionately adjusted by the 2010 Stock Plan Committee.

        Corporate Transaction.    In the event that we are a party to a merger or other reorganization, outstanding 2010 Stock Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (i) the continuation of the outstanding awards by us if we are a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without consent of the Selected Participant. The Board or 2010 Stock Plan Committee need not adopt the same rules for each award or Selected Participant.

        Change in Control.    The 2010 Stock Plan Committee will decide the effect of a change in control of the Company on outstanding awards. The 2010 Stock Plan Committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time, unless a participant's employment agreement, if any, provides otherwise.

        Term of the 2010 Stock Plan.    The 2010 Stock Plan is effective until February 24, 2020, or until earlier terminated by the Board.

        Governing Law.    The 2010 Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), except for conflict of law provisions.

        Amendment and Termination of the 2010 Stock Plan.    The Board generally may amend or terminate the 2010 Stock Plan at any time and for any reason, except that it must obtain stockholder approval of material amendments, including any addition of shares or repricing of stock options or stock appreciation rights after the date of their grant as required by NASDAQ Listing Rules.

Certain Federal Income Tax Information

        The following is a general summary, as of March 2014, of the federal income tax consequences to us and to U.S. participants for awards granted under the 2010 Stock Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2010 Stock Plan.

        Incentive Stock Options.    For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. Utilization of losses is subject to special rules and limitations. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant's regular income tax for the year.

        Nonstatutory Stock Options.    A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year, or such other period of time as may then be required to qualify for long-term capital gain or loss under applicable tax rules.

        Restricted Stock.    A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Code Section 83(b). Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares, if any.

        Stock Units.    No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the fair market value of the shares issued or payment received in connection with the vested stock units.

        Stock Appreciation Rights.    No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for one year or more, or such other period of time as may then be required to qualify for long-term capital gain or loss under applicable tax rules.

        Income Tax Effects for the Company.    We generally will be entitled to a tax deduction in connection with an award under the 2010 Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO).

        Internal Revenue Code Section 162(m) Limits.    Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one fiscal year with respect to our Covered Employees. The 2010 Stock Plan is intended to enable certain awards to constitute performance-based compensation not subject to the annual deduction limitations of Section 162(m) of the Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Board has not adopted a policy that all compensation must be tax deductible or be intended to qualify as performance-based compensation and certain grants made to Covered Employees under the 2010 Stock Plan may not be deductible by the Company, in whole or in part.

        Internal Revenue Code Section 280G.    For certain persons, if a change in control of the Company causes an award to vest or become newly payable, or if the award was granted within one year of a change in control and the value of such award or vesting or payment, when combined with all other payments in the nature of compensation contingent on such change in control, equals or exceeds the dollar limit provided in Section 280G of the Code (generally, this dollar limit is equal to three times the five-year historical average of the individual's annual compensation received from the Company), then the entire amount exceeding the individual's average annual compensation will be considered an excess parachute payment. The recipient of an excess parachute payment must pay a 20% excise tax on this excess amount and the Company cannot deduct the excess amount from its taxable income.

        Internal Revenue Code Section 409A.    Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the 2010 Stock Plan (such as stock units). The intent is for the 2010 Stock Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

        New Plan Benefits.    All 2010 Stock Plan awards are granted at the 2010 Stock Plan Committee's discretion, subject to the limitations contained in the 2010 Stock Plan. Therefore, future benefits and amounts that will be received or allocated under the 2010 Stock Plan are not presently determinable. For information with respect to equity grants made to our "Named Executive Officers" (i.e, our Chief Executive Officer, President, Chief Financial Officer, General Counsel and President-The Cheesecake Factory Bakery Incorporated) in fiscal 2013 under the 2010 Stock Plan, please see the sections entitled Grant of Plan Based-Awards in Fiscal 2013, Equity Grants in 2014 and Outstanding Equity Awards in this Proxy Statement. As of April 1, 2014 the fair market value of a share of our common stock (as determined by the closing price quoted by the NASDAQ Global Select Market on that date) was $48.80.

        Existing Plan Benefits    The following table sets forth the number of shares subject to all stock options granted through April 1, 2014 under the 2010 Stock Plan. These share numbers do not take into account the effect of options that have been exercised or were cancelled or that expired unexercised and do not reflect shares subject to other types of awards that have been granted to participants under the 2010 Stock Plan.

Name and Position	Number of Option Shares

David Overton, Chairman of the Board and Chief Executive Officer	590,000
David M. Gordon, President*	83,500
Michael E. Jannini, former President*	40,000
W. Douglas Benn, Executive Vice President and Chief Financial Officer	66,500
Debby R. Zurzolo, Executive Vice President and General Counsel, and Secretary	60,000
Max S. Byfuglin, President, The Cheesecake Factory Incorporated Bakery	57,500
All current executive officers as a group*	857,500
All non-employee directors as a group**	0
All employees as a group (excluding executive officers)	1,230,750
*
Mr. Jannini's employment with the Company terminated on February 16, 2013. David M. Gordon was appointed President of the Company effective February 18, 2013.

**
Non-employee directors are not eligible to participate in the 2010 Stock Plan.

Equity Compensation Plan Information

        The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options under all of our equity compensation plans as of December 31, 2013, the last day of fiscal 2013. Please see page 4 of this Proxy Statement for information regarding the number of shares available for future issuance as of April 1, 2014, the last day of our first fiscal quarter of 2014.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by stockholders(2)	4,827,905	23.70	1,742,590
Equity compensation plans not approved by stockholders	—	—	—
Total	4,827,905	23.70	1,742,590

(1)
Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted shares, awards of deferred shares or as payment for performance shares or performance units.

(2)
Our 2010 Stock Plan was approved by our stockholders on June 2, 2010, and amended by our Board on February 26, 2013 and April 3, 2014. The 2010 Stock Plan replaced the 2001 Stock Plan with respect to equity grants made on or after June 2, 2010. Any remaining shares available for grant under the 2001 Stock Plan were canceled upon stockholder approval of the 2010 Stock Plan. Our 2001 Stock Plan and Non-Employee Director Stock Plan each were approved by the stockholders in 2001 and 1997, respectively, and amendments thereto were subsequently approved by our stockholders at our 2004 annual meeting. The Non-Employee Director Stock Plan expired on May 13, 2007, and we currently do not have a stock plan from which we grant shares to non-employee directors. In 2000, our Board adopted the Year 2000 Omnibus Performance Stock Plan ("2000 Plan") which was subsequently amended by the Board and approved by our stockholders at the 2004 annual meeting of stockholders. Of the total number of shares to be issued upon exercise of options outstanding at January 1, 2014, 12,500 shares were outstanding under the 2000 Plan pursuant to options granted prior to approval of the 2000 Plan by our stockholders. Named Executive Officers were not eligible to participate in the 2000 Plan, which expired on May 18, 2009.

Required Vote

        We are asking you to approve the Amendment to the 2010 Stock Plan to increase the share authorization by 230,000 shares, from 6,550,000 shares to 6,780,000 shares. This approval requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to be voted on Proposal 2. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 2 and will have the effect of a vote "AGAINST" this Proposal 2. Broker non-votes will not be considered as present and entitled to vote on this Proposal 2. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 2 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF
THE AMENDMENT TO THE 2010 STOCK PLAN
TO INCREASE THE SHARE AUTHORIZATION

PROPOSAL THREE
Ratification of Selection of Independent Registered Public Accounting Firm

        The Audit Committee of our Board has selected PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm to conduct the audit of our books and records for fiscal 2014. PwC has served as our independent registered public accounting firm since our initial public offering in 1992. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement should they so desire.

        Although our governing documents do not require us to submit this matter to stockholders, the Board believes that asking stockholders to ratify the appointment is consistent with best practices in corporate governance. If stockholders do not ratify the selection of PwC, the Audit Committee will regard such vote as a direction to consider the selection of a different independent registered public accounting firm. Even if the selection of PwC is ratified by the stockholders, the Audit Committee has the discretion to select a different independent registered public accounting firm at any time if it determines that a change would be in our and our stockholders' best interests.

Independent Registered Public Accounting Firm Fees and Services

        The following table sets forth the aggregate fees billed by PwC to us during the last two fiscal years:

	Fiscal 2013	Fiscal 2012
Audit Fees	$579,388	$559,629
Audit-Related Fees	—	—
Tax Fees	32,294	29,419
All Other Fees	1,800	1,800

Total Fees	$613,482	$590,847

        Audit Fees represent the aggregate fees billed by PwC for the audit of our annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, and services normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

        Tax Fees represent the aggregate fees billed by PwC for tax compliance services, tax advice and tax planning services.

        All Other Fees represent the aggregate fees billed by PwC for access to their accounting literature research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. The Audit Committee established a policy requiring that it pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence as well as whether the independent auditor can provide the most effective and efficient service, for reasons such as familiarity with our business, staff members, culture, accounting systems, risk profile and other factors, and input from our management. The Audit Committee's charter authorizes the Audit Committee to delegate to one or more of its members the authority to pre-approve audit and permissible non-audit services, provided that those members report any pre-approvals to the full Audit Committee. The Audit

Committee delegated the authority to address any requests for pre-approval of services between Audit Committee meetings to its Chair, provided that the amount of fees for any particular services requested does not exceed $10,000 and the Chair reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee's responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits our auditors from providing internal control-related services to us unless such engagement has been specifically pre-approved by the Audit Committee. None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Required Vote

        The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2014 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 3 and will have the effect of a vote "AGAINST" Proposal 3. Broker non-votes will not be considered as present and entitled to vote on this Proposal 3. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 3 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

PROPOSAL FOUR
Non-Binding Advisory Vote on Executive Compensation

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and as a matter of good corporate governance practices, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC (commonly referred to as a "say-on-pay vote"). We intend to present this non-binding, advisory vote on executive compensation to our stockholders on an annual basis. Accordingly, you may vote on the following resolution at the 2014 Annual Meeting:

        "RESOLVED, that the compensation paid to the Company's Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement, is hereby APPROVED."

        As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, our compensation programs are designed to motivate our executives to drive the success of our Company. We believe that our compensation programs play a material role in our ability to achieve strong financial results, even during difficult economic times, and attract, retain and motivate a highly experienced and successful team to manage our Company. Our compensation programs, with a balance of short-term incentives (including performance-based cash bonus awards), long-term incentives (including stock options and restricted stock awards that generally vest over five years) and executive stock ownership guidelines, reward sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement for a full description of our executive compensation programs.

        This vote is advisory only and non-binding. The Board and the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate.

Required Vote

        The approval of the resolution set forth above requires the affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions will be included in the number of shares present and entitled to vote on this Proposal 4 and will count as a vote "AGAINST" Proposal 4. Broker non-votes will not be considered as present and entitled to vote on this Proposal 4. Therefore, a broker non-vote will not be counted and will have no effect on this Proposal 4 other than to reduce the number of affirmative votes required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE RESOLUTION SET FORTH ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our Board of Directors and Director Nominees

        The Board nominated all seven of the Company's current directors for re-election at the Annual Meeting to serve a one-year term expiring at the next annual meeting of shareholders and until their respective successors are elected and duly qualified. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Name	Age	Position	Director Since	Current Term Expiration
David Overton	68	Chairman of the Board, Chief Executive Officer	1992	2014
Alexander L. Cappello	58	Director	2008	2014
Jerome I. Kransdorf	75	Lead Director	1997	2014
Laurence B. Mindel	76	Director	2012	2014
David B. Pittaway	62	Director	2009	2014
Douglas L. Schmick	66	Director	2012	2014
Herbert Simon	79	Director	2011	2014

        David Overton has served as our Chairman of the Board and Chief Executive Officer since our incorporation in February 1992. He co-founded the Company with his parents, Evelyn and Oscar Overton. Mr. Overton created the Company's namesake restaurant and opened the first The Cheesecake Factory restaurant in 1978 in Beverly Hills, California. He grew The Cheesecake Factory® into an international chain and created two other concepts, Grand Lux Cafe® and RockSugar Pan Asian Kitchen®. Under Mr. Overton's leadership, the Company's revenues reached $1.87 billion in 2013, with The Cheesecake Factory leading the casual dining industry in average annual sales per restaurant of $10.4 million in fiscal 2013. Mr. Overton's professional honors include the International Foodservice Manufacturers Association "Silver Plate Award," recognizing the most outstanding and innovative talent in foodservice operations; the "Executive of the Year Award" from Restaurants & Institutions Magazine; the "MenuMasters Hall of Fame Award" from Nation's Restaurant News, for his outstanding contributions to menu design and foodservice research and development, and the "Entrepreneur of the Year" in the Food Services category for the Los Angeles region by Ernst & Young, for his demonstrated excellence and extraordinary success in innovation, performance and personal commitment to The Cheesecake Factory and the communities our restaurants serve. In 2013, Mr. Overton was honored with the Leadership Roundtable-Industry Leadership Award. Mr. Overton is also one of the founding members and directors of The Cheesecake Factory Oscar and Evelyn Overton Charitable Foundation ("Foundation"), a 501(c)(3) qualified, non-profit charitable organization which raises funds for a variety of worthy causes and provides a means for the Company's staff members to perform charitable work in their communities.

        Alexander L. Cappello is Chairman and Chief Executive Officer of Cappello Global LLC, a global merchant banking firm. He formerly served as Chairman and Chief Executive Officer of Cappello Capital Corp, which conducted business in over 50 countries. Mr. Cappello has 40 years of global experience in corporate management, corporate finance, investment banking and merchant banking. He currently serves as a director of a number of private companies, as well as an advisory board member of the RAND Corporation Center for Middle East Public Policy. In addition, he served as a director for a number of public companies prior to their acquisition or privatization, including Koo Koo Roo, Inc., Cytrx Corp. and Genius Products, Inc.

        Jerome I. Kransdorf has more than 45 years of investment management experience. He currently serves as President of JaK Direct, a division of Muriel Siebert & Co., Inc. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

        Laurence B. Mindel has 44 years of experience as a restaurant creator, developer and operator and is currently a Managing Partner of Poggio Trattoria, an award-winning Italian restaurant and Copita Tequileria Y Comida, a "modern" Mexican restaurant, both located in Sausalito, California. In 1970, he co-founded Spectrum Foods whose restaurant portfolio included, among others, California-based restaurants Ciao, Prego, MacArthur Park, Guaymas and Harry's Bar. Following the acquisition of Spectrum Foods by Saga Corp. (NYSE) in 1984, Mr. Mindel served as President of Saga's restaurant group where he directed the operations of more than 200 restaurants with combined revenue of over $375 million. When Saga was acquired in 1986, Mr. Mindel founded Il Fornaio, a restaurant and bakery company which became public in 1997 (NASDAQ) and was subsequently taken private in 2001. His professional honors include Nation's Restaurant News "Golden Chain" award, International Foodservice Manufacturers Association "Gold Plate" award, and Food Arts Magazine "Silver Spoon" award and in 1998, he was inducted into the California Restaurant Association's Hall of Fame. In 1985, Mr. Mindel became the first American and the first person of non-Italian descent to be awarded the Caterina de Medici Medal from the Italian government, recognizing excellence in the preservation of Italian heritage outside of Italy.

        David B. Pittaway is Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc., a private equity firm. He has been with Castle Harlan since 1987. Mr. Pittaway also has served as Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998, Mr. Pittaway was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Previously, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm. Mr. Pittaway is a member of the boards of directors of Bravo Brio Restaurant Group (BRIO) and the Dystrophic Epidermolysis Bullosa Research Association of America. He was formerly a director of Morton's Restaurant Group and McCormick & Schmick's Seafood Restaurants. In addition, he is a director and co-founder of the Armed Forces Reserve Family Assistance Fund.

        Douglas L. Schmick began his restaurant career over 40 years ago and developed several brands, most notably McCormick & Schmick's Fresh Seafood Restaurants. Beginning with Jake's Famous Crawfish restaurant in Portland, Oregon, Mr. Schmick and his partner became leaders and innovators in the affordable, upscale seafood segment and grew the McCormick & Schmick's organization to 96 restaurants nationwide. Mr. Schmick served as Chief Executive Officer and Chairman of the Board for that company from 1974 through 1999 and again from 2007 through 2008. During those years, he guided McCormick & Schmick's through several iterations of ownership, including becoming a publicly-traded company in 2004. He then served as Chairman of the Board until the company's sale in 2012. In 2013, Mr. Schmick joined the Board of Directors of Chuy's Inc., a public company, and Anthony's Coal Fired Pizza, a private group. Mr. Schmick has received many accolades for his work in the restaurant industry, including being named the Ernst & Young Regional Entrepreneur of the Year in 2008.

        Herbert Simon is the Chairman Emeritus of the board of Indianapolis-based Simon Property Group, Inc., a member of the S&P 500 and the largest U.S. publicly-traded real estate company, and has served on its board since 1993. Throughout his career, Mr. Simon has maintained a leadership position within the retail property industry by developing high profile retail facilities, including, but not limited to, The Forum Shops at Caesars, Roosevelt Field, and The Fashion Centre at Pentagon City. Additional diversified business interests beyond real estate include ownership of a National Basketball Association's franchise, the Indiana Pacers. Mr. Simon also served as the former Chairman of the National Basketball

Association's Board of Governors and continues to serve as a member of such board. He is also active in numerous community and civic organizations

        Except as set forth above, each nominee has been engaged in his principal occupation described above during the past five years. There are no family relationships between any of our directors or executive officers as defined under SEC and NASDAQ rules.

Director Independence

        The Board has determined each of the following directors to be an "independent director" as defined under SEC and NASDAQ rules and under the Company's Policies and Procedures Regarding Board of Director Candidates discussed below in the Director Nominations Process section of this Proxy Statement: Alexander L. Cappello; Jerome I. Kransdorf; Laurence B. Mindel; David B. Pittaway; Douglas L. Schmick; and Herbert Simon. In this Proxy Statement, these six directors are referred to individually as an "Independent Director" and collectively as the "Independent Directors."

Board Leadership Structure and Lead Director

        Our Chief Executive Officer, David Overton, also serves as Chairman of our Board. Mr. Overton, who founded the Company along with his parents, Oscar and Evelyn Overton, was the driving force behind the creation and opening of The Cheesecake Factory restaurant concept and has served in a combined role as Chief Executive Officer and Chairman since 1992. We believe this leadership structure enables Mr. Overton to function as the critical link between the Board and the operating organization. It also streamlines communications with and among the Board on key topics such as our strategic objectives and long-term planning.

        In addition to Mr. Overton's leadership on the Board, we determined that the appointment of an independent, lead director ("Lead Director") would be appropriate in order to establish another layer of Board oversight, share certain responsibilities with, and facilitate communication between, our Chairman and our Independent Directors, and continue to follow best practices in corporate governance. To this end, in June 2008, the Board adopted a policy regarding the appointment of a Lead Director—one Independent Director who is selected annually by the Independent Directors. Mr. Kransdorf currently serves as Lead Director.

        The Lead Director presides at executive sessions of the Independent Directors, serves as principal liaison between the Independent Directors and the Chairman of the Board, coordinates the agenda and materials for meetings of the Board, advises the Chairman of the Board concerning scheduling of meetings, makes recommendations to the Chairman of the Board regarding the retention of advisors and consultants who report directly to the Board, makes recommendations to the Board regarding significant corporate governance issues, oversees the Governance Committee's review of our compliance with corporate governance policies adopted by the Board, chairs quarterly meetings of the Independent Directors, and oversees the annual evaluation of the Board and its committees. Our policy regarding the responsibilities of our Lead Director is available on our website. For information on where to access this document, please see the section below entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

Role of Board of Directors in Risk Oversight

        While the Audit Committee of the Board monitors risks related to our financial statements, the Board has determined that oversight of Company-wide risk should remain with the full Board due to the strategic nature of enterprise risk management and the Board's desire to receive feedback from a broad spectrum of disciplines regarding management's plans with respect thereto. The Board meets regularly with our management to review the effectiveness of processes for identifying and managing significant risks. The

Board also reviews with management the strategic objectives that may be affected by identified risks, the level of appropriate risk tolerance, our plans for monitoring, mitigating and controlling risk, the effectiveness of such plans and our disclosure of risk.

        The Board receives information regarding risk management from members of our executive management. Previously, we maintained an Enterprise Risk Management Committee ("ERM") that provided periodic reports to the Board. On August 1, 2013, in order to more efficiently review the Company's risk management programs, the Board disbanded the ERM, and the full Board retained oversight over enterprise risk management matters, including the Company's implementation of a risk oversight framework, and review of the effectiveness of such framework.

Meeting Attendance

        During fiscal 2013, the Board held fourteen meetings and the Independent Directors held three executive sessions. Meetings include both in-person and telephonic meetings. For information regarding committee composition and number of committee meetings held during fiscal 2013, please see the section below entitled Committees of the Board of Directors. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he served.

        Our policy regarding Board members' attendance at our annual meeting of stockholders and our procedure for annual committee membership and chair assignments are both available on our website in our Corporate Governance Guidelines. For information on where to access this document, please see the section below entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website. The following Directors were present at the 2013 annual meeting; Alexander Cappello, Jerome Kransdorf, Laurence Mindel, David Pittaway and Douglas Schmick. Mr. Overton and Mr. Simon were not present at the meeting.

Committees of the Board of Directors

        The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Committee membership since our 2013 annual meeting of stockholders was as follows:

Board Member	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
David Overton, Chairman of the Board	-	-	-
Alexander L. Cappello	Member*	Chair	-
Jerome I. Kransdorf, Lead Director	-	Member	Chair
Laurence B. Mindel	-	Member	Member
David B. Pittaway	Chair*	-	-
Douglas L. Schmick	Member*	-	-
Herbert Simon	-	Member	Member
Number of Meetings in 2013	12	14	3
*
Designated by the Board as an "audit committee financial expert"

        The Board determined that each member of the committees of the Board in service for all of fiscal 2013 met the independence requirements applicable to those committees under SEC and NASDAQ rules. The Governance Committee recommends committee membership and chair assignments to the Board, which the Board considers when making committee membership and committee chair assignments at its meeting immediately following each annual meeting of stockholders. Changes to committee assignments are also made from time to time during the course of the year, as deemed appropriate by the Board. The role of each committee is described below.

        Audit Committee.    The Audit Committee operates pursuant to a written charter and is primarily responsible for monitoring the quality and integrity of our financial statements and related disclosure, and systems of internal controls regarding risk management, finance and accounting; our compliance with legal and regulatory requirements; our independent auditor's qualifications and independence; and the performance of our internal audit function and independent auditors. The Audit Committee provides an avenue of communication among the independent auditors, management and the Board and issues the report of the Audit Committee required by the SEC to be included in our proxy statement.

        The Audit Committee conducts an annual performance evaluation of its charter, composition, complaint procedures, financial oversight responsibilities and other matters. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our public accounting firm engaged to issue an audit report or perform other audit, review or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work, to be performed by our external auditors after considering its permissibility under SEC rules and its impact on our auditor's independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

        We adopted a written Code of Ethics for our directors, executive officers and senior financial officers, a copy of which is available on our website. Our Code of Ethics requires prompt reporting of potential conflicts to the Audit Committee.

        Pursuant to its charter, the Audit Committee reviews our policies and procedures relating to conflicts of interest and approves any proposed "related person transaction." For this purpose, "related person transaction" means a transaction required to be disclosed pursuant to Item 404 of Regulation S-K adopted by the SEC. For a discussion of our policies with respect thereto, see Policies Regarding Review, Approval or Ratification of Transaction with Related Persons in this Proxy Statement.

        Our Vice President of Internal Audit reports directly to the Audit Committee and is responsible for conducting comprehensive audits of our internal financial controls and the operational effectiveness of related activities and systems.

        Compensation Committee.    The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining the compensation of our Chief Executive Officer and all other executive officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for executive officers and prepares, or causes to be prepared, the Compensation Committee Report in our proxy statement. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation advisor retained by the Committee. The Compensation Committee also makes recommendations to the Board concerning non-employee director compensation.

        The Compensation Committee approves and administers our incentive compensation programs, including our equity and bonus incentive plans. The Compensation Committee makes recommendations to the Board with respect to incentive and equity compensation plan structure and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee authorizes and approves all grants of equity compensation to our employees under our equity compensation plans. The Compensation Committee conducts an annual evaluation of its charter.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee ("Governance Committee") operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the Board with respect to corporate governance standards, corporate governance proposals from stockholders, the establishment and composition of committees of the Board and potential candidates for nomination as Board members. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and makes recommendations to the Board concerning nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee conducts an annual evaluation of its charter.

        Other Committees.    The Board of Directors has the discretion to establish other committees and subcommittees from time to time. No additional committees or subcommittees have been established at this time.

        Committee Charters.    All of our committee charters are available on our website. For information on where to access these documents, please see the section entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

Designation of Audit Committee Financial Experts

        With the assistance of our outside legal counsel, the Board reviewed the applicable legal standards for independence and criteria for determination as to each individual who may be deemed an "audit committee financial expert," as well as responses to annual questionnaires completed by the directors, and has determined that each of David B. Pittaway, Chairman of the Audit Committee, and Audit Committee members Alexander L. Cappello and Douglas L. Schmick is an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K adopted by the SEC.

Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website

        Our Board is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. In the spirit of this commitment, the Board has adopted a Summary of Corporate Governance Principles and Guidelines ("Corporate Governance Guidelines") which includes, among other topics, the size and operations of our Board and its committees, independence of directors, selection and responsibilities of our Lead Director, Board membership criteria, service by our Board members on boards of other publicly traded companies, director and executive officer stock ownership guidelines and holding periods, our Board member retirement policy, and our policy on communicating concerns to our Board. In addition, the Corporate Governance Guidelines address certain requirements for continuing education of our directors.

        Our Corporate Governance Guidelines, as well as other corporate governance information listed below, are available on our website at www.thecheesecakefactory.com, by clicking on the link for "Investors" and "Corporate Governance":

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  Bylaws

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  Code of Ethics for Executive Officers, Senior Financial Officers and Directors

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  Code of Ethics and Code of Business Conduct

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  Policy on Lead Director

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  Committee Charters (Audit, Compensation and Corporate Governance and Nominating)

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  Equity Grant Procedures

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  Policy on Reimbursement of Incentive Payments

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  Policies Regarding Board of Director Candidates

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  Succession Planning Policy Statement

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  Director and Executive Officer Stock Ownership Guidelines

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  Director Education Policy

        The contents posted on our website are not incorporated by reference into this Proxy Statement or any of our filings with the Securities and Exchange Commission and may be revised by us (in whole or in part) at any time and from time to time.

Stockholder Communications with the Board of Directors

        Our Corporate Governance Guidelines described above include the policy our Board has adopted for stockholders and employees who wish to communicate any concern directly to the Board. Please refer to Section VI of our Corporate Governance Guidelines for a description of this process.

Director Nominations Process

        The Board adopted a policy and procedure regarding Board candidates ("Nominations Policy"). The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Board's recommended slate of director nominees. The Governance Committee of the Board administers the Nominations Policy and is responsible for identifying candidates for nomination or appointment to the Board. To fulfill this function, the Governance Committee at least annually reviews the size and composition of the Board and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with our Certificate of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

        We implemented a majority vote policy which is set forth in our Bylaws such that in order to be considered for nomination by the Board, an individual must agree that, if elected, he or she will submit an irrevocable resignation effective upon (i) the director's failure to receive a majority vote in an uncontested election at which he or she is subject to reelection, and (ii) acceptance of the resignation by the Board.

        Minimum Qualifications.    The Governance Committee established the following minimum qualifications for candidates for nomination to the Board:

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  Each candidate must consent in writing to be named in our proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

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  Each candidate must agree that if elected he or she will submit an irrevocable resignation to our corporate Secretary promptly following his or her election or reelection that will be effective upon (i) such director's failure to receive a "majority vote" for reelection in any "uncontested election" (as those terms are defined in our Bylaws) at which he or she is subject to reelection; and (ii) acceptance of that resignation by the Board in accordance with the Bylaws and any policies and procedures adopted by the Board for such purposes.

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  Each candidate's service as a director must not cause us or any of our subsidiaries to lose, or to be threatened with the loss of, any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

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  Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field.

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  Each candidate shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

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  No candidate or family member (as defined under NASDAQ rules) of a candidate may have any current material personal, financial or professional interest in any company which is determined by the Committee to be a significant competitor of ours.

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  Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee's sole judgment, interfere with or limit his or her ability to do so.

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  Each candidate shall be prepared not to serve as a member of the board of directors of more than two publicly traded companies in addition to ours without prior approval of the majority of the Independent Directors.

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  Each candidate shall not have attained the age of 79 as of the date of appointment or election to the Board(1).

(1)
The Board waived this policy with respect to Herbert Simon when it determined that, because of the unique skill set that Mr. Simon continues to provide to the Board, it is in the best interests of the Company and its stockholders to allow Mr. Simon, who had attained the age of 79 in October 2013, to be considered for election to the Board at the Annual Meeting.

        Criteria for Evaluating Candidates; Diversity.    In evaluating nominations, the Governance Committee will seek to achieve a balance of different capabilities and overall diversity in the areas of personal and professional experiences and backgrounds, financial, managerial and operational knowledge; variety of opinions and perspectives; and other differentiating characteristics with the goal of seeking and selecting candidates who will enhance the Board's ability to adequately perform its responsibilities, increase stockholder value and adhere to good corporate governance practices.

        The Governance Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board and its committees:

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  Satisfaction of the minimum qualifications established by the Governance Committee.

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  Education and other training.

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  Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

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  Whether the candidate is a party to any action or arbitration adverse to us or any of our subsidiaries.

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  Whether the candidate would qualify as an "independent" director as defined by NASDAQ's listing standards.

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  Whether the nomination and election of the candidate would result in less than two-thirds of the Board being "independent directors" as defined by NASDAQ's listing standards.

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  Whether the candidate would qualify as an "audit committee financial expert."

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  Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by us pursuant to Item 401(f) ("Involvement in Certain Legal Proceedings") of Regulation S-K.

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  Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 ("Transactions with Related Persons, Promoters and Certain Control Persons") of Regulation S-K.

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  The candidate's reputation for judgment and honesty.

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  Whether we would be required to disclose any of the relationships described in Item 407(e) of Regulation S-K.

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  The number and identity of any other boards of directors of which the candidate is a member.

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  Other professional and personal commitments that could affect the candidate's ability to serve.

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  Whether the candidate has provided accurate and complete responses to any requests for additional information by the Governance Committee.

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  Other relevant characteristics that would enhance the Board's ability to adequately perform its responsibilities, increase stockholder value, and adhere to good corporate governance practices.

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  Any history of criminal convictions.

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  Whether the candidate has agreed to be interviewed by the Governance Committee, if requested.

        Qualifications of Current Directors and Director Nominees.    As described above, the Governance Committee of the Board evaluates the qualifications of our director nominees prior to each annual meeting of stockholders. As part of this evaluation process, the Governance Committee reviews the current composition of the Board and assesses whether the qualifications of each director continue to meet the Committee's requirements for Board service. The following is a description of the particular experience, qualifications, attributes and skills that led the Governance Committee to recommend, and the Board to nominate, each person listed below as a director of the Company.

        David Overton has served as our Chief Executive Officer and Chairman of the Board since our incorporation in February 1992. When evaluating Mr. Overton's qualifications for continuation of his Board service, the Governance Committee and Board considered Mr. Overton's essential leadership role with us, his unique perspective and understanding of our mission, vision and values, the extent and depth of his knowledge and experience related to us and our concepts, and the importance of Mr. Overton's strategic vision.

        Alexander L. Cappello has served on the Board since 2008. When evaluating Mr. Cappello's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Cappello's extensive executive management and financial background, international business experience, international management and marketing experience, prior service as Lead Director of our Company, service as the Chair of our Compensation Committee and member of our Audit Committee, current status as an "independent director" for purposes of NASDAQ and SEC rules, designation by our Board as an "audit committee financial expert," former service on the boards of other public companies, including another restaurant company, and corporate governance expertise.

        Jerome I. Kransdorf  has served on the Board since 1997. When evaluating Mr. Kransdorf's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Kransdorf's more than 45 years of investment management experience, his depth of knowledge and experience specific to us, his current service as Chair of the Governance Committee and member of the Compensation Committee, his prior service on the Audit Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        Laurence B. Mindel has served on the Board since March 2012. When evaluating Mr. Mindel's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Mindel's 44 years' experience in the restaurant industry, both as a concept creator and an operator, his experience guiding a publicly-traded restaurant company, his current status as an "independent director" under NASDAQ and SEC rules, and his prior service as a member of the Compensation Committee.

        David B. Pittaway  has served on the Board since 2009. When evaluating Mr. Pittaway's qualifications for continuation of his Board service, the Governance Committee and the Board considered his extensive financial and industry experience, including his service on audit committees of other public restaurant companies, his legal background and familiarity with SEC rules and regulations related to public companies, his current status as an "independent director" for purposes of NASDAQ and SEC rules, and his service as a member (and now Chairman) of our Audit Committee and his designation by our Board as an "audit committee financial expert."

        Douglas L. Schmick has served on the Board since August 2012. When evaluating Mr. Schmick's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Schmick's nearly 40 years in the restaurant industry, both as a concept co-creator and operator, his experience guiding a publicly-traded restaurant company, his current status as an "independent director" under NASDAQ and SEC rules, his prior service as a member of the Audit Committee and his designation by our Board as an "audit committee financial expert".

        Herbert Simon has served on the Board since June 2011. When evaluating Mr. Simon's qualifications for continuation of his Board service, the Governance Committee and the Board considered Mr. Simon's considerable domestic and international commercial real estate experience, including his tenure with Simon Property Group, a publicly-held real estate investment trust of which he is Chairman Emeritus and a member of the board of directors, his service as a member of the Compensation Committee, and his current status as an "independent director" under NASDAQ and SEC rules.

        General Nomination Right of All Stockholders.    Stockholders may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the advance notice, information and consent provisions contained in our Bylaws. Stockholder nominations for the election of directors may only be made by a stockholder of record on both the date of giving notice and on the record date for such meeting by giving timely written notice to our Secretary at our principal offices. Such notice must be received no less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. If notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever is first, or no less than 90 days or more than 120 days prior to the annual meeting.

        In the event that we increase the number of directors to be elected and we make no public announcement, at least 100 days prior to the first anniversary of the preceding year's annual meeting, in which we name all of the nominees for director or specify the size of the increased Board of Directors, a stockholder's notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, our principal executive offices (addressed to our Secretary) no less than 10 calendar days following the day on which we make the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides written notice to our Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder's notice must include all of the information required by our Bylaws. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

        The foregoing summary is not a complete description of the provisions of our Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to our Secretary at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section above entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

        Stockholder Recommendations to the Governance Committee for Nomination of Directors.    Our Bylaws provide that a stockholder of record may also recommend a candidate for consideration by the Governance Committee. Pursuant to our Bylaws, and in order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation must be delivered to, or mailed and received at, our principal executive offices (addressed to the attention of the Secretary) no earlier than one hundred twenty (120) days and not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders. With respect to the 2015 annual meeting of stockholders, recommendations must be received no earlier than January 29, 2015 and no later than February 28, 2015. The stockholder's recommendation must include all of the following:

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  The stockholder's name, address and telephone number.

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  The recommended candidate's name, address and telephone number.

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  The written consent of the recommended candidate to be named in our proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

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  A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

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  A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

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  Information regarding the recommended candidate as to each of the criteria identified above for evaluating recommendations.

        Evaluation of Candidates.    The Governance Committee will consider all candidates identified through the process outlined above and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Governance Committee's initial evaluation a candidate continues to be of interest to the Governance Committee, the Chair of the Governance Committee will interview the candidate and communicate his or her evaluation to the other committee members and the Chairman of the Board. Other members of the Governance Committee and senior management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members shall appoint another member of the Governance Committee to head the review process for the Chair's reconsideration.

        Future Revisions to the Nominations Policy.    The Governance Committee's Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nomination process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as our needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2013, Messrs. Cappello, Kransdorf, Mindel and Simon served on the Compensation Committee, with Mr. Cappello serving as Chairman. During fiscal 2013, no member of the Compensation Committee was an officer or employee of ours, a former officer of ours or of our subsidiaries or had a relationship requiring disclosure by us under Item 407(e) of Regulation S-K. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during fiscal 2013.

Board of Directors Compensation

        The following table sets forth information regarding the cash compensation arrangements for Independent Directors who served on our Board in fiscal 2013. Any members of the Board who is not an Independent Director does not receive fees for service on the Board or its committees.

Board of Directors Fees	Fiscal 2013

Annual retainer	$50,000
Cash payment in lieu of equity grant in 2013(1)	$85,000
Lead Director annual fee	$15,000
Audit Committee Chair annual fee	$15,000
Compensation Committee Chair annual fee	$10,000
Governance Committee Chair annual fee	$7,500
Enterprise Risk Management Advisory Committee Chair annual fee(2)	$7,500
Attendance at each in-person or telephonic meeting of the Board of Directors	$1,500
Attendance at in-person or telephonic committee meetings other than regularly scheduled telephonic meetings of the Compensation Committee(3)	$1,500
Attendance at regularly scheduled telephonic meetings of the Compensation Committee(3)	$1,000
(1)
The Board authorized a cash payment of $85,000 (payable in quarterly installments of $21,250 for each fiscal quarter or portion thereof) to each director in lieu of a stock option grant. Rather than offering equity awards to non-employee directors under an equity plan, we have adopted stock ownership guidelines for our directors in order to better align their interests with those of our stockholders.

(2)
Mr. Overton served as Chair of the Enterprise Risk Management Advisory Committee until such Committee's responsibilities were assumed by the full Board in August 2013. He received no fees for acting in such capacity since he is not an Independent Director.

(3)
If more than one meeting (in person or telephonic) occurs on any one day, only one attendance fee is paid for all meetings attended on that day.

        The annual fee, Lead Director fee, committee Chair fees and cash payments in lieu of equity grants are paid quarterly as earned, following the end of each quarter, unless otherwise noted. Board or committee meeting attendance fees are paid monthly, following the end of each month. No fees are paid to Independent Directors with respect to attendance at executive sessions of the Board.

        In order to continue to assure that the interests of our Independent Directors are aligned with the long-term interests of our stockholders, in 2009 we adopted a Non-Employee Director Stock Ownership

Policy which requires our non-employee directors to acquire and thereafter maintain ownership of shares of our Company's common stock equal in fair market value to three times their annual cash retainer. For a full description of our stock ownership policy, please see Director and Executive Stock Ownership Guidelines, Holding Periods and Other Requirements below.

        The following table sets forth certain information regarding the compensation earned by each Independent Director who served on our Board in fiscal 2013. Mr. Overton, as an employee of the Company, is not an Independent Director and is not compensated for his services on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2013

Name	Total Fees Earned or Paid in Cash(1)

Alexander L. Cappello	$180,500
Jerome I. Kransdorf(2)	$189,750
Laurence B. Mindel	$166,500
David B. Pittaway	$177,000
Douglas L. Schmick	$161,750
Herbert Simon	$159,250
(1)
Includes $85,000 cash payment in lieu of an equity grant ($21,250 per quarter or portion thereof of Board service in fiscal 2013). See description of Board compensation arrangements for fiscal 2013 set forth above.

(2)
Fees were earned and paid into a nonqualified deferred compensation plan account administered under The Cheesecake Factory Incorporated Executive Savings Plan. See Director Eligibility for Participation in the Executive Savings Plan below.

        As of December 31, 2013, the end of our 2013 fiscal year, the following directors held options exercisable for the number of shares of our common stock shown opposite their names in the table below under our Non-Employee Director Stock Plan, which expired in May, 2007. All outstanding options are fully vested.

Name	Number of Stock Options

Jerome I. Kransdorf	35,014

        Messrs. Cappello, Mindel, Pittaway, Schmick and Simon have not been granted equity in connection with their Board service.

        Director Eligibility for Participation in the Executive Savings Plan.    Members of the Board are eligible to participate in our Executive Savings Plan, a nonqualified deferred contribution plan, by contributing all or a portion of their director fees to this plan. We do not match contributions made by non-employee members of the Board to the Executive Savings Plan. Additional information regarding the Executive Savings Plan appears in the section of this Proxy Statement entitled Nonqualified Deferred Compensation.

        Reimbursement of Expenses and Other Perquisites.    Each Independent Director is entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of the Board or its committees and related activities, including director education courses and materials. Independent Directors also receive dining privileges at our restaurants.

 Indemnification of Officers and Directors

        As permitted by the Delaware General Corporation Law, our Certificate of Incorporation limits the personal liability of our directors for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, and/or (d) any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation also provides that we shall indemnify and advance indemnification expenses on behalf of all directors and officers of ours to the fullest extent permitted by Delaware law. Article VIII of our Bylaws also requires us, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification of advancement of expenses.

        We also entered into indemnification agreements with all of our directors and Named Executive Officers. Each indemnification agreement requires us to indemnify and hold harmless the director or Named Executive Officer to the fullest extent authorized by the laws of the State of Delaware. Each indemnification agreement also requires us, subject to specific terms and conditions, to advance expenses to the director or officer. Each indemnification agreement also sets forth various procedures and definitions with respect to indemnification and advancement of expenses. We also are obligated to maintain directors' and officers' liability insurance. With specified exceptions, we are not obligated to provide indemnification or advance expenses with respect to actions initiated by the director or officer or to indemnify the director or officer in connection with proceedings by us to enforce non-compete or non-disclosure agreements. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements

        Stock Ownership Guidelines for Directors.    The Board adopted stock ownership guidelines for non-employee directors in fiscal 2009 in order to further align the interests of our directors with the long-term interests of our stockholders. The guidelines, as amended, currently provide that, on or before December 31, 2013, all non-employee directors who were members of the Board at the time of adoption of the guidelines (currently, Messrs. Cappello, Kransdorf and Pittaway) are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a fair market value equal to three times the annual base cash retainer for non-employee directors ($50,000 as of December 31, 2013). In addition, within three years of their respective appointments, all newly appointed non-employee directors (currently, Messrs. Mindel, Schmick and Simon) are required to acquire (and thereafter maintain ownership of) a minimum number of shares of our common stock with a value equal to three times the annual base cash retainer payable to the non-employee directors. For purposes of this policy, stock ownership includes any shares owned by a director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the director retains beneficial ownership. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. A director is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if the purchase would result in a violation of our Special Trading Policy and Procedures and the addendum thereto. In such a scenario, the director is required to comply with the stock ownership guidelines as soon as reasonably feasible thereafter.

        All of our Board members are in compliance with our stock ownership policy as of the first day of our current fiscal year.

        Members of the Board, our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

        Stock Ownership Guidelines for Executive Officers.    In fiscal 2010, the Board adopted stock ownership guidelines for certain of our executive officers, including all current Named Executive Officers, in order to align the interests of our key executives with the long-term interests of our stockholders. The ownership guidelines provide that, on or before December 31, 2015, all individuals currently holding the positions with the Company listed below are required to acquire (and thereafter maintain ownership of) a minimum number of shares of the Company's common stock with a value equal to the multiple of such executive's annual base salary (excluding bonus), as follows:

Position with Company	Multiple of Salary

Chief Executive Officer of the Company	6 times annual base salary
President of the Company or of our wholly owned subsidiaries, The Cheesecake Factory Restaurants, Inc. or The Cheesecake Factory Bakery Incorporated	2 times annual base salary
Executive Vice President of the Company	2 times annual base salary

        In addition, within five years of the appointment of any newly appointed officer in the positions designated above (other than a newly-appointed Chief Executive Officer, who has seven years to comply), the newly appointed executive is required to acquire (and thereafter maintain ownership of) shares of our common stock with the value set forth above. For purposes of this policy, stock ownership includes (i) any shares owned by an executive or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive retains beneficial ownership, and (ii) unvested restricted stock or restricted stock units. The value of shares held is calculated once per year, on the first day of the fiscal year. For purposes of determining compliance with the policy, "value" means an assumed per-share value based on the average of the closing price of our common stock on the last day of each of the previous four fiscal quarters. An executive subject to this policy is not required to acquire shares of our common stock in accordance with the stock ownership guidelines if acquisition at such time would result in a violation of our Special Trading Policy and Procedures and the addendum thereto, in which event the executive is required to comply with the guidelines as soon as reasonably feasible thereafter. Certain hardship exceptions are available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

        All of our Named Executive Officers subject to our stock ownership policy are in compliance therewith as of the first day of our current fiscal year, in advance of the December 31, 2015 compliance date.

        Members of our Board, our officers and staff members are prohibited from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans.

Policies Regarding Review, Approval or Ratification of Transactions with Related Persons

        In accordance with its charter, our Audit Committee reviews and approves any proposed transactions with a "related person." Any related person transaction will be disclosed in the applicable SEC filing as required by SEC rules. For purposes of these procedures, "related person" and "transaction" have the meanings as defined in Item 404 of Regulation S-K. We had no reportable transactions with related persons required to be disclosed under Item 404 of Regulation S-K since the beginning of fiscal 2013.

FORWARD LOOKING STATEMENTS

        This Proxy Statement, including the section entitled Compensation Discussion and Analysis set forth below, contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 (as amended) and Section 21E of the Securities Exchange Act of 1934 (as amended) (the "Acts") . Words or phrases such as "believe," "plan," "will likely result," "expect," "intend," "will continue," "is anticipated," "estimate," "project," "may," "could," "would," "should," and similar expressions are intended to identify forward-looking statements. These statements, and any other statements that are not historical facts, are forward-looking statements and are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in our quarterly reports on Form 10-Q and current reports on Form 8-K, as filed with the SEC.

        Although we believe that the assumptions underlying forward-looking statements are reasonable, any of the assumptions could be incorrect, and there can be no assurance that forward-looking statements will prove to be accurate. Forward-looking statements speak only as of the date on which they are made. Except as may be required by law, we do not undertake any obligation to modify or revise any forward-looking statement to take into account or otherwise reflect subsequent events or circumstances arising after the date that the forward-looking statement was made.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis explains our strategy, design of, and decision-making related to our compensation programs and practices for our principal executive officer, our principal financial officer and our three other most highly compensated executive officers (collectively, "Named Executive Officers"). This Compensation Discussion and Analysis also explains how the compensation of our Named Executive Officers aligns with the interests of our stockholders, and is intended to provide perspective on the compensation information contained in the tables that follow this discussion.

        For fiscal 2013, our Named Executive Officers were:

  •
  David Overton, Chairman of the Board and Chief Executive Officer;

  •
  David Gordon, President, The Cheesecake Factory Incorporated(1);

  •
  Michael E. Jannini, former President, The Cheesecake Factory Incorporated(1);

  •
  W. Douglas Benn, Executive Vice President and Chief Financial Officer;

  •
  Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary; and

  •
  Max S. Byfuglin, President, The Cheesecake Factory Bakery Incorporated.

(1)
Mr. Jannini's employment with the Company terminated on February 16, 2013. David M. Gordon was appointed President of the Company effective February 18, 2013.

        While the principal purpose of this Compensation Discussion and Analysis is to review Named Executive Officer compensation, many of the programs discussed apply to other members of senior management who, combined with the Named Executive Officers, are collectively referred to herein as "executives."

Business Summary

        As of the Record Date we own and operate 169 The Cheesecake Factory® restaurants, 11 Grand Lux Cafe® restaurants, one RockSugar Pan Asian Kitchen® restaurant and two bakery production facilities. We have the flexibility in our restaurant designs to penetrate a wide variety of markets across varying population densities in both existing and new markets, and we intend to continue developing The Cheesecake Factory restaurants in high-quality, high-profile locations that meet our site standards. In addition to expanding The Cheesecake Factory concept, we seek to selectively pursue other opportunities to leverage the competitive strengths of our restaurant operations, which may include the expansion of our Grand Lux Cafe concept, the potential to expand RockSugar Pan Asian Kitchen and our development or acquisition of new restaurant concepts.

        We also intend to seek opportunities to expand both our restaurant operations and bakery sales internationally. In fiscal 2011, we announced our initial plans for international development through an exclusive licensing agreement with a restaurant and retail operator based in Kuwait to develop The Cheesecake Factory restaurants in the Middle East. As of April 1, 2014, this licensee operated four locations, two in the United Arab Emirates, and one each in Kuwait and the Kingdom of Saudi Arabia and has plans to open additional restaurants in these countries as well as in Lebanon, Qatar and Bahrain. In February 2013, we entered into an exclusive licensing agreement with a restaurant operator based in Mexico to develop The Cheesecake Factory restaurants in Mexico and Chile. This licensee's first restaurant is scheduled to open in fiscal 2014. In August 2013, we opened our first Company-owned and operated restaurant outside of the fifty United States in San Juan, Puerto Rico.

Fiscal 2013 Accomplishments

        We believe that our compensation philosophy and strategies have motivated our executives to achieve strategic and operational objectives that contributed to our strong results for fiscal 2013. A brief summary of some of our fiscal 2013 accomplishments follows:

  •
  Increased adjusted diluted net income per share by 11.7% from fiscal 2013;

  •
  Increased our operating income to approximately $160.4 million in fiscal 2013 from approximately $148.2 million in fiscal 2012;

  •
  Achieved an operating margin of approximately 8.5%, outperforming our selected peer group(1) by approximately 5.7 percentage points (or 570 basis points), and improved our operating margin for fiscal 2013, as compared to fiscal 2012, by approximately 35 basis points;

  •
  Achieved 16 consecutive quarters of improved comparable restaurant sales through the end of fiscal 2013, including in each quarter of fiscal 2013;

  •
  Increased our quarterly cash dividend by 17% only one year after initiating it, from $0.12 per share to $0.14 per share beginning in the third quarter of 2013;

  •
  Met our new restaurant development target with the opening of nine The Cheesecake Factory restaurants in fiscal 2013, including three relocations and our first owned and operated location outside of the 50 United States in San Juan, Puerto;

  •
  Supported the opening of the fourth The Cheesecake Factory restaurant in the Middle East and approved our first location to open under a licensing agreement in Mexico; and,

  •
  Continued our high level of guest satisfaction.

(1)
See page 49 of this Proxy Statement, under footnotes (3) in Targets for Participants Other than Bakery Division for a discussion as to the peers that comprise this peer group and why they were selected.

        The following table provides additional information related to our fiscal 2013 performance as compared to fiscal 2012.

	Fiscal 2013	Fiscal 2012
	(in thousands, except percentage and per share amounts)		Change %

Revenues	$1,877,910	$1,809,017	3.8
Comparable restaurant sales(1)	1.0%	1.9%	47
Income from operations	$160,954	$138,699	16.0
Diluted net income per share	$2.10	$1.78	18.0
Adjusted income from operations(2)	$160,393	$148,235	8.2
Adjusted diluted net income per share(2)	$2.10	$1.88	11.7
Stock price per share as of fiscal year-end	$48.27	$32.71	47.6
Adjusted operating margin(2)	8.6%	8.2%	4.9
(1)
Comparable restaurant sales includes The Cheesecake Factory and Grand Lux Cafe restaurants but does not include RockSugar Pan Asian Kitchen.

(2)
We calculate the adjusted measures presented above by eliminating the impact of items we do not consider indicative of our ongoing operations from income from operations, net income and diluted net income per share. We believe these non-GAAP measures provide additional information to facilitate the comparison of our past and present financial results. We utilize results that both include and exclude the identified items in evaluating business performance. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. In the future, we may incur expenses or generate income similar to the adjusted items.

        Following is a comparison between fiscal 2013 and fiscal 2012 with respect to a reconciliation of income from operations, net income and diluted net income per share to the corresponding adjusted measures (in thousands, except per share data):

	2013	2012
Net income	$114,356	$98,423
After-tax impact from:
Impairment of assets and lease terminations(1)	(337)	5,722
Proceeds from variable life insurance contract(2)	—	(419)

Adjusted net income	$114,019	$103,726

Diluted net income per share	$2.10	$1.78
After-tax impact from:
Impairment of assets and lease terminations	0.01	0.11
Proceeds from variable life insurance contract	—	(0.01)

Adjusted diluted net income per share(3)	$2.10	$1.88

(1)
Represents impairment and lease termination expenses and income related to seven The Cheesecake Factory and four Grand Lux Cafe restaurants. The pre-tax amounts associated with these items were ($561) and $9,536 in fiscal years 2013 and 2012, respectively. These amounts were recorded in impairment of assets and lease terminations.

(2)
Represents proceeds realized from a variable life insurance contract used to support our Executive Savings Plan, a non-qualified deferred compensation plan. This item is non-taxable and was recorded in interest and other expense, net.

(3)
Diluted net income per share may not add due to rounding.

Overview of Compensation Program

        Compensation Philosophy.    In order to maintain our leadership position in the industry and to continue growing our concepts, both domestically and internationally, we need to attract and retain highly motivated executives who bring experience, innovation and operational excellence to our Company. With this in mind, our compensation philosophy centers on:

  •
  Attracting and retaining industry-leading executives by paying competitive compensation relative to other companies within the restaurant industry and other industries from which we acquire talent;

  •
  Driving high performance by connecting compensation to our financial, operating, and strategic goals and results and by appropriately rewarding high performance;

  •
  Rewarding individual performance and contribution to our success; and

  •
  Enhancing stock price performance and aligning the interests of our executives with those of our stockholders by tying a substantial portion of our executive compensation to equity incentives and requiring stock ownership for our executive officers and non-employee directors.

        Elements of Compensation Program.    During fiscal 2013, our executive compensation and benefits consisted of the components listed in the table below, which provides a brief description of the principal types of compensation, how performance is factored into each type of compensation and the objectives served by each element.

Fiscal 2013 Principal Elements of Executive Compensation

Element	Description	Performance Considerations	Primary Objectives

Base Salary	• Fixed cash payment	• Based on level of responsibility, experience, individual performance, and expected future value / contribution	• Attract and retain talent • Provide competitive compensation • Recognize career experience and individual performance

Performance Incentive Plan	• Performance-based annual cash incentive	• Amount of award tied to level of achievement of objectives and management position, measured as a percentage of Base Salary	• Promote and reward high performance and achievement of Company and divisional annual financial and strategic objectives

Long-Term Stock Incentive Plan ("Stock Plan")	• Stock options • Restricted shares

•

Value of pay directly linked with long-term stock price performance

•

In fiscal 2013, restricted shares granted to our CEO included a stockholder approved performance criteria as a condition for vesting. Beginning in fiscal 2014, a stockholder approved performance criteria as a condition for vesting was added to all Named Executive Officer restricted share grants.

• Align executive interests with stockholder interests • Attract and retain talent • Reward individual performance through amount of awards granted and Company performance through stock price growth.

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and long-term disability insurance • Non-qualified deferred compensation plan • Defined benefit retirement agreement (for Chief Executive Officer only)	• Not applicable	• Attract and retain talent • Provide competitive compensation • Provide reasonable security to allow executives to perform at their best level

Executive Perquisites	• Company-leased vehicle or car allowance • Executive physical for Senior Vice Presidents and above only • Relocation benefits on a case-by-case basis • Vacation and Sabbatical Leave Program	• Not applicable	• Attract and retain talent • Provide competitive compensation • Promote health and wellbeing of senior executives (executive physical perquisite, Vacation and Sabbatical Leave Program only)

        Factors Considered in Making Compensation Decisions.    Our compensation strategy with respect to individual executives is flexible and enables us to appropriately differentiate and reward individuals with different experience and contributions, while taking into account:

  •
  Company financial and operational performance,

  •
  The executive's individual performance, experience and qualifications,

  •
  The scope of the executive's role,

  •
  The level of total compensation for our other senior executives, and

  •
  Competitive market data, which helps us evaluate how our executive pay levels compare to others in our industry and within the market in which we compete for talent.

        All of the factors set forth above are considered by the Compensation Committee in a subjective manner, without any specific formula.

Pay for Performance

        We believe in driving high performance by tying compensation to our financial, operating, and strategic goals and results, and by providing appropriate rewards. The Compensation Committee considers our competitive environment and historical financial performance when establishing performance targets for the next fiscal year. The Compensation Committee adjusts base salary and performance incentive compensation to reward executives when our financial and strategic objectives are accomplished and to withhold or limit salary increases and disapprove or reduce performance incentive compensation when we fail to fully accomplish our goals and drive results.

        Consistent with our belief in pay for performance, we design our executive compensation program, and particularly the compensation of our Chief Executive Officer, to reflect Company performance and our stock performance over time. Based on our performance in fiscal year 2013 as outlined above, Mr. Overton received 81.25% of his target bonus. (See Fiscal 2013 Performance Objective Achievement, below.) In fiscal 2012, we exceeded the performance criteria, and Mr. Overton received 110% of his target bonus. In fiscal year 2011 similar to fiscal 2013, we did not meet all of the performance criteria and, as a result, Mr. Overton received 80% of his target bonus. With respect to long-term incentives (now targeted for fiscal 2014 at approximately 65% for our Chief Executive Officer's total target compensation), the potential gains that could be realized from option exercises and restricted share vesting are directly impacted by our continued ability to drive even better financial performance in the future resulting in increased share price.

        In fiscal 2013, restricted shares granted to our Chief Executive Officer included stockholder approved performance criteria as a condition for vesting. Beginning in fiscal 2014, a stockholder approved performance criteria was added to all Named Executive Officer restricted share grants as a condition for vesting restricted shares.

        The Compensation Committee seeks to establish compensation packages that reward high performance. We look at different analytical assessments, including an alignment methodology performed by Farient Advisors, LLC, the Compensation Committee's independent compensation consultant ("Farient Advisors"). The Compensation Committee requested that Farient Advisors assess the relationship between our executive compensation and long-term performance. In addition to conducting quantitative analyses commonly relied upon by independent proxy governance organizations to test the alignment of our Chief Executive Officer's pay and performance, Farient used its pay for performance alignment model to test the alignment of our Chief Executive Officer's average annualized Performance-Adjusted Compensation ("PAC") (including salary, actual bonus, and the performance-adjusted value of long-term incentives) and performance, as indicated by Total Stockholder Return ("TSR"), defined as stock price appreciation plus dividends, as if those dividends had been reinvested in the Company's stock, over time. In doing so, Farient

Advisors compared our Chief Executive Officer's average annualized PAC over successive three-year rolling periods (beginning with the there-year period from January 1, 2002 to December 31, 2004 and ending with the there-year period from January 1, 2011 to December 31, 2013) to our compound annual TSR for the same 3-year rolling periods and tested the results against the companies in our peer group identified in upcoming section "Market Positioning, Comparison Group for Fiscal 2013" (modified to exclude Bloomin' Brands as there was limited public history and Chipotle Mexican Grill due to being an outlier in pay).

        As indicated by the chart below, Farient Advisors' analysis of the Company's pay for performance shows that our Chief Executive Officer pay has historically been and continues to be strongly aligned with the Company's performance and stockholders' interests. This is indicated by the fact that our Chief Executive Officer's annualized PAC has trended with the Company's performance. Specifically, when our TSR is higher, our Chief Executive Officer's PAC is higher, and conversely, when our TSR is lower, our Chief Executive Officer's PAC is lower. In addition, Farient's analysis indicated that our Chief Executive Officer's average annual PAC, considering the Company's size and the performance we delivered, has been and continues to be reasonable. Farient Advisors considers PAC to be reasonable for companies that generally pay Chief Executive Officers, on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient Advisors deems to be acceptable based on a company's size, peer group pay practices, and performance.

        Additionally, Farient Advisors concluded that we achieved aligned CEO compensation through:

  •
  Our consistent use of equity;

  •
  Our goal-setting in a competitive performance context;

  •
  Our longer vesting on options and restricted stock;

  •
  Clawback policy; and

  •
  Our Chief Executive Officer's significant stock ownership (8.3%) (as reported in April 19, 2013 proxy)

(1)
Peer group excludes data for Bloomin' Brands Inc. (limited public history) and Chipotle Mexican Grill Inc. (outlier)

        Pay Mix.    Our Compensation Committee seeks to maintain an emphasis on performance-based pay. A significant portion of our executives' compensation is at risk through short- and long-term incentive programs. We do not use specific percentages to allocate between cash and non-cash compensation and short-term versus long-term compensation; however, we believe a significant portion of our executives' pay should be performance-based. Mr. Overton has a proportionately greater percentage of performance-based compensation as compared to other Named Executive Officers because we believe he has a greater ability to influence the long-term performance of the Company.

        The following charts show each element of our compensation as a percentage of the target total compensation for our Chief Executive Officer and other Named Executive Officers, for fiscal years 2013, 2012 and 2011.

CEO Target Pay

Other NEO Target Pay

        The percentage of our performance-based pay remains a significant portion of total compensation for our Chief Executive Officer and our other named executives, which aligns our executive compensation programs with the interests of our stockholders. This alignment is strengthened further by:

  •
  Longer equity vesting periods than comparable companies in our industry (i.e., generally five years for stock options and restricted stock, versus three to four years for comparable companies);

  •
  Stock ownership policies for our Chief Executive Officer and other Named Executive Officers who, along with the members of our Board, as of the Record Date own (or have rights to acquire within 60 days of the Record Date for this Annual Meeting), in the aggregate, approximately 9.3% of our common stock; and

  •
  A "clawback" policy requiring executives to pay back any bonus deemed appropriate by the Audit Committee if we are required by law or applicable accounting or auditing standards to restate our financial statements to correct an accounting error as a result of material noncompliance with financial reporting requirements, and the bonus was directly based on results disclosed in those financial statements (see Clawback Policy in the Other Considerations section of this Compensation Discussion and Analysis).

2013 "Say on Pay" Advisory Vote on Executive Compensation

        The Company provided stockholders a "say on pay" advisory vote on its executive compensation at the Company's 2013 annual meeting of stockholders. The stockholders approved, by a vote of approximately 98% of shares represented in person or by proxy (not counting broker non-votes), the compensation program and policies and the compensation paid to the Company's Named Executive Officers as presented in the proxy statement for the 2013 annual meeting of stockholders. In light of the favorable "say on pay" vote, the Compensation Committee did not materially adjust the Company's compensation programs and strategies, other than to adopt a value-based equity grant approach. The Company intends to provide stockholders with a "say on pay" advisory vote on an annual basis.

Oversight of Executive Compensation

        Compensation Committee.    The Compensation Committee of our Board determines our Named Executive Officers' base salary, performance incentive awards, equity compensation plans, and other compensation related matters, and is supported in that process by an independent compensation consultant (see below) and members of senior management, including our Senior Vice President of Human Resources and Vice President of Compensation and Benefits. The Compensation Committee regularly evaluates our compensation programs to ensure they support our business objectives, which include (i) continued quality restaurant growth that generates acceptable returns, (ii) sustainability of our brands and brand expansion as appropriate, (iii) profitability, (iv) operational excellence, and (v) the creation of long-term value for our stockholders. The Compensation Committee operates according to a written charter that is available on our website at www.thecheesecakefactory.com , by clicking on "Investors" and "Corporate Governance."

        Role of Outside Consultants.    Since fiscal 2008, the Compensation Committee has engaged Farient Advisors to provide detailed evaluation and recommendations regarding our executive and Board compensation programs and to advise the Compensation Committee with respect to structuring our compensation plans to achieve our business objectives. Farient Advisors conducts research as directed by the Compensation Committee, and supports the Compensation Committee in the design of executive and Board compensation. Although Farient Advisors works with management, including our Chief Executive Officer, to develop programs that support our business objectives while carrying out its duties for the Compensation Committee, Farient Advisors is retained by and reports directly to the Compensation Committee and does not provide any other services to the Company other than those for which it has been retained by the Compensation Committee.

        Role of Chief Executive Officer in Compensation Decisions.    Our Chief Executive Officer provides the Compensation Committee with his assessment of the performance of each Named Executive Officer (other than himself) and his perspective on the factors described above under Factors Considered in Making Compensation Decisions when developing his recommendations for each Named Executive Officer's compensation (again, other than his own), including salary adjustments, long and short-term incentive compensation, discretionary bonuses, and compensation adjustments in conjunction with promotions. The Compensation Committee discusses our Chief Executive Officer's recommendations, consults with Farient Advisors, and then approves or modifies the recommendations in collaboration with the Chief Executive Officer.

        Compensation of our Chief Executive Officer.    Our Chief Executive Officer's compensation is determined solely by the Compensation Committee, which approves the terms of his employment agreement and subsequently adjusts his base salary, long and short-term performance incentive compensation and other benefits from year to year. Please see the section entitled Employment Agreements in this Proxy Statement for a summary of the material terms of Mr. Overton's employment agreement. The Compensation Committee solicits our Chief Executive Officer's perspective on his own compensation, but makes determinations regarding his compensation independently and without him or other Named Executive Officers present. The Compensation Committee reviews Mr. Overton's annual cash and long and short-term performance incentive compensation at approximately the same time and following the same process as compensation levels are reviewed for all other Named Executive Officers, as further described in this Compensation Discussion and Analysis.

Market Positioning

        Our Compensation Committee, in collaboration with our Chief Executive Officer and Senior Vice President of Human Resources, reviews market data related to pay practices among comparable companies, but does not target specific market positioning of pay when determining compensation for individual Named Executive Officers. Rather, the Compensation Committee uses comparative market data as one of several factors when making individual compensation decisions.

        As part of its compensation review process for fiscal 2013, the Compensation Committee reviewed an analysis prepared by Farient Advisors of market pay practices for positions similar to the positions of our Named Executive Officers and other key executives, adjusted to take into account differences, if any, between the scope of our Named Executives Officers' responsibilities compared to their counterparts in positions with similar titles in comparable companies. This analysis used pay comparisons from (i) comparable companies in the restaurant and hotel industry (see below) as compiled from their proxy disclosures and other SEC filings, and (ii) two recognized market survey sources, the Mercer Executive Survey and the Chain Restaurant Compensation Association (CRCA) Survey. For the Chief Executive Officer and the Chief Financial Officer, size-adjusted data from the comparable companies listed below was weighted at 50% and the surveys were weighted at 25% each for purposes of determining market pay positions in such analysis. For the other Named Executive Officers, there was not enough representation for other positions in the proxy data, so the surveys were weighted at 50% each in such analysis.

        Comparison Group for Fiscal 2013.    The Compensation Committee reviewed the composition of our executive compensation peer group to ascertain whether the group of companies we use as part of our compensation analyses adequately represented those companies that are similar to us in size and complexity of operations and with whom we compete for executive talent. The companies against which we compared ourselves for Named Executive Officers' and other key executives' compensation decisions made for fiscal 2013 were comprised of the following companies that (i) had revenue between $500 million and $4 billion (approximately 0.3 times to 2.5 times our revenue, with the exception of Darden

Restaurants), and (ii) in the aggregate, had an overall median revenue of $1.3 billion, which was below our revenue of $1.8 billion:

BJ's Restaurants	Chipotle Mexican Grill	Red Robin Gourmet Burgers
Bloomin' Brands Inc.	Darden Restaurants*	Ruby Tuesday
Bob Evans Farms	Denny's	Texas Roadhouse
Brinker International	DineEquity	Wyndham Worldwide Corp.
Buffalo Wild Wings	Hyatt Hotels Corp.
Cracker Barrel Group	Panera Bread Company
*
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $4 billion upper range limit.

        Due to the size differences among these companies and us, Farient Advisors used regression analyses to size-adjust the results and corroborated the findings with data from our survey sources.

        While this comparison group provides the Compensation Committee with an important general frame of reference, the Compensation Committee does not target our Named Executive Officers' compensation at any specific percentile or within a specific range of the comparison group's pay levels. Based upon its review of the size-adjusted competitive market data for the companies set forth above and the Company's stock price assumptions applicable during the period in which compensation levels were being reviewed, the Compensation Committee determined that the appropriate total direct compensation (which includes base salary, short-term incentive bonus, and long-term incentives) for fiscal 2013 for our Chief Executive Officer would be positioned at approximately the 60th percentile and that of our other Named Executive Officers as a group would be positioned at approximately the 50th percentile compared to our comparable executive compensation peer group companies.

        Comparison Group for Fiscal 2014.    In the last quarter of fiscal 2013, the Compensation Committee again reviewed the composition of our executive compensation peer group for compensation decisions to be made for fiscal 2014, and added Ignite Restaurant Group. The resulting group of companies similar to us in size and complexity of operations and against which we compete for executive talent is comprised of the following companies that (i) have annual revenue between $500 million and $4.5 billion (approximately 0.3 times to 2.3 times our revenue, with the exception of Darden Restaurants), and (ii) in the aggregate, have an overall median revenue of $1.7 billion, which is slightly below our revenue of $1.9 billion:

BJ's Restaurants	Chipotle Mexican Grill	Panera Bread Company
Bloomin' Brands Inc.	Darden Restaurants**	Red Robin Gourmet Burgers
Bob Evans Farms	Denny's	Ruby Tuesday
Brinker International	DineEquity	Texas Roadhouse
Buffalo Wild Wings	Hyatt Hotels Corp.	Wyndham Worldwide Corp.
Cracker Barrel Group	Ignite Restaurant Group*
*
New to our comparison group for fiscal 2014. Added because they met the criteria set out above and are expected to meet revenue requirements this fiscal year.

**
Included in our comparison group because of its importance as an industry leader in casual dining, even though its revenues are greater than the $4 billion upper range limit.

        The Committee reviewed the competitive pay data presented by Farient Advisors and agreed that an increase in compensation would be appropriate, considering each executive's individual performance and the favorable performance of the Company overall. These increases (described in greater detail below)

position Named Executive Officers' total direct compensation at between the 50th and 75th percentile of the market. For the Chief Executive Officer in particular, the Committee determined that an approximate 4% increase in total target direct compensation (based on an assumed stock price of $47.00) would be appropriate in consideration of his highly effective leadership of the Company, Company performance overall in fiscal 2013, and his current pay positioning at approximately the 75th percentile of the market.

Principal Elements of Compensation

Base Salary

        In accordance with our compensation objectives, salaries for our Named Executive Officers are determined by the Compensation Committee and administered to reflect the individual officer's career experience, contribution and performance, as well as the value of the position relative to the marketplace. During its annual review of base salaries, the Compensation Committee has historically considered each Named Executive Officer's performance during the prior year and the recommendations of our Chief Executive Officer (except with respect to his own compensation), as well as market data provided by Farient Advisors, as discussed above.

        Without using any particular formula or assigning a specific weight to any factor, the Compensation Committee also considers:

  •
  Our overall performance, including our performance as compared to certain performance objectives established under our short-term performance incentive plan for the applicable fiscal year,

  •
  The share value of our common stock at the end of the applicable fiscal year compared to the end of the prior fiscal year,

  •
  The role each Named Executive Officer played and his or her contributions in driving our overall performance, and

  •
  As a general point of reference, market position of our Named Executive Officers' compensation as discussed above (see Market Positioning).

        The following chart shows the annualized base salaries for our Named Executive Officers for fiscal years 2012 through 2014 and their respective increases, which the Compensation Committee determined were reasonable and appropriate based on individual and Company performance.

FISCAL 2012-2014 ANNUALIZED BASE SALARIES*

	Fiscal 2014		Fiscal 2013		Fiscal 2012

Name and Principal Position	$	% Increase	$	% Increase	$

David Overton Chairman of the Board and Chief Executive Officer	$995,000	0.5%	$990,000	3.1%	$960,000
David Gordon** President	$525,000	5.0%	$500,000	17.6%	$425,000
W. Douglas Benn Executive Vice President and Chief Financial Officer	$485,000	4.0%	$466,000	4.0%	$448,000
Debby R. Zurzolo Executive Vice President, General Counsel and Secretary	$452,500	4.0%	$435,000	4.1%	$418,000
Max S. Byfuglin President, The Cheesecake Factory Bakery Incorporated	$400,000	3.0%	$388,000	4.0%	$373,000
*
Salaries for fiscal 2014 and 2013 were effective in March of each year. Salaries for fiscal 2012 were effective in January 2012.

**
Mr. David Gordon was appointed President of the Company effective February 18, 2013.

Annual Cash Incentive Compensation

        Annual cash incentive compensation for our executive officers is based on our performance against specific objectives, such as earnings per share, sales growth, consolidated income from operations, guest satisfaction, product development, net operating profit, cash flow, and/or market share and revenues, among others.

        Each executive is assigned a minimum threshold target and maximum bonus opportunity as a percentage of base salary, and he or she may earn a bonus based on the level of achievement of performance objectives within that range. At the beginning of each fiscal year, the Compensation Committee establishes both the performance objectives and the formula for computing the performance bonus if the performance objectives are achieved at each range. Performance bonuses are payable in the first quarter of the following fiscal year, after the Compensation Committee verifies performance relative to the pre-established objectives and certifies to what extent, if any, bonuses were earned within the range between and including the minimum and the maximum bonus opportunity.

        The Compensation Committee retains negative discretion with respect to payment of performance bonuses under the Company's Incentive Plan and may not award performance-based bonuses under our Incentive Plan that are higher than the ranges established under the Incentive Plan for the applicable fiscal year. In addition, under the terms of our Incentive Plan, the amount of any individual performance bonus in any fiscal year may not exceed $2.5 million.

        Fiscal 2013 Performance Incentive Plan Design:    For fiscal 2013, the Compensation Committee established the following minimum, threshold, target and maximum bonus opportunities by position for executives under our Incentive Plan. Actual payouts depend upon performance results with ranges as follows:

	Incentive Bonus as % of Salary

Name	Minimum	Threshold(1)	Target(2)	Maximum(3)

Chief Executive Officer	0%	18.75%	100%	175%
President	0%	14.1%	75%	131.3%
Executive Vice President	0%	12.2%	65%	113.8%
Subsidiary President	0%	12.2%	65%	113.8%
(1)
The threshold award assumes the achievement of 85% of the Company-wide operating income target.

(2)
The target award assumes the achievement of 100% of the Company-wide operating income target and 100% of certain strategic objectives.

(3)
The maximum award assumes achievement of 115% or more of the Company-wide operating income target and 100% of certain strategic objectives. The bonus may not exceed $2.5 million for any individual in any fiscal year.

        Under the Incentive Plan for 2013, the Compensation Committee established (1) a Company-wide operating income objective with respect to 75% of the potential award (except for our bakery executives, whose plan is described below) and (2) a threshold operating income objective plus certain strategic objectives with respect to 25% of the potential award, in order to better balance the rewards for near-term financial performance with the rewards for long-term strategic growth. The minimum threshold at which awards may be payable requires achievement of 85% of the financial performance incentive target.

        The Compensation Committee also established a similar structure for the Incentive Plan for 2013 for our bakery division, which plan included additional operating income and strategic objectives applicable to the bakery division, as follows:

  •
  50% of the potential award based solely upon bakery division operating income objectives (up to 200% of target),

  •
  25% based on Company-wide operating income objective (up to 200% of target), and

  •
  25% based on bakery division strategic objectives (up to 100% of target) once a minimum Company-wide operating income threshold has been met

        For fiscal 2013, the Compensation Committee approved the following potential payout schedules for both the Company as a whole and our bakery division:

Fiscal 2013 Company Bonus Schedule (excludes Bakery):

Company Operating Income Achievement (75% weight)	Award Payout %	Company Strategic Initiative Achievement (25% weight)	Award Payout %

115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	50%	50%

100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% Additional achievement(2)

85%	25% (threshold)

<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%, up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%, etc.

Fiscal 2013 Bakery Bonus Schedule:

Bakery Operating Income Achievement (50% weight)	Award Payout %	Company Operating Income Achievement (25% weight)	Award Payout %	Bakery Strategic Initiatives Achievement (25%)	Award Payout %

115%	200% (max)	115%	200% (max)	100%	100% (max)

101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	101%-114%	+ approx. 6.7% of award for 1% additional achievement(1)	50%	50%

100%	100% (target)	100%	100% (target)	0%	0%

86%-99%	+5% of award for 1% additional achievement(2)	86%-99%	+5% of award for 1% additional achievement(2)

85%	25% (threshold)	85%	25% (threshold)

<85%	0%	<85%	0%

(1)
For example, 101% achievement would pay out at approximately 107%; 102% achievement would pay out at approximately 113%, up to a maximum of 200% at 115% achievement.

(2)
For example, 86% achievement would pay out at 30%; 87% achievement would pay out at 35%, etc.

        Fiscal 2013 Performance Objectives.    At the time the Compensation Committee was considering financial and strategic performance objectives for fiscal 2013, industry experts, such as Technomic, Nation's Restaurant News and the National Restaurant Association, forecast low growth in guest traffic given ongoing macroeconomic conditions, including high unemployment levels and low consumer confidence levels. In addition, industry experts predicted that the environment for casual dining operators would be impacted by cost inflation (i.e., commodity costs, payroll costs and costs to comply with government regulations), upcoming health care reform regulations and general economic uncertainty. Additional factors considered by the Compensation Committee included:

  •
  The appropriate rate of growth of our operating income;

  •
  The role of operating margin as a primary driver of value creation within the restaurant industry, due in part to the low overall sales growth, and use of a peer group relative measure to appropriately account for commodity cost movements, macro or industry-wide cycles;

  •
  The importance of continuing international expansion and operational excellence with our licensed partner in the Middle East and expanding international growth to other regions; and

  •
  The need to enhance staff engagement scores which would have a direct correlation to guest satisfaction.

        Additionally, the Compensation Committee considered factors that were important to the continued growth and success of our bakery division, including:

  •
  Appropriate growth of our bakery division's operating income;

  •
  Improving profitability of external business which showcases and leverages our brands;

  •
  Revitalizing our distributor sales approach and generating intended improvement in the performance of our Dream Factory business within this segment; and

  •
  Achieving international growth plans.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives under the Incentive Plan for fiscal 2013, which the Compensation Committee believed were appropriate, reasonably difficult to achieve and, if achieved, would be likely to deliver significant value to the Company and our stockholders:

Targets for Participants Other than Bakery Division:

Weight	Financial Performance Target
75%	Consolidated operating income of $167.1 million(1)
25%	Additional strategic objectives, including:
• Minimum consolidated operating income threshold of $130 million for any strategic objectives to pay out(2)
• Fiscal 2013 operating margin greater than average of a peer group selected by our Compensation Committee(3)
• Continue international expansion and improve operational excellence with our licensed partner in the Middle East, measured against milestones
• Enhance restaurant staff engagement scores by a specific percentage and achieve additional operational milestones

(1)
If achieved, would equal a 12% increase over fiscal 2012 consolidated operating income of $149 million.

(2)
Approximately 87% of fiscal 2012 actual consolidated operating income and approximately 78% of 2013 consolidated operating income target.

(3)
The peer group against which the Compensation Committee compared us for fiscal 2013 was comprised of the following restaurant companies: Bloomin' Brands (BLMN); Darden Restaurants (DRI); Bravo Brio Restaurant Group (BBRG); BJs Restaurants (BJRI); Ruby Tuesday (RT); and Ignite Restaurant Group (IRG) . In order to remain in the peer group for fiscal 2013, each company had to remain publicly traded with units that are at least 75% company-operated. The potential peer group is evaluated by the Compensation Committee on an annual basis. First, all publicly traded, full service restaurants are reviewed as the potential candidates; Next, the group was further segmented into casual dining (including bar and grill) and upscale casual dining, but excluding companies with revenue of less than $250 million; Finally, the Compensation Committee focused on company owned concepts (in which less than 25% of the store units are franchised). The Compensation Committee believes the peer group identified above was the most representative competitive set for which data is regularly available and is a sufficiently large sample. For fiscal 2013 the Compensation Committee added Bloomin' Brands and Ignite Restaurant Group and eliminated O'Charley's, P.F. Chang's China Bistro and McCormick & Schmick's, all of which went private in 2012 and for which publicly available financial information was not available for the entire 2013 fiscal year.

Targets for Bakery Division Participants (including Mr. Byfuglin):

Weight	Performance Target
50%	Bakery division operating income of $11.3 million(1)
25%	Company consolidated operating income target of $167.1 million
25%	Additional strategic objectives, including:
• Minimum Company consolidated operating income threshold of $130 million for any bakery strategic objectives to pay out
• Improve profitability of external business by a specific percentage
• Revitalize distributor sales approach, measured against milestones, and
• Achieve international growth plan, measured against milestones

(1)
If achieved equals a 5% increase over fiscal 2012 bakery operating income of $10.5 million.

        The performance measures for fiscal 2013 were similar in nature to those for fiscal 2012 in that they included an operating income target and additional strategic initiatives as qualified by a minimum operating income target, both Company-wide and for our bakery division. The operating income target was selected from a stockholder-approved list of performance incentive targets under our Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Internal Revenue Code. However, due to the complexities of Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility under Section 162(m).

        Fiscal 2013 Performance Objective Achievement:    In February 2014, the Compensation Committee reviewed our performance against the Company's performance objectives for fiscal 2013 and certified that we achieved the following results:

	Target	Actual	Performance vs. target
Operating Income Target (75% of award)(1):
Fiscal 2013 consolidated operating income	$167.1 million	$160.4 million	95%
Strategic Initiatives (25% of award)(2):
Threshold operating income	$130 million	$160.4 million	100%(2)
Fiscal 2013 operating margin greater than an average of a peer group selected by our Compensation Committee(3)	>2.8%	>5.7%(4)	Achieved
Continue our international expansion and improve our operational excellence with our licensed partner in the Middle East, measured against milestones	Achieve milestones	Measured against milestones	Achieved
Enhance restaurant staff engagement scores by a specific percentage and achieve additional operational milestones	Achieve milestones	Measured against milestones	Achieved

(1)
Achievement of the consolidated operating income objective is measured only after accruals for performance achievement awards have been made.

(2)
Payable only if consolidated operating income is at least $130 million. Maximum payout for strategic objectives is 100% of target.

(3)
Operating Margin Compared to Average for Defined Peer Group: The peer group against which we compared ourselves for fiscal 2013 was comprised of the following restaurant companies: Bloomin' Brands; Darden Restaurants; Bravo Brio Restaurant Group; BJs Restaurants; Ruby Tuesday; and Ignite Restaurant Group. In order to remain in the peer group for fiscal 2013, each company must be publicly traded with units that are at least 75% company-operated. See page 49 of this Proxy Statement, under footnotes (3) in Targets for Participants Other than Bakery Division for a discussion as to which peers comprise this peer group and why they were selected.

(4)
Achieved fiscal 2013 operating margin 5.7% greater than defined peer group.

        The Committee then reviewed our bakery division's performance against its performance incentive objectives established for fiscal 2013 under the Incentive Plan and determined that the following results were achieved:

	Target	Actual	Performance vs. target
Bakery Operating Income Target (50% of award):
Fiscal 2013 bakery division operating income	$11.3 million	$9.7 million	86%
Company's Consolidated Operating Income (25% of award)(1):
Fiscal 2013 consolidated operating income	$167.1 million	$160.4 million	95%
Additional strategic objectives (25% of award)(2):
Threshold consolidated operating income	$130 million	$160.4 million	100%(2)
Improve profitability of external business by a specific percentage	+0.6%	(5.2%)	Not Achieved
Revitalize distributor sales approach, measured against milestones	Against Milestones	Measured against milestones	Partially Achieved
Achieve international growth plan, measured against milestones	Against milestones	Measured against milestones	Partially Achieved

(1)
Achievement of the operating income objective is measured only after accruals for performance achievement awards have been made.

(2)
Payable only if operating income is at least $130 million. Maximum payout for strategic objectives is at 100% of target. The Compensation Committee determined that our bakery division achieved 25% of its strategic objectives for fiscal 2013 (see table below for calculation).

        The following payout percentages as a percentage of target opportunity were then calculated based on the payout schedules approved by the Compensation Committee as set forth above:

Company:

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Consolidated Operating Income	95%	75%	75%	56.2%
Strategic Objectives	100%	100%	25%	25.0%
Total Award				81.2%

Bakery Division:

Component	% Attained	% Payout	Weighted	Actual Payout as % of Target

Bakery Operating Income	86%	30%	50%	15.0%
Consolidated Operating Income	95%	75%	25%	18.7%
Strategic Objectives	25%	25%	25%	6.3%
Total Award				40.0%

        As a result of the Company's fiscal 2013 performance, our Named Executive Officers received Performance Incentive Awards under our fiscal 2013 performance incentive program, as follows:

Name	Target Performance Incentive as % of Salary	Actual Payout as % of Target	Actual Payout as % of Salary*	2013 Performance Incentive Award
David Overton	100%	81.2%	81.2%	$800,157
David Gordon	73.7%	81.2%	59.9%	$293,607
W. Douglas Benn	65%	81.2%	52.8%	$244,461
Debby R. Zurzolo	65%	81.2%	52.8%	$228,181
Max S. Byfuglin	65%	40.0%	26.0%	$100,130

*
Refer to Summary Compensation Table.

        Fiscal 2014 Performance Incentive Plan Design.    In late fiscal 2013 and early fiscal 2014, the Compensation Committee, with the assistance of Farient Advisors, reviewed the design of our performance incentive program for fiscal 2014 under the Incentive Plan and made no changes from the plan design for fiscal 2013 with respect to the potential payout schedules for fiscal 2014 for both the Company as a whole and our bakery division. Please see page 47 of this Compensation Discussion and Analysis for applicable payout schedules.

        Performance Incentive Targets as a Percentage of Base Salary for Fiscal 2014.    As part of its competitive analysis of executive pay positioning and the design of the performance incentive plan for fiscal 2014, the Compensation Committee reviewed performance targets as a percentage of base salary for each of the executive officers. The only change made from fiscal 2013 was for our Chief Executive Officer, whose target was increased to 110%.

        Fiscal 2014 Performance Objectives.    At the time the Compensation Committee was considering financial and strategic performance objectives for fiscal 2014, industry experts, such as Technomic, were forecasting low traffic growth for 2014, similar to 2013, given ongoing macroeconomic conditions, including continuing higher unemployment levels and lower consumer confidence levels than historical levels. In addition, industry experts predicted that the environment for casual dining operators would be impacted by cost inflation (i.e., specific commodity pressures affecting the Company include increased costs of shrimp and salmon and government regulations such as minimum wage increases) and general economic uncertainty. Given these concerns, any of which could adversely impact stockholder value, the Compensation Committee decided to continue to select operating income as the most heavily weighted performance target. Operating income is a key driver of stockholder value in that it (i) affects not only earnings per share but also overall cash flow from operations, (ii) supports return on invested capital percentage, and (iii) is a key driver of a publicly traded restaurant company's stock multiple.

        Additional factors considered by management and the Compensation Committee included:

  •
  The appropriate rate of growth of our operating income,

  •
  The role of operating margin as a primary driver of value creation within the restaurant industry, due in part to the low overall sales growth, and use of a peer group relative measure to appropriately account for commodity cost movements, macro or industry-wide cycles,

  •
  The importance of continuing international expansion and operational excellence with our licensed partner in the Middle East, and

  •
  The importance of the establishment of a strategic sustainability program and department.

        Additionally, the Compensation Committee considered factors that were important to the continued growth and success of our bakery division, including:

  •
  Appropriate growth of our bakery division's operating income,

  •
  Improving profitability of external business which showcases and leverages our brands

  •
  Improving talent and engagement in the bakery, and

  •
  Supporting international growth plans.

        Taking all of these factors into account, the Compensation Committee set the following performance objectives for fiscal 2014, which the Committee believed were appropriate, reasonably difficult to achieve and, if achieved, would be likely to deliver significant value to the Company and our stockholders:

Targets for Participants Other than Bakery Division:

Weight	Performance Target
75%	Consolidated operating income target
25%	Additional strategic objectives, including(1)
• Fiscal 2014 operating margin greater than the average of a peer group selected by our Compensation Committee(2)
• Continue our international expansion including specific milestones for Latin America, Asia, and Canada.
• Developing a strategic sustainability department, developing a strategic roadmap, and additional operational milestones.

(1)
Assumes a minimum consolidated operating income threshold for any strategic objectives to pay out.

(2)
The peer group for fiscal 2014 is comprised of the following restaurant companies: Bloomin' Brands; Darden Restaurants; BJs Restaurants; Ruby Tuesday; Bravo Brio Restaurant Group; and Ignite Restaurant Group. In order to remain in the peer group for fiscal 2014, each company must be publicly traded with units that are at least 75% company-operated. The peer group remains unchanged from the peer group used for fiscal 2013.

Targets for Bakery Division Participants (including Mr. Byfuglin):

Weight	Performance Target
50%	Bakery division operating income target
25%	Consolidated operating income target
25%	Additional strategic objectives, including(1):
Improve talent and engagement across the bakery with additional operational milestones
• Improve profitability of external business by a specific percentage
• Support international growth and expansion, measured against milestones

(1)
Assumes a minimum consolidated operating income threshold for any strategic objectives to pay out.

        The performance targets for fiscal 2014 are similar in nature to those for fiscal 2013 in that they include an operating income target and additional strategic initiatives as qualified by a minimum operating income target, both Company-wide and for our bakery division. The performance targets were selected from a stockholder-approved list of performance incentive targets under our Incentive Plan intended to qualify for deductibility by us under Section 162(m) of the Internal Revenue Code. However, due to the complexities of Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility under Section 162(m).

Equity-Based Compensation

        We believe that equity-based compensation should be a significant component of total executive compensation to align executive compensation to our long-term performance and to encourage executives to make value-enhancing decisions for the benefit of our stockholders. Each of our Named Executive Officers is eligible to receive equity compensation, which currently consists of a combination of stock options and restricted stock, to encourage a focus on long-term stockholder value and to foster long-term retention.

        The Compensation Committee believes that stock options are an appropriate equity vehicle for a portion of long-term equity compensation for our executives because they provide value only if our stock price increases over time, which aligns our executives' interests with those of our stockholders. The Compensation Committee also grants restricted shares not only to align our executives' interests with those of our stockholders with respect to increases in stock value, but also to enhance executive retention since the executive will receive some economic value even if our stock price remains flat or declines (provided that the executive remains with the Company for a minimum period of time, generally starting at three years). In addition to these objectives, the combined use of stock options and restricted shares reduces our total share usage versus granting only stock options. Because we approach equity compensation grants by considering the overall value of the grant (as opposed to a focus on the number of stock options or restricted shares granted), as our stock price increases, we anticipate using fewer shares while still delivering equivalent value to our executives. In fiscal 2013, restricted shares granted to our Chief Executive Officer included shareholder approved performance criteria as a condition for vesting. Beginning in fiscal 2014, a stockholder approved performance criteria was added to all Named Executive Officers' restricted share grants. The Compensation Committee believes the inclusion of shareholder approved performance criteria as a condition of vesting restricted share grants appropriately balances the need for executive retention and the desire to align Named Executive Officers' compensation with achievement of performance requirements.

        The Compensation Committee is responsible for approving equity grants to all staff members, including Named Executive Officers and other executives, and, in doing so, considers past grants, corporate and individual performance, the valuation of grants, and recommendations of our Chief Executive Officer. The Compensation Committee also consults with Farient Advisors concerning equity awards for Named Executive Officers. The Compensation Committee has not established formal guidelines or performance criteria for the size of individual equity grants for our Named Executive Officers. However, the Compensation Committee considers total direct compensation market data in making such decisions. See Marketing Positioning above.

        We also have an equity incentive program for our restaurant general managers, executive kitchen managers, area directors and area kitchen operation managers. Grants under this program provided for stock options in the past and now provide for restricted stock units ("RSUs"). The RSUs vest at the end of an initial five-year period commencing upon entry into the respective position. Additional grants of RSUs typically are given every five years thereafter, vesting over a three- to five-year period, while the individual continues to serve in our management program. We believe that making these awards at the restaurant management level encourages our managers to think and act as business owners, assists in long-term retention of restaurant management, and aligns our managers' interests with those of our stockholders.

        The Compensation Committee approves all equity-based compensation at scheduled meetings, the dates of which are established in advance. The exercise price of stock options is the closing price of our stock on the grant date, which is also used to calculate the grant date fair value of shares of restricted stock and restricted stock units. We do not time our release of material non-public information for the purpose of affecting the value of our executives' compensation, nor do we time our grants of equity-based compensation to take advantage of material non-public information. Our equity grant procedures are posted in the Corporate Governance section of our Investor Relations page under Equity Grant Procedures on our corporate website. The contents of our website are not incorporated by reference into this document. While our equity plan allows awards to be made on a more frequent basis, our Compensation Committee generally has made grants to our corporate executives, including our Named Executive Officers, on an annual basis, except in the case of newly hired executives, mid-year promotions or other extraordinary events. We believe that making awards on an annual basis enables the Compensation Committee to evaluate individual and corporate performance over a reasonable period of time and to adjust the size and terms of the equity grants accordingly.

        Equity Grants in 2013.    Following its historical practices and as part of its annual review of executive compensation, in March 2013, the Compensation Committee approved grants of stock options and restricted shares as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2012 and expected future contributions and to target competitive compensation levels appropriate to the executive's tenure in his or her role:

Name	Number of Stock Options	Number of Restricted Shares

David Overton	175,000	45,000
David Gordon	25,000	9,000
W. Douglas Benn	18,000	7,000
Debby R. Zurzolo	16,000	6,000
Max S. Byfuglin	14,500	6,000

        The stock options were granted at an exercise price of $35.62 per share, the fair market value of our common stock on the date of grant. The options vest at a rate of 20% per year over five years, expire in eight years and may accelerate upon a change in control of the Company, as defined in the 2010 Stock Plan, subject to the terms of each executive's employment agreement with the Company. The restrictions on the restricted shares lapse at a rate of 60% on the third anniversary of the grant date and 20% on each of the fourth and fifth anniversaries of the grant date, and such restrictions also lapse upon a change in control as defined in the 2010 Stock Plan, subject to the terms of each executive's employment agreement with the Company.

        Restricted shares of the Company's common stock granted to Mr. Overton in fiscal 2013 were subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provides that vesting of the award is subject to the Company's fully diluted earnings per share being equal to or greater than (i) a combined, cumulative target for 2013 and 2014, or (ii) a combined, cumulative target for 2013, 2014 and 2015, whichever occurs earlier. If the performance condition is satisfied, the grants are then subject to time-based vesting at the rate of 60% of the shares on March 7, 2016 and 20% of the shares on each of March 7, 2017 and March 7, 2018.

        Equity Grants in 2014.    Following its historical practices and as part of its annual review of executive compensation, in March 2014, the Compensation Committee approved grants of stock options and restricted shares as set forth below to our Named Executive Officers in recognition of their performance during fiscal 2013 and expected future contributions, and to target competitive compensation levels appropriate to the executive's tenure in his or her role:

Name	Number of Stock Options	Number of Restricted Shares

David Overton	145,000	37,000
David Gordon	25,000	8,000
W. Douglas Benn	15,000	5,500
Debby R. Zurzolo	14,000	4,500
Max S. Byfuglin	13,000	4,000

        The stock options were granted at an exercise price of $48.19 per share, the fair market value of our common stock on the date of grant. The options vest at a rate of 20% per year over five years, expire in eight years, and accelerate upon a change in control of the Company, as defined in the 2010 Stock Plan, subject to the terms of each executive's employment agreement with the Company. Restricted shares of the Company's common stock were granted subject to achievement of a performance condition approved by stockholders under the 2010 Stock Plan, which condition provides that vesting of the award is subject to the Company's fully diluted earnings per share being equal to or greater than (i) a combined, cumulative target for 2014 and 2015, or (ii) a combined, cumulative target for 2014, 2015 and 2016, whichever occurs earlier. If the performance condition is satisfied, the grants are then subject to time-based vesting at the rate of 60% of the shares on March 6, 2017 and 20% of the shares on each of March 6, 2018 and March 6, 2019.

Retirement Plans

        Nonqualified Deferred Compensation.    In fiscal 1999, we established The Cheesecake Factory Executive Savings Plan ("Executive Savings Plan"), a nonqualified, deferred compensation plan, in order to provide a tax-deferred savings vehicle for our "highly compensated" executives (as defined in the Executive Savings Plan), as well as our non-employee directors. Over 550 staff members including our Named Executive Officers, other executives, restaurant general managers and executive kitchen managers, and all our non-employee directors, are eligible to participate in the Executive Savings Plan. At the end of fiscal 2013, all of our Named Executive Officers, approximately 320 other staff members and one non-employee director maintained account balances in the Executive Savings Plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled Nonqualified Deferred Compensation.

        The Executive Savings Plan permits us to match a portion of participants' contributions with Company contributions, on a pre-tax basis, to participants (other than non-employee directors). Since inception, we made a partial matching contribution to the Executive Savings Plan, except during the period of May 6, 2009 through October 1, 2011, when the Company match was suspended. We currently match twenty five-percent of the first four percent of salary or bonus deferred.

        Pension Benefits.    We do not maintain a pension plan for executives or staff members. However, in order to continue to retain Mr. Overton's services as our Chief Executive Officer and in recognition of his unique contributions as our founder, the Compensation Committee agreed to include a "Founder's Retirement Benefit" as part of Mr. Overton's employment agreement (which was effective June 30, 2009, as amended) pursuant to which Mr. Overton is entitled to the annual amount of $650,000 for a period of ten years following his separation from service for any reason, payable in equal monthly installments, as further described in the employment agreement. The Founder's Retirement Benefit replaces an earlier benefit provided under Mr. Overton's 2004 employment agreement and is payable to Mr. Overton during his lifetime or to his designated beneficiary in the event of his death. Our obligation with respect to the

Founder's Retirement Benefit is unfunded and unsecured, and is payable from our general, unrestricted assets. For additional information concerning Mr. Overton's employment agreement, see the section in this Proxy Statement entitled Employment Agreements, which also describes amounts payable upon termination of employment or change in control.

Other Benefits and Perquisites

        All of our executives are eligible to participate in our broad-based benefit programs, which include medical, dental, vision, life insurance and long-term disability programs, as well as paid vacation. We provide group term life insurance to our executives, including each of our Named Executive Officers, as well as all other salaried staff members, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of such a policy exceeding $50,000 be deemed imputed income to the staff member and provides a formula by which the imputed income is calculated.

        We also provide limited perquisites to our executives, including Named Executive Officers, that vary based on the executive's level. The perquisites include:

  •
  The choice of a company-leased vehicle or automobile allowance.  This program is also offered to certain other executives, including Restaurant General Managers, Area Directors of Operations, Area Kitchen Operations Managers, and selected additional management positions. Each individual participating in our leased car program is assigned imputed income, according to IRS regulations, for his or her personal use of the automobile or is provided with an automobile allowance. The type of vehicle and amount of allowance varies with the executive's level in the Company.

  •
  A company-paid executive physical every two years.  This program is offered to staff members at the level of Senior Vice President and above.

  •
  Relocation expenses.  Relocation expenses are reimbursed in accordance with the terms of any employment agreement or as determined on a case-by-case basis.

  •
  Sabbatical Leave Pilot Program.  Beginning in 2015 we will pilot a new Sabbatical Leave program, which will be available to active, full-time, salaried corporate staff members. Eligible staff members, including all of our executives, may request a sabbatical, not to exceed three weeks in duration, only after five years of service and each five years' thereafter.

        We believe that these perquisites enhance our ability to attract and retain high-quality talent at a modest cost relative to the benefit we receive from providing these perquisites. The amounts we paid related to perquisites provided to our Named Executive Officers in fiscal 2013 are disclosed in the section entitled Summary Compensation Table and the accompanying footnotes in this Proxy Statement.

Termination of Employment or a Change in Control

        The Compensation Committee believes that a change in control transaction would create uncertainty regarding the continued employment of our executives. This is because many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executives to remain employed with us during an important time when their continued employment in connection with or following a transaction is often uncertain, and to help keep our executives focused on our business rather than on their personal financial security, we believe that providing certain of our executives with severance benefits upon certain terminations of employment following an actual or potential change of control transaction is in the best interests of our Company and our stockholders.

        The severance benefits following a change in control provided for our Named Executive Officers were determined by the Compensation Committee based on its judgment of prevailing market practices at the time we entered into each employment agreement. At present, we have employment agreements with all of our Named Executive Officers which detail their eligibility for payments under various termination scenarios following an actual or potential change in control transaction. Mr. Overton's latest employment agreement, effective June 30, 2009, as amended, eliminated specific change-of-control provisions and provided for certain payments to him in the event of his separation from service for any reason other than for cause, as discussed in his employment agreement. For detailed information concerning the agreements for our Named Executive Officers, see the section entitled Potential Payments upon Termination or Change of Control in this Proxy Statement. In addition, certain equity grants made to Named Executive Officers provide for vesting of stock options and elimination of restrictions on restricted shares upon a change in control, as defined in the applicable plan under which the equity was granted, subject to the terms and conditions of each executive's employment agreement.

Other Considerations

        Impact of Accounting and Tax Treatments on Compensation.    Accounting and tax considerations play an important role in the design of our executive compensation program. Accounting rules, such as Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, require us to expense the estimated fair market value of our stock based compensation, which reduces the amount of our reported profits. The Compensation Committee considers the amount of this expense and the financial impact to us in determining the amount of equity compensation awards.

        In addition, Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder limit the allowable Company deduction for compensation paid or accrued to no more than $1 million per year currently, subject to specified exceptions, with respect to (i) any employee, who as of the close of the taxable year either is the principal executive officer of the employer, or is serving as the acting principal executive officer; and (ii) any employee who was a "Covered Employee" as defined under the Code. Certain compensation is exempt from this deduction limitation, including certain performance-based compensation, if it is paid under a plan, the material performance terms of which are approved by stockholders at least once every five years, and the plan is administered by a committee of independent directors. We believe that performance achievement bonuses payable for fiscal 2013 under our Incentive Plan and performance-based equity awards issued under the 2010 Stock Plan may qualify for deductibility under Section 162(m) under such exception.

        In light of Section 162(m), the Compensation Committee may modify, where reasonably necessary, our executive compensation program to maximize the tax deductibility of compensation paid to Covered Employees. At the same time, the Compensation Committee also believes that the overall performance of our executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining the form and amount of compensation is in our best interests and those of our stockholders. Under some circumstances, the Compensation Committee's use of discretion in determining appropriate amounts and components of compensation may result in compensation that may not be fully deductible to us under Section 162(m). In fiscal 2013, all compensation paid by the Company to Covered Employees, other than equity awards subject to time-based vesting, was intended to qualify for deductibility by us under Section 162(m). For fiscal 2014, all Named Executive Officer's restricted stock grants are intended to qualify for deductibility by us under Section 162(m). Certain restricted stock awards made in prior years may not qualify for deductibility due to the increase in our stock price on the date the restrictions lapse. Due to the complexities of Section 162(m) and technical requirements related thereto that may change from time to time, we can provide no assurance regarding deductibility of such compensation under Section 162(m).

        In addition, Section 409A limits flexibility with respect to the time and form of payment of deferred compensation. If a payment or award is subject to Section 409A but does not meet the requirements that exempt such amounts from taxation under such section, the recipient is subject to (i) income tax at the time the payment or award is not subject to a substantial risk of forfeiture, (ii) an additional 20% federal tax at that time, (iii) an additional tax equal to the amount of interest (at the underpayment rate under the Code plus one percentage point) on the underpayment that would have occurred had the award been includible in the recipient's income when first deferred, or if later, when not subject to a substantial risk of forfeiture and (iv) possible additional state taxes. We have made modifications to our plans and arrangements such that payments or awards under those arrangements either are intended not to constitute "deferred compensation" for Section 409A purposes (and will thereby be exempt from the requirements of Section 409A) or, if they constitute "deferred compensation," are intended to comply with the Section 409A statutory provisions and final regulations.

        Risk Considerations.    The Compensation Committee reviews the Company's employee compensation policies and practices, including those for non-executive officers, on an annual basis to assess how those policies and practices may affect risk taking by employees. During its review in fiscal 2013, the Compensation Committee determined that the Company's compensation programs are appropriately weighted toward long-term incentives and include policies designed to deter undue risk taking by individuals. These policies include the Clawback Policy, stock retention and ownership policies, and policies against short sales and hedging, as discussed below.

        Clawback Policy.    In fiscal 2008, we adopted a policy ("Clawback Policy") that requires certain of our executives to agree in writing to repay all or a portion of any bonus, to the extent permitted by law and deemed appropriate by the Audit Committee, when we are required by applicable law or applicable accounting or auditing principles to restate our financial statements to correct an accounting error in any interim or annual financial statement filed with the SEC as a result of material noncompliance with applicable financial reporting requirements, and the bonus was directly based on those financial statements. The Board has determined that executives in the following positions are subject to this policy:

  •
  Chief Executive Officer

  •
  President

  •
  Chief Financial Officer

  •
  President, The Cheesecake Factory Bakery Incorporated

  •
  Executive Vice President, General Counsel and Secretary

  •
  Senior Vice President of Finance and Corporate Controller

  •
  Vice President, Internal Audit

        The Board believes that executives who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to financial statement restatements should not benefit monetarily from such noncompliance. This Clawback Policy was adopted to permit the Audit Committee of our Board to use appropriate discretion to recapture monetary awards of bonus compensation paid to executives in the designated positions who may bear responsibility for such noncompliance. In determining the portion of any bonus required to be repaid, the Audit Committee may take into account those matters it deems appropriate in its sole discretion, including whether the executive engaged in any fraud, negligence or misconduct that contributed to the need for the restatement and the amount of the bonus, if any, that would have been awarded to the executive had the financial results been properly reported. In addition, the Company may dismiss the executive, authorize legal action, or take other actions to enforce the executive's agreement as the Audit Committee may deem appropriate and advisable in view of all of the circumstances at that time. We believe that our Clawback Policy diminishes the likelihood that our executives will take actions that could result in material excessive risk to us. Our 2010 Stock Plan provides specifically that awards made under such plan may be subject to recoupment in connection with our Clawback Policy. In addition, our 2010 Incentive Plan specifically subjects bonuses awarded under such plan to the Clawback Policy.

        In fiscal 2013, we had no financial statement corrections requiring restatements and the Audit Committee has not needed to consider taking any action under the Clawback Policy since we implemented it in fiscal 2008. A copy of this policy is available in the Corporate Governance section of the Investors Relations page on our corporate website.

        Stock Ownership Requirements.    We have stock ownership requirements for our Named Executive Officers and other executives based upon their position in the Company, requiring such executives to own a specified value of our common stock based upon a multiple of their respective base salaries. See Director and Executive Officer Stock Ownership Guidelines, Holding Periods and Other Requirements in this Proxy Statement for the material terms of our stock ownership and retention policies. We believe that stock ownership requirements further align our executives' interests with those of our stockholders. In addition to our stock ownership requirements, certain option grants awarded to executive officers after June 4, 2008 and prior to August 2, 2012 contain a holdback provision such that 33% of the net shares acquired upon exercise of the stock option (net of the tax impact that the exercise has on the individual) must be held for at least nine months following the date of exercise. In light of the adoption of our executive stock ownership requirements, we eliminated the holdback requirement for option grants made to executive officers on or after August 2, 2012.

        Policy Regarding Hedging and Use of Shares as Collateral.    We have a policy prohibiting any member of the Board, any officer and/or staff member from trading in any interest or position relating to the future price of our securities, such as a put, call or short sale, or using our stock as collateral for margin loans. The Board believes it is inappropriate for our employees or directors to take personal financial positions that may inadvertently or, in some cases overtly, influence their deliberations or decisions concerning the best and proper course of action for us to take or bring into question the propriety of any deliberations or decisions made with respect to us. By prohibiting these types of speculative trading in or encumbering our stock, the Board seeks to discourage those types of behaviors.

Compensation Committee Report

        The following Compensation Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee report by reference thereto.

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed its content with management. Based on this review and our discussions with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the Company's Annual Report on Form 10-K.

Dated: April 3, 2014	Respectfully submitted,
Alexander L. Cappello, Chairman Jerome I. Kransdorf Laurence B. Mindel Herbert Simon

Compensation of Named Executive Officers

        The following table sets forth summary compensation information with respect to our Named Executive Officers for the fiscal year ended December 31, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary $	Stock Awards $(1)	Option Awards $(1)	Non-Equity Incentive Plan Compensation $		All Other Compensation $(2)	Total $

David Overton	2013	984,973	1,602,900	1,895,250	800,157		84,830	5,368,110
Chairman of the Board and	2012	960,000	1,318,050	2,043,162	1,056,000		9,134	5,386,746
Chief Executive Officer	2011	915,000	1,255,520	1,294,500	658,800		12,822	4,135,572

David M. Gordon	2013	490,316	320,580	270,750	293,607		38,710	1,413,963
President(3)	2012
	2011

Michael E. Jannini	2013	85,500	-	-	-		233	85,733
President(3)(4)	2012	585,000	234,320	240,372	-	(3)	18,689	1,078,381
	2011	565,000	248,800	258,900	316,400		12,369	1,401,469

W. Douglas Benn	2013	462,984	249,340	194,940	244,461		30,973	1,182,698
Executive Vice President and	2012	448,000	219,675	222,344	320,320		19,038	1,229,377
Chief Financial Officer	2011	432,600	202,150	194,175	207,648		11,897	1,048,470

Debby R. Zurzolo	2013	432,151	213,720	173,280	228,181		31,389	1,078,721
Executive Vice President,	2012	418,000	190,385	180,279	298,870		27,151	1,114,685
General Counsel and Secretary	2011	404,500	202,150	194,175	194,160		15,471	1,010,456

Max S. Byfuglin	2013	385,486	213,720	157,035	100,130		34,603	890,974
President,	2012	373,000	190,385	180,279	254,573		25,592	1,023,829
The Cheesecake Factory	2011	358,000	202,150	194,175	77,865		18,087	850,277
Bakery Incorporated(5)

(1)
Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. In accordance with SEC regulations, these amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock and option awards made in the referenced fiscal year. Restricted stock and stock option awards are subject to vesting requirements.

(2)
"All other compensation" for fiscal 2013 includes the following:

Name	Automobile Program $(a)	ESP Company Match $(b)	Dividends Paid or Accrued on Unvested Restricted Stock $(c)	Life Insurance $(d)	Executive Physical Exam $(e)	Total ($)
Mr. Overton	21,155	—	57,000	6,675	—	84,830
Mr. Gordon	16,626	8,004	13,296	784	—	38,710
Mr. Benn	4,565	7,070	14,760	2,128	2,450	30,973
Ms. Zurzolo	10,800	6,599	12,020	1,970	—	31,389
Mr. Byfuglin	14,400	4,832	12,280	3,059	—	34,603

(a)
Automobile Program: Each Named Executive Officer has the choice of a company-leased vehicle or automobile allowance. We assign imputed income, according to IRS regulations, for personal use of a company-leased vehicle.

(b)
Executive Savings Plan Matching Contributions: Each of our Named Executive Officers is eligible to participate in our Executive Savings Plan, a nonqualified, deferred compensation plan. Additional information regarding this plan appears in this Proxy Statement in the section entitled Nonqualified Deferred Compensation.

(c)
Dividends on Unvested Restricted Stock: Under the terms of our 2000 Omnibus Performance Stock Incentive Plan ("2000 Plan") and the 2001 Omnibus Stock Incentive Plan ("2001 Plan"), holders of shares of unvested restricted stock have the same dividend rights as our other stockholders and are entitled to dividends on all shares of restricted stock held by them, whether vested or unvested. In contrast, our 2010 Stock Plan provides that while holders of restricted stock granted under the 2010 Stock Plan have the same dividend rights as our other stockholders, any dividends received on shares of unvested restricted stock granted under the 2010 Stock Plan are subject to the same vesting conditions and restrictions as the underlying shares with respect to which the dividends relate. The amounts shown in this column reflect both cash dividends paid to the Named Executive Officers with respect to unvested shares of restricted stock granted under the 2000 and 2001 Plans and our accrual of dividends with respect to unvested shares of restricted stock granted under the 2010 Stock Plan.

(d)
Life Insurance: We provide group term life insurance to each of our Named Executive Officers on the same terms as all other salaried employees, at the lesser of one times base salary or $750,000. The life insurance benefit is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000. The IRS requires that the portion of the value of the policy exceeding $50,000 be deemed imputed income to the staff member.

(e)
Executive Physical Exam: Each of our Named Executive Officers is eligible for a company-paid executive physical examination every two years.
(3)
Mr. Jannini's employment with the Company terminated on February 16, 2013. David M. Gordon was appointed President of the Company effective February 18, 2013.

(4)
No amount is shown in the Stock Awards, Option Awards or Incentive Plan Compensation columns for fiscal 2013 for Mr. Jannini since his employment with the Company terminated on February 16, 2013, before the Compensation Committee made such awards to the Named Executive Officers and thus he was not eligible to receive such awards for fiscal 2013. Mr. Jannini received a lump sum payment in connection with his termination of employment in the amount of $482,625, the amount that he would have been eligible to receive under the Incentive Plan for fiscal 2012.

(5)
The Cheesecake Factory Bakery Incorporated is a wholly-owned subsidiary of The Cheesecake Factory Incorporated.

        For a description of actions taken by the Compensation Committee with respect to base salaries of our Named Executive Officers for fiscal 2014, please see Base Salary in the Compensation Discussion and Analysis section of this Proxy Statement.

        For a description of the material terms of the Named Executive Officers' employment agreements, see the section entitled Employment Agreements in this Proxy Statement. For a description of our Non-Equity Incentive Plan Compensation, see the section entitled Annual Cash Incentive Compensation in the Compensation Discussion and Analysis section of this Proxy Statement.

        For a description of our Incentive Plan and the Compensation Committee's determination of awards under this plan for our Named Executive Officers for fiscal 2013, please see Fiscal 2013 Performance Incentive Plan in the Compensation Discussion and Analysis section of this Proxy Statement. For the vesting schedules of outstanding options and restricted stock, please see Outstanding Equity Awards in this Proxy Statement.

Pension Benefits

        The Named Executive Officers did not receive any benefits from the Company under defined pension or defined contribution plans during the fiscal year ended December 31, 2013. None of our Named Executive Officers are currently eligible to participate in our tax-qualified 401(k) plan.

Nonqualified Deferred Compensation

        We adopted The Cheesecake Factory Incorporated Executive Savings Plan ("Executive Savings Plan") in order to provide a tax-deferred savings vehicle to help us attract, retain and motivate executives with the essential qualifications to manage our Company successfully. The Executive Savings Plan is a nonqualified deferred compensation plan for our non-employee directors and for our highly compensated executives (as defined in the Executive Savings Plan) who are otherwise ineligible to participate in our qualified defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The Executive Savings Plan allows our employee-participants to defer the receipt of up to 25% of their base salaries and up to 100% of their eligible bonuses and allows our Independent Directors to defer up to 100% of their director fees.

        We currently provide a matching contribution to the Executive Savings Plan at a rate of 25% of the first 4% of deferred base salary or bonus. We do not provide a match for deferrals by non-employee directors. Our matching contributions vest 25% per year after the staff member's second year of participation in the Executive Savings Plan, such that staff members with five years of service with us would be 100% vested in our matching contributions. All of our Named Executive Officers' are currently 100% vested in our matching contribution. Staff member deferrals and our matching contribution, if any, are deposited into a "rabbi" trust established by us, and the funds are generally invested in individual variable life insurance contracts owned by us, which are specifically designed to informally fund savings plans of this nature. The following table shows the compensation earned in fiscal 2013 that was deferred into the Executive Savings Plan by each Named Executive Officer during fiscal 2013:

Name	Executive Contributions in Fiscal 2013 $(1)	Company Contributions in Fiscal 2013 $(2)	Aggregate Earnings/(Losses) in Fiscal 2013 $	Aggregate Withdrawals or Distributions in Fiscal 2013 $	Aggregate Balance at December 31, 2013 $

David Overton	-	-	28,679	-	138,872

David M. Gordon	75,245	8,004	39,254	-	412,700

W. Douglas Benn	354,865	7,070	240,664	-	1,524,417

Debby R. Zurzolo	82,866	6,599	58,336	-	438,509

Max S. Byfuglin	52,148	4,832	52,688	-	1,215,430

(1)
These amounts are reported as compensation earned by the Named Executive Officers in the Summary Compensation Table. The "Executive Contributions" total is included in the "Salary" or "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table, depending on the source of the deferral for each executive.

(2)
These amounts are reported as "other" compensation earned by the Named Executive Officers. Please see footnote 2 to the Summary Compensation Table.

Grants of Plan-Based Awards in Fiscal 2013

        The following table shows all restricted shares and stock options to acquire shares of our common stock granted to Named Executive Officers under the 2010 Stock Plan during fiscal 2013, as well as the range of potential non-equity performance incentive awards that were achievable in fiscal 2013 under our 2010 Incentive Plan.

		Non-Equity Incentive Plan Awards for Fiscal 2013(1)			Restricted Stock and Option Awards

Name	Grant Date	Threshold $(2)	Target $(3)	Maximum $	All Other Restricted Stock Awards: Number of Shares of Stock or Units #(4)	All Other Stock Option Awards: Number of Securities Underlying Options #(4)	Exercise or Base Price of Stock Option Awards $/Sh	Grant Date Fair Value of Restricted Stock and Stock Option Awards $(5)

David Overton	-	$184,682	$984,973	$1,723,703	-	-	-	-
	3/7/2013	-	-	-	45,000	-	-	$1,602,900
	3/7/2013	-	-	-	-	175,000	$35.62	$1,895,250

David M. Gordon(6)	-	$69,135	$361.363	$643,785	-	-	-	-
	3/7/2013	-	-	-	9,000	-	-	$320,580
	3/7/2013	-	-	-	-	25,000	$35.62	$240,372

W. Douglas Benn	-	$56,484	$300,940	$526,876	-	-	-	-
	3/7/2013	-	-	-	7,000	-	-	$249,340
	3/7/2013	-	-	-	-	18,000	$35.62	$194,940

Debby R. Zurzolo	-	$52,722	$280,898	$491,788	-	-	-	-
	3/7/2013	-	-	-	6,000	-	-	$213,720
	3/7/2013	-	-	-	-	16,000	$35.62	$173,280

Max S. Byfuglin	-	$47,029	$250,566	$438,683	-	-	-	-
	3/7/2013	-	-	-	6,000	-	-	$213,720
	3/7/2013	-	-	-	-	14,500	$35.62	$157,035

(1)
For actual amounts paid under the Incentive Plan for fiscal 2013, see the column entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table included in this Proxy Statement. For more information on our annual performance bonus program under the Incentive Plan for fiscal 2013, see the section entitled Annual Incentive Compensation in the Compensation Discussion and Analysis section of this Proxy Statement. The maximum performance incentive award payable to any one executive under the Incentive Plan is $2.5 million.

(2)
Based on minimum achievement of the Operating Income objective only. For information regarding this performance objective, see the section entitled Annual Incentive Compensation in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
Target awards are a percentage of base salary for fiscal 2013, as follows: 100% for Mr. Overton; 73.7% for Mr. Gordon; and 65% for each of the other Named Executive Officers. The 73.7% target for Mr. Gordon represents a pro-rated target based on his appointment to President of the Company effective February 18, 2013. The full annualized target for Mr. Gordon would have been 75%.

(4)
All restricted stock grants shown vest at a rate of 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant. In addition, restricted stock granted to Mr. Overton included an additional performance target. All stock options shown vest at a rate of 20% per year, commencing on the first anniversary date of the grant date, and expire eight years from the grant date.

(5)
The grant date fair value was computed in accordance with the provisions of FASB ASC Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future by the Named Executive Officer. See Note 12 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for information regarding the valuation of equity awards.

(6)
David M. Gordon was appointed President of the Company effective February 18, 2013.

Outstanding Equity Awards

        The following table shows all outstanding stock options and restricted shares held by the Named Executive Officers as of December 31, 2013, the last day of fiscal 2013.

	Stock Option Awards					Restricted Share Awards

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable(1)		Option Exercise Price $	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested #(2)	Market Value of Shares or Units of Stock That Have Not Vested $(3)

David Overton(4)	100,000	-		25.10	1/4/17	-	-
	50,000	-		25.10	1/4/17	-	-
	100,000	-		21.17	1/3/18	-	-
	80,000	20,000	(4a)	16.48	5/7/17	-	-
	120,000	80,000	(4b)	21.42	1/7/18	-	-
	40,000	60,000	(4c)	31.10	1/6/19	-	-
	34,000	136,000	(4d)	29.29	1/5/20	-	-
	-	175,000	(4e)	35.62	3/7/21	-	-
	-	-		-	-	30,000	$1,448,100
	-	-		-	-	45,000	$2,172,150
	-	-		-	-	45,000	$2,172,150

David M. Gordon(5)	8,000	-		35.84	1/20/16	-	-
	8,000	-		25.10	1/4/17	-	-
	2,000	-		21.17	1/3/18	-	-
	-	6,000	(5a)	9.20	2/5/17	-	-
	-	2,000	(5b)	9.20	2/5/17	-	-
	2,000	4,000	(5c)	24.69	3/4/18	-	-
	6,000	9,000	(5d)	31.10	1/6/19	-	-
	3,700	14,800	(5e)	29.29	1/5/20	-	-
	-	25,000	(5f)	35.62	3/7/21	-	-
	-	-		-	-	1,000	$48,270
	-	-		-	-	3,000	$144,810
	-	-		-	-	6,500	$313,755
	-	-		-	-	7,500	$362,025
	-	-		-	-	9,000	$434,430

W. Douglas Benn(6)	87,500	30,000	(6a)	9.20	2/5/17	-	-
	9,000	6,000	(6b)	21.42	1/7/18	-	-
	6,000	9,000	(6c)	31.10	1/6/19	-	-
	3,700	14,800	(6d)	29.29	1/5/20	-	-
	-	18,000	(6e)	35.62	3/7/21	-	-
	-	-		-	-	5,000	$241,350
	-	-		-	-	4,000	$193,080
	-	-		-	-	6,500	$313,755
	-	-		-	-	7,500	$362,025
	-	-		-	-	7,000	$337,890

Debby R. Zurzolo(7)	25,000	-		36.87	1/4/16	-	-
	20,000	-		25.10	1/4/17	-	-
	25,000	-		21.17	1/3/18	-	-
	12,000	3,000	(7a)	9.20	2/5/17	-	-
	9,000	6,000	(7b)	21.42	1/7/18	-	-
	6,000	9,000	(7c)	31.10	1/6/19	-	-
	3,000	12,000	(7d)	29.29	1/5/20	-	-
	-	16,000	(7e)	35.62	3/7/21	-	-
	-	-		-	-	1,500	$72,405
	-	-		-	-	4,000	$193,080
	-	-		-	-	6,500	$313,755
	-	-		-	-	6,500	$313,755
	-	-		-	-	6,000	$289,620

Max S. Byfuglin(8)	30,000	-		32.32	1/3/15	-	-
	10,000	-		38.24	2/6/16	-	-
	6,000	-		21.17	1/3/18	-	-
	3,000	3,000	(8a)	9.20	2/5/17	-	-
	9,000	6,000	(8b)	21.42	1/7/18	-	-
	6,000	9,000	(8c)	31.10	1/6/19	-	-
	3,000	12,000	(8d)	29.29	1/5/20	-	-
	-	14,500	(8e)	35.62	3/7/21	-	-
	-	-		-	-	2,000	$96,540
	-	-		-	-	4,000	$193,080
	-	-		-	-	6,500	$313,755
	-	-		-	-	6,500	$313,755
	-	-		-	-	6,000	$289,620

(1)
All options listed above vest at a rate of 20% per year, with the exception of a portion of the stock options granted to Mr. Overton in fiscal 2007, which vested at a rate of 33 1/3% per year as to 50,000 shares.

(2)
Restricted shares listed above vest 60% on the third anniversary of the date of grant and 20% on each of the fourth and fifth anniversaries of the date of grant.

(3)
The fair market value of restricted shares is computed by multiplying the closing market price of our common stock on the last trading day of fiscal 2013 (i.e., $48.27 on December 31, 2013) by the number of restricted shares that have not yet vested.

(4)
The vesting dates of options held by Mr. Overton that were not exercisable as of our fiscal 2013 year-end are as follows: (a) 20,000 options will vest on 5/7/14; (b) 40,000 options vested on 1/7/14, and 40,000 options will vest on 1/7/15; (c) 20,000 options vested on 1/6/14, and 20,000 options will vest on each of 1/6/15 and 1/6/16; (d) 34,000 options vested on 1/5/14 and 34,000 options will vest on each of 1/5/15, 1/5/16 and 1/5/17; and, (e) 35,000 options vested on 3/7/14 and 35,000 options will vest on each of 3/7/15, 3/7/16, 3/7/17 and 3/7/18.

(5)
The vesting dates of options held by Mr. Gordon that were not exercisable as of our fiscal 2013 year-end are as follows: (a) 3,000 options vested on 2/5/14 and 3,000 options will vest on 2/5/15; (b) 2,000 options vested on 2/5/14; (c) 2,000 options vested on 3/4/14 and 2,000 options will vest on 3/4/15; (d) 3,000 options vested on 1/6/14 and 3,000 options will vest on each of 1/6/15 and 1/6/16; (e) 3,700 options vested on 1/5/14 and 3,700 options will vest on each of 1/5/15, 1/5/16 and 1/5/17; and (f) 5,000 options vested on 3/7/14 and 5,000 options will vest on each of 3/7/15, 3/7/16, 3/7/17 and 3/7/18.

(6)
The vesting dates of options held by Mr. Benn that were not exercisable as of our fiscal 2013 year-end are as follows: (a) 30,000 options vested on 2/5/14; (b) 3,000 options vested on 1/7/14 and 3,000 options will vest on 1/7/15; (c) 3,000 options vested on 1/6/14 and 3,000 options will vest on each of 1/6/15 and 1/6/16; (d) 3,700 options vested on 1/5/14 and 3,700 options will vest on each of 1/5/15, 1/5/16 and 1/5/17; and (e) 3,600 options vested on 3/7/14 and 3,600 options will vest on each of 3/7/15, 3/7/16, 3/7/17 and 3/7/18.

(7)
The vesting dates of options held by Ms. Zurzolo that were not exercisable as of our fiscal 2013 year-end are as follows: (a) 3,000 options vested on 2/5/14; (b) 3,000 options vested on 1/7/14 and 3,000 options will vest on 1/17/15; (c) 3,000 options vested on 1/6/14 and 3,000 options will vest on each of 1/6/15 and 1/6/16; (d) 3,000 options vested on 1/5/14 and 3,000 options will vest on each of 1/5/15, 1/5/16 and 1/5/17; and (e) 3,200 options vested on 3/7/14 and 3,200 options will vest on each of 3/7/15, 3/7/16, 3/7/17 and 3/7/18.

(8)
The vesting dates of options held by Mr. Byfuglin that were not exercisable as of our fiscal 2013 year-end are as follows: (a) 3,000 options vested on 2/5/14; (b) 3,000 options vested on 1/7/14 and 3,000 options will vest on 1/7/15; (c) 3,000 options vested on 1/6/14 and 3,000 options will vest on each of 1/6/15, and 1/6/16; (d) 3,000 options vested on 1/5/14 and 3,000 options will vest on each of 1/5/15, 1/5/16 and 1/5/17; and (e) 2,900 options vested on 3/7/14 and 2,900 options will vest on each of 3/7/15, 3/7/16, 3/7/17 and 3/7/18.

        On March 6, 2014 the Compensation Committee approved grants of equity awards to the following Named Executive Officers under the terms of our 2010 Stock Plan, as follows:

Name	Number of Stock Options	Number of Shares of Restricted Stock

David Overton	145,000	37,000

David M. Gordon	25,000	8,000

W. Douglas Benn	15,000	5,500

Debby R. Zurzolo	14,000	4,500

Max S. Byfuglin	13,000	4,000

        The stock options were granted at an exercise price of $48.19 per share, which was the fair market value of our common stock on the date of grant. Please see Equity-Based Compensation in the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding applicable vesting terms of the grants set forth above.

Option Exercises and Stock Vested

        The following table shows, for fiscal 2013, all stock options exercised by Named Executive Officers and shares of their restricted stock that vested:

Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise $(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting $(2)

David Overton	287,196	$3,009,643	-	$-

David M. Gordon	73,000	$931,490	6,900	$246,401

W. Douglas Benn	25,000	$825,359	11,000	$375,570

Debby R. Zurzolo	77,500	$770,859	7,500	$254,535

Max S. Byfuglin	87,500	$1,096,053	8,000	$271,540

(1)
The value realized upon exercise is equal to the difference between the market price of our common stock at the time of exercise and the exercise price of the options.

(2)
The value realized upon vesting is equal to the fair market value of the shares on the vesting date.

Employment Agreements

Named Executive Officers.

        David Overton.    On July 14, 2009, the Compensation Committee approved an employment agreement with David Overton, our Chairman of the Board and Chief Executive Officer ("Overton Employment Agreement"). On February 29, 2012, the Compensation Committee approved an amendment to the Overton Employment Agreement that extended the term of the agreement to December 31, 2013. On November 11, 2013, the Compensation Committee approved another amendment extending the term to April 1, 2015, and providing that any further extension of the Overton Employment Agreement shall be by mutual consent of the Company and Mr. Overton. The Overton Employment Agreement replaced a prior employment agreement with us that expired upon approval of the new agreement. A summary of the material terms of the Overton Employment Agreement, as amended, is set forth below. Such summary is qualified in its entirety by reference to the definitive terms of the agreement and the amendment thereto. A copy of the Overton Employment Agreement is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on July 20, 2009, and a copy of the 2012 amendment thereto is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on March 6, 2012 and a copy of the 2013 amendment thereto is filed as Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on November 12, 2013. Capitalized terms used without other definition in this summary have the same meanings set forth in the Overton Employment Agreement, as amended.

        The Overton Employment Agreement, as amended, has a term beginning June 30, 2009 and ending on April 1, 2015, but terminates automatically upon Mr. Overton's death or Permanent Disability, as defined in the agreement. Under the Overton Employment Agreement, and effective June 30, 2009, we paid Mr. Overton a salary at the initial annualized rate of $850,000, which was subject to increase at the discretion of the Compensation Committee. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Overton's salary history. While employed full-time by us, Mr. Overton is eligible to participate in our non-equity performance incentive plans for executive officers, and participate equitably with other executive officers in any of our plans relating to pension, thrift, profit sharing, life insurance, disability income insurance, medical coverage, education or other retirement or employee benefits. He is also entitled to receive an annual paid vacation in accordance with our general administrative policy, all other fringe benefits which are now or may be provided to our executive officers and reimbursement of his reasonable business expenses.

        During the term of the Overton Employment Agreement, and at the discretion of the Compensation Committee, Mr. Overton is eligible for future grants of options to purchase our common stock, restricted shares or other equity incentives under our equity incentive plans. If on the Date of Termination of his employment any installment of nonqualified stock options to purchase shares of our common stock granted to Mr. Overton pursuant to the 2001 Stock Plan on or subsequent to December 29, 2004, and prior to May 7, 2009, are not then exercisable and Mr. Overton's employment has not terminated for Cause, that installment will become immediately exercisable, subject to expiration as set forth in such Plan or any option agreement.

        If Mr. Overton's employment with us terminates for any reason other than for Cause, death or Permanent Disability, or if Mr. Overton voluntarily resigns his employment with us for a Good Reason, then we, following the Date of Termination and for the Term of the agreement, shall (i) continue payment of Mr. Overton's then existing salary, (ii) continue to provide Mr. Overton with an automobile at the comparable level provided to him prior to the Date of Termination, (iii) pay him a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during the fiscal year in which his employment is terminated, subject to certain limitations as more fully described in the agreement, and (iv) at our expense, continue on behalf of Mr. Overton and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided to Mr. Overton, on the terms and conditions set forth in the agreement.

        In addition to all amounts otherwise payable under the agreement, we will pay Mr. Overton, during his lifetime or in the event of his death to his designated beneficiary, a Founder's Retirement Benefit in the annual amount of $650,000 for a period of ten years, payable in equal monthly installments, as further described in the Overton Employment Agreement. For potential payments by us to Mr. Overton upon termination or change of control, see Potential Payments upon Termination or Change of Control below.

        David Gordon.    On April 18, 2013, we entered into an employment agreement with David Gordon, who formerly served as Chief Operating Officer of the Company until February 18, 2013 when he was promoted to President. The agreement has an initial term of one year and will be extended automatically for one additional year on each anniversary date unless either of the parties gives notice not to extend at least 90 days prior to the expiration date. Under the agreement, effective February 16, 2013, we paid Mr. Gordon a base salary at an annual rate equal to $500,000. Under the agreement, the Compensation Committee determines any future adjustments to Mr. Gordon's base salary, but Mr. Gordon's annual salary may not be decreased without his consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Gordon's salary history. In addition, the agreement provides for certain benefits upon termination of Mr. Gordon's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement. For potential payments by us to Mr. Gordon upon termination or change of control, see Potential Payments upon Termination or Change of Control below.

        The agreement provides that Mr. Gordon is eligible to participate in our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our other plans relating to pension, profit sharing, life insurance, disability income insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers, to the extent eligible thereunder by virtue of his position, tenure and salary. The agreement further provides that we will pay a portion of Mr. Gordon's premiums for medical, dental and vision care insurance with respect to Mr. Gordon and his dependents to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to our executive officers. The agreement also provides Mr. Gordon with the option to participate in our leased car program or, in lieu thereof, to receive a car allowance. Mr. Gordon is also entitled to receive all other fringe benefits that are provided to our executive officers.

        W. Douglas Benn.    On January 19, 2009, we entered into an employment agreement with W. Douglas Benn, Executive Vice President and Chief Financial Officer. The agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either of the parties gives notice not to extend at least 90 days prior to the expiration date. Under the agreement, we paid Mr. Benn a base salary in fiscal 2009 at an annual rate equal to $400,000. The Compensation Committee determines any future adjustments to his base salary. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Benn's salary history. Mr. Benn's annual salary may not be decreased without his consent unless the annual salaries of all other executive officers are proportionately decreased. In accordance with the agreement, on February 5, 2009, Mr. Benn received an initial grant of 150,000 non-qualified stock options at an exercise price equal to the fair market value of our common stock on the date of grant, which vest 20% each year over a five-year period on the anniversary dates of the grant date. In addition, on February 5, 2009, we granted Mr. Benn 25,000 restricted shares of our stock with restrictions lapsing at the rate of 60% on the third anniversary date of the grant date and 20% on each of the fourth and fifth anniversary dates of the grant date.

        We also reimbursed Mr. Benn for reasonable relocation expenses to assist in his relocation to the greater Los Angeles Metropolitan area, in addition to a one-time payment of $80,000. The agreement provides that Mr. Benn is eligible to participate in our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our plans relating to pension, profit sharing, disability income insurance, life insurance, education, or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. The agreement further provides that Mr. Benn and his dependents are entitled to participate in and we will pay a portion of Mr. Benn's premiums for medical care insurance with respect to himself and his dependents to the extent provided to our other executive officers, and based upon the most comprehensive medical, dental and vision insurance plans offered to such other executive officers. Mr. Benn is also entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers. In addition, the agreement provides for certain benefits upon termination of Mr. Benn's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement. For potential payments by us to Mr. Benn upon termination or change of control, see Potential Payments upon Termination or Change of Control below.

        Max S. Byfuglin; Debby R. Zurzolo.    On March 27, 2006, we entered into employment agreements with each of Max S. Byfuglin, President of The Cheesecake Factory Bakery Incorporated, a wholly-owned subsidiary of ours; and Debby R. Zurzolo, Executive Vice President, General Counsel and Secretary. These agreements were amended on December 4, 2007, and further amended on December 30, 2008. Mr. Byfuglin's and Ms. Zurzolo's agreements each have an initial term of two years and are extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless any of the parties give notice not to extend at least 90 days prior to the expiration date. Under each of these agreements, the Compensation Committee determines any future adjustments to these base salaries, but the executive's annual salary may not be decreased without the executive's consent unless the annual salaries of all other executive officers are proportionately decreased. Please see the Compensation Discussion and Analysis section of this Proxy Statement for information regarding Mr. Byfuglin's and Ms. Zurzolo's respective salary histories. In addition, the agreement provides for certain benefits upon termination of the executive's employment under certain circumstances, including in connection with a change of control of the Company, as defined in the agreement.

        In fiscal 2008, the Compensation Committee approved an amendment to the employment agreements of Mr. Byfuglin and Ms. Zurzolo to comply with the requirements of Section 409A and regulations thereunder. Each agreement provides that the executive will be eligible to participate in our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, and equitably with other executive officers in any of our other plans relating to pension, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits that we have or may adopt for the benefit of our executive officers. Each agreement further provides that we will pay the executive's portion of premiums for medical care insurance with respect to the executive and his or her immediate family members to the extent provided to our other executive officers, and based upon the most comprehensive medical insurance plan offered to such other executive officers. The agreements each provide that the executive is entitled to participate in any automobile leasing or car allowance program maintained by us for executive officers and to receive all other fringe benefits that are provided to our executive officers. For potential payments by us to Mr. Byfuglin and Ms. Zurzolo upon termination or change of control, see Potential Payments upon Termination or Change of Control below.

Potential Payments upon Termination or Change of Control

        Chief Executive Officer.    Pursuant to the Overton Employment Agreement, if Mr. Overton's employment is terminated for any reason (other than for "cause" (as defined in the agreement), death or permanent disability) or if he voluntarily resigns from his employment for a "good reason" (as defined in the agreement), he or his estate will be entitled to receive, through April 1, 2015, continued payment of his then-existing base salary on the same schedule as corresponds to the regular Company payroll dates in effect on his termination date. In addition, Mr. Overton shall be entitled to (i) a Company car at the comparable level provided to him prior to his termination date, (ii) payment of a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers, that is proportionately adjusted to take into account the period of his actual service during our fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder; and (iii) continuation on behalf of Mr. Overton and his dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits provided to him at any time during the 90-day period prior to his termination date, or to other similarly situated employees who continue in our employment through April1, 2015.

        If, on Mr. Overton's termination date, any installment of non-qualified stock options to purchase shares of our common stock granted to him pursuant to the 2001 Stock Plan on or subsequent to December 29, 2004 and prior to May 7, 2009 are not then exercisable and his employment is not terminated for "cause" (as defined in the agreement), then such options shall become immediately exercisable subject to expiration as set forth in the 2001 Stock Plan or any option agreement.

        Mr. Overton will also be entitled to an annual founder's retirement benefit payable during his lifetime and to his estate in the event of his death in the amount of $650,000 for a period of ten years, payable in equal monthly installments, beginning at the later of April 1, 2015 (the end of the current term of the agreement) or at least six months and one day after his separation from service. The founder's retirement benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any of our specific assets by virtue of this obligation.

        The following table shows the potential payments upon termination of employment or a change of control for Mr. Overton. The table assumes that (i) the triggering event took place on December 31, 2013, the last business day of our fiscal 2013; (ii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on December 31, 2013 ($48.27) by the number of unvested option shares; (iii) a performance incentive bonus was earned in fiscal 2013 at the level set forth in the Summary Compensation table; and (iv) the Overton Employment Agreement extends through April 1, 2015.

CEO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
AS OF JANUARY 1, 2014

David Overton	Payout upon a "Change in Control" (no termination) on 1/1/2014 ($)	Payout if terminated without cause or upon voluntary termination for good reason ($)	Payout if terminated for death or disability ($)	Payout upon voluntary resignation for no good reason or termination for cause or retirement(5) ($)

Cash Severance(1)	0	990,000	0	0

Pro-Rata Bonus(2)	0	800,157	0	0

Intrinsic Value of Equity Acceleration(3)	14,401,430	635,800	5,324,710	0

Benefits and Other Perquisites	0	21,155	0	0

Health & Welfare Benefits	0	14,057	0	0

Gross-up on Excise Tax	0	0	0	0

Founders Retirement Benefit(4)	0	5,345,000	5,345,000	5,345,000

Total CEO Termination Payment	$14,401,430	$7,806,169	$10,669,710	$5,345,000

(1)
Cash severance is comprised of payment of $990,000 annual salary through December 31, 2014.

(2)
Performance objectives for the fiscal year must be satisfied to receive payment. Reflects amount actually paid for performance achievement bonus under 2010 Incentive Plan for fiscal 2013.

(3)
Assumes accelerated vesting for all options and restricted stock awards scheduled to vest after termination.

(4)
Upon termination, Mr. Overton is entitled to receive $650,000 over each of the next ten years. The amount in this column represents the net present value of that benefit, calculated using a 2.80% discount rate and 12 monthly payments for each year.

(5)
For purposes of this table, "retirement" is considered to be our termination of Mr. Overton's employment other than for cause.

        In addition to the payments set forth above, Mr. Overton's estate or designated beneficiary would be eligible to receive $624,000 in life insurance proceeds upon his death (i.e., 65% of his base salary for 2012). This life insurance benefit is provided to all salaried employees at the rate of one times annual base salary up to $750,000 and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70.

        David M. Gordon.    Pursuant to our employment agreement with Mr. Gordon described above, he will be entitled to a severance payment in cash equal to one times his base salary (or one-half times such salary if termination is by reason of death) if during the term of the agreement, we terminate his employment (i) for any reason other than for "cause" (as defined in the agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in the agreement, we terminate his employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if he terminates the agreement at any time in connection with the occurrence of a "constructive termination," as defined in the agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for Mr. Gordon and his dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that he obtains any such benefits pursuant to his subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 12 months of his termination date would become exercisable and vest as of such termination date, and all restricted shares that were granted to Mr. Gordon at least one year prior to the termination date and scheduled to vest within 24 months of the termination date shall vest as of the termination date. The agreement further provides that we will pay Mr. Gordon a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder. Should Mr. Gordon under his agreement be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, he will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to him will be sufficient to pay any such excise tax in full.

        W. Douglas Benn.    Pursuant to our employment agreement with Mr. Benn described above, he will be entitled to a severance payment in cash equal to one times his base salary (or one-half times such salary if termination is by reason of death) if during the term of the agreement, we terminate his employment (i) for any reason other than for "cause" (as defined in the agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in the agreement, we terminate his employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if he terminates the agreement at any time in connection with the occurrence of a "constructive termination," as defined in the agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for Mr. Benn and his dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that he obtains any such benefits pursuant to his subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 36 months of his termination date would become exercisable and vest as of such termination date. The agreement further provides that we will pay Mr. Benn a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which his employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder. Should Mr. Benn under his agreement be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, he will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to him will be sufficient to pay any such excise tax in full.

        Max S. Byfuglin; Debby R. Zurzolo.    Pursuant to our employment agreements with Mr. Byfuglin and Ms. Zurzolo described above, each executive will be entitled to a severance payment in cash equal to one times the executive's base salary (or one-half times such salary if termination is by reason of death) if during the term of the agreement, we terminate the executive's employment (i) for any reason other than for "cause" (as defined in each agreement), including by reason of death or permanent disability; (ii) if within 18 months after a change of control, as defined in each agreement, we terminate the executive's employment (whether or not the term of the agreement ended without renewal) for any reason other than for cause; or (iii) if the executive terminates the agreement at any time within 60 days of the occurrence of a "constructive termination," as defined in each agreement. Certain other medical, dental and hospitalization benefits (or such comparable alternative benefits determined by us) for the executive and his or her dependents also will be paid by us for an additional 12 months. Our obligation with respect to such benefits will be limited to the extent that the executive obtains any such benefits pursuant to the executive's subsequent employer's benefit plans. Retiree medical and life insurance benefits shall be limited by and be designed to comply with or be exempt from Section 409A and the regulations thereunder. In addition, all installments of options to purchase shares of our common stock that are scheduled to become exercisable within 24 months of the executive's termination date would become exercisable and vest as of such termination date. Each agreement further provides that we will pay the executive a performance achievement bonus under our bonus plan(s) as may be adopted from time to time by the Compensation Committee for Named Executive Officers that is adjusted proportionately to take into account the period of actual employment during the fiscal year in which the executive's employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is "performance-based compensation" under Section 162(m) of the Code and the regulations thereunder. Should the executive under each of the agreements be subject to any excise tax in connection with the "excess parachute payment" provisions of the Code, then the executive will be entitled to receive an additional "gross-up" payment from us such that the after-tax proceeds of the payment to the executives will be sufficient to pay any such excise tax in full.

        Exercisability of Options on Change in Control.    In addition to the terms of the employment agreements described above, under the option grants made to executive officers pursuant to the 2001 Stock Plan, all options become exercisable upon a "change of control" (as defined in the 2001 Stock Plan) if such change of control occurs prior to the executive's termination of employment. With respect to restricted shares granted to such executives in fiscal 2010 and fiscal 2011, the restrictions shall lapse upon a change of control. With respect to option grants made to executive officers pursuant to the 2010 Stock Plan, if there is no assumption or continuation of some or all of the outstanding stock options upon a "change of control" (as defined in the 2010 Stock Plan), the 2010 Stock Plan Committee may, in its discretion, provide for acceleration of such options immediately before such change in control.

        Potential Payments upon Termination or Change of Control.    The following table shows the potential payments upon termination of employment or a change of control for the Named Executive Officers other than Mr. Overton. The table assumes that (i) the triggering event took place on December 31, 2013, the last business day of our fiscal 2013; (ii) the intrinsic value of equity vesting acceleration is computed by multiplying the difference between the exercise prices of any unvested option shares and the market price of our common stock on December 31, 2013 ($48.27) by the number of unvested option shares; and (iii) a performance incentive bonus was earned under the 2010 Incentive Plan in fiscal 2013 at the level set forth in the Summary Compensation table for each individual.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
AS OF JANUARY 1, 2014

Named Executive Officer	Payout upon a "Change in Control" (no termination) on 1/1/2014 ($)	Additional payout if terminated for any reason other than "cause" within 18 months after a "Change in Control" on 1/1/2014 ($)	Payout if resignation is within 60 days of the occurrence of a "Constructive Termination" that is not a "Change in Control" ($)	Payout upon disability ($)	Payout upon death ($)	Payout upon voluntary resignation that is not a Constructive Termination or termination for cause or retirement ($)

David M. Gordon
Cash Severance	0	500,000	500,000	500,000	250,000	0
Pro-Rata Bonus(1)	0	293,607	293,607	293,607	293,607	0
Intrinsic Value of Equity Acceleration(2)	2,461,854	0	1,088,795	1,088,795	1,088,795	0
Health & Welfare Benefits		12,923	12,923	12,923	12,923	0
Gross-up on Excise Tax	0	0	0	0	0	0
David M. Gordon Total	$2,461,854	$806,530	$1,895,325	$1,895,325	$1,645,325	$0

W. Douglas Benn
Cash Severance	0	466,000	466,000	466,000	233,000	0
Pro-Rata Bonus(1)	0	244,461	244,461	244,461	244,461	0
Intrinsic Value of Equity Acceleration(2)	3,444,434	0	1,835,028	1,835,028	1,835,028	0
Health & Welfare Benefits	0	6,796	6,796	6,796	6,796	0
Gross-up on Excise Tax	0	0	0	0	0	0
W. Douglas Benn Total	$3,444,434	$717,257	$2,552,285	$2,552,285	$2,319,285	$0

Debby R. Zurzolo
Cash Severance	0	435,000	435,000	435,000	217,500	0
Pro-Rata Bonus(1)	0	228,181	228,181	228,181	228,181	0
Intrinsic Value of Equity Acceleration(2)	2,045,615	0	576,170	576,170	576,170	0
Health & Welfare Benefits	0	10,437	10,437	10,437	10,437	0
Gross-up on Excise Tax	0	0	0	0	0	0
Debby R. Zurzolo Total	$2,045,615	$673,618	$1,249,788	$1,249,788	$1,032,288	$0

Max S. Byfuglin
Cash Severance	0	388,000	388,000	388,000	194,000	0
Pro-Rata Bonus(1)	0	100,130	100,130	100,130	100,130	0
Intrinsic Value of Equity Acceleration(2)	2,050,755	0	568,580	568,580	568,580	0
Health & Welfare Benefits	0	7,902	7,902	7,902	7,902	0
Gross-up on Excise Tax	0	0	0	0	0	0
Max S. Byfuglin Total	$2,050,755	$496,032	$1,064,612	$1,064,612	$870,612	$0

Total Termination Payments (including those for Mr. Overton (see CEO table above))	$24,404,088	$24,265,236	$14,568,179	$17,431,720	$16,537,220	$5,345,000

(1)
Performance objectives for the fiscal year must be satisfied to receive payment. Reflects actual amounts paid for performance achievement bonus under the Incentive Plan for fiscal 2013.

(2)
Assumes accelerated vesting for all options scheduled to vest 12 months after termination and all restricted shares scheduled to vest 24 months after termination for Mr. Gordon, and for all options scheduled to vest 36 months after termination for Mr. Benn and 24 months after termination for Ms. Zurzolo and Mr. Byfuglin.

        In addition to the payments set forth above, upon the death of a Named Executive Officer, that officer's estate or designated beneficiary would be eligible to receive life insurance proceeds in the amount of one times the officer's annual base salary, up to $750,000. This life insurance benefit is provided to all salaried employees on the same terms and conditions as our Named Executive Officers and is reduced to 65% of base salary at age 65 and 50% of base salary at age 70, with a limit of $750,000.

 REPORT OF THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

        The following Audit Committee report does not constitute soliciting material and is not deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference thereto.

        As more fully described in its charter, the Audit Committee oversees the Company's financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company's consolidated financial statements by the Company's independent auditors. The Audit Committee approved the engagement of PricewaterhouseCoopers LLP ("PwC") as the Company's independent auditors for fiscal 2013, and the stockholders ratified that selection at the 2013 annual meeting of stockholders. Management has the primary responsibility for the Company's financial statements and the financial reporting process, including the Company's system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2013 with management and PwC. Management and PwC have represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

        The Audit Committee reviewed with PwC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16 "Communications with Audit Committees" (which supersedes Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended). In addition, the Audit Committee has discussed with PwC the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent accountant's communications with the audit committee concerning independence. The Audit Committee discussed with PwC the overall scope and plans for its audit. The Audit Committee periodically meets with PwC, with and without management present, to discuss the results of its audit, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended December 31, 2013 be included in the Company's Annual Report on Form 10-K filed with Securities and Exchange Commission.

Dated: April 3, 2014	Respectfully submitted,
David B. Pittaway, Chair Alexander L. Cappello Douglas L. Schmick

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders and Management

        The following table sets forth certain information regarding the beneficial ownership as of the Record Date of our common stock by each person known to us to beneficially own more than five percent (5%) of the outstanding shares of our common stock; each of our current directors and director nominees; our Named Executive Officers; and all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Total Outstanding(3)
BlackRock, Inc.(4)	4,148,641	8.3%
The Vanguard Group, Inc.(5)	3,093,863	6.2%
Named Executive Officers, Directors and Director nominees:
David Overton(6)	3,822,248	7.6%
Alexander L. Cappello(7)	4,868	*
Jerome I. Kransdorf(8)	41,264	*
Laurence B. Mindel(9)	5,000	*
David B. Pittaway(10)	9,722	*
Douglas L. Schmick(11)	2,185	*
Herbert Simon(12)	170,000	*
David M. Gordon(13)	81,537	*
W. Douglas Benn(14)	211,532	*
Debby R. Zurzolo(15)	163,658	*
Max S. Byfuglin(16)	160,596	*
All executive officers and directors as a group (11 persons)(17)	4,672,610	9.3%

*
Less than 1% of the issued and outstanding shares.

(1)
Unless otherwise indicated in the footnotes below, the address for all beneficial owners included in this table is c/o The Cheesecake Factory Incorporated, 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power plus any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on 50,052,592 shares outstanding as of the Record Date.

(4)
BlackRock, Inc. has sole voting and dispositive power with respect to 4,148,641 shares. The foregoing information is based solely on an amendment to Schedule 13G filed by BlackRock, Inc. on January 28, 2014 under the Securities Exchange Act of 1934. The address for BlackRock, Inc. is 40 East 52 Street New York, NY 10022.

(5)
The Vanguard Group, Inc. ("Vanguard"), in its capacity as investment advisor, may be deemed to beneficially own 3,093,863 shares of the Company held of record by clients of Vanguard. Vanguard has sole power to vote or direct the vote of 73,192 shares, sole power to dispose of or to direct the disposition of 3,024,371 shares and shared power to dispose of or to direct the disposition of 69,492 shares. The foregoing information is based solely on a Schedule 13G filed by Vanguard on February 12, 2014 under the Securities Exchange Act of 1934. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(6)
Mr. Overton is a Named Executive Officer and a director of the Company. Includes 139,000 restricted shares held directly; and 3,010,248 shares held by the David Overton Family Trust of which Mr. Overton is the trustee. Excludes 60,211 shares held by Mr. Overton's spouse as trustee for the Sheila A. Overton Living Trust and 183,950 shares held by the David M. Overton 2011 Gift Trust U/T/A dated 11/23/11 for the benefit of Mr. Overton's son, of which Mr. Overton's spouse is the trustee. These shares are excluded as Mr. Overton disclaims beneficial ownership of the shares owned by his spouse and by the Gift Trust. Also includes 673,000 shares Mr. Overton has a right to acquire upon the exercise of options exercisable within 60 days of April 4, 2014. For additional information regarding Mr. Overton's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(7)
Mr. Cappello is a director of the Company. Includes 4,690 shares held by Cappello Group, Inc. of which Mr. Cappello and Mr. Cappello's spouse are sole shareholders. Also includes 178 shares held by Mr. Cappello's children for which his spouse acts as custodian.

(8)
Mr. Kransdorf is a director of the Company. Includes 6,250 shares held directly and 35,014 shares Mr. Kransdorf has a right to acquire upon exercise of options exercisable within 60 days of April 4, 2014.

(9)
Mr. Mindel is a director of the Company. All shares are held by the Mindel Living Trust of which Mr. Mindel is the trustee.

(10)
Mr. Pittaway is a director of the Company. All shares are held directly.

(11)
Mr. Schmick is a director of the Company. All shares are held directly.

(12)
Mr. Simon is a director of the Company. All shares are held by the Herbert Simon Revocable Trust of which Mr. Simon is the trustee.

(13)
Mr. Gordon is a Named Executive Officer. Includes 28,600 restricted shares held directly, an additional 4,537 shares held directly; and 48,400 shares Mr. Gordon has a right to acquire upon exercise of options exercisable within 60 days of April 4, 2014. For additional information regarding Mr. Gordon's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(14)
Mr. Benn is a Named Executive Officer. Includes 24,600 restricted shares held directly; an additional 32,432 shares held directly; 5,000 shares held by Mr. Benn's IRA; and 149,500 shares Mr. Benn has a right to acquire upon exercise of options exercisable within 60 days of April 4, 2014. For additional information regarding Mr. Benn's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(15)
Ms. Zurzolo is a Named Executive Officer. Includes 21,600 restricted shares held directly; 757 shares held by Ms. Zurzolo's SEP IRA; and 26,101 shares held by Ms. Zurzolo as trustee of the Debby R. Chinski Living Trust. Also includes 115,200 shares Ms. Zurzolo has a right to acquire upon the exercise of options exercisable within 60 days of April 4, 2014. For additional information regarding Ms. Zurzolo's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(16)
Mr. Byfuglin is a Named Executive Officer. Includes 21,100 restricted shares held directly; 57,596 shares held by The Byfuglin Family Trust, of which Mr. Byfuglin and his spouse are trustees; and 81,900 shares Mr. Byfuglin has a right to acquire upon the exercise of options exercisable within

  60 days of April 4, 2014. For additional information regarding Mr. Byfuglin's equity grants, refer to the section entitled Outstanding Equity Awards in this Proxy Statement.

(17)
Includes 1,103,014 shares our executive officers and directors have a right to acquire upon the exercise of options exercisable within 60 days of April 4, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, our directors, executive officers and any persons holding 10% or more of our common stock ("Section 16 reporting persons") are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish us with copies of such reports. Specific due dates for these reports have been established by the SEC, and we are required to report in this Proxy Statement any failure to file on a timely basis by such persons. On March 8, 2013, Mr. Douglas L. Schmick filed a Form 4 with respect to his purchase of 425 shares of our common stock on March 5, 2013. This filing occurred one day after the March 7, 2013 filing due date for this transaction (due to an administrative error). Except for this one late filing, to our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended December 31, 2013.

10b5-1 Trading Plans

        Each of our officers and directors may enter into a written plan for the automatic trading of securities in accordance with Exchange Act Rule 10b5-1 ("Rule 10b5-1 Trading Plan"). The Company also may enter into a Rule 10b5-1 Trading Plan for the automatic trading of our securities with respect to any stock repurchase plan from time to time. We disclose in our public filings with the SEC whether we have a Rule 10b5-1 Trading Plan currently in effect, but we currently do not disclose whether any of our Named Executive Officers has a Rule 10b-1 Trading Plan in effect. However, it has been the practice of our Named Executive Officers to disclose on Form 4 whether any sale or other transfer of shares reported has been made pursuant to a Rule 10b-1 Trading Plan.

Stockholder Proposals for the 2014 Annual Meeting of Stockholders

        Any stockholder proposal intended to be included in our Proxy Statement under SEC Rule 14a-8 for the 2015 annual meeting of stockholders must be received by us for inclusion in the Proxy Statement and form of proxy for that meeting on or before December 18, 2014.

        For a stockholder proposal to be presented at an annual meeting (other than a proposal intended to be included in our proxy statement under SEC Rule 14a-8), the stockholder must comply with the applicable provisions of our Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the annual meeting. In general, our Bylaws require that the notice must be received (i) not earlier than January 29, 2015, and (ii) not later than February 28, 2015;

provided that, in the event that the 2015 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2014 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the 2014 Annual Meeting was mailed or public disclosure of the date of the 2014 Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the 2015 Annual Meeting. The foregoing summary does not purport to be a complete description of all of the provisions of our Bylaws pertaining to stockholder nominations. Stockholders may obtain, without charge, a copy of our Bylaws upon written request to Ms. Zurzolo, our Secretary, at our principal executive offices. Our Bylaws are also available on our website. For information on where to access this document, please see the section in this Proxy

Statement entitled Corporate Governance Principles and Guidelines; Corporate Governance Materials Available on Our Website.

Availability of Annual Report and Form 10-K

        Accompanying this Proxy Statement is our Annual Report to Stockholders for the fiscal year ended December 31, 2013, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Annual Report is not incorporated into this Proxy Statement and is not proxy soliciting material.

        We make available on our website at www.thecheesecakefactory.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission. These reports can be found under "All SEC Filings" in the "Financial Information" portion of the "Investors" section of our website. We will provide to any stockholder without charge, upon the written request of that stockholder, a copy of our Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended December 31, 2013. Such requests should be addressed to:

Jill S. Peters
 Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

Adjournment of the 2014 Annual Meeting of Stockholders

        In the event there are not sufficient votes to approve any proposal incorporated in this Proxy Statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our Board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting, and the adjournment is for a period of less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the stockholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

Other Matters

        We currently know of no other matters to be submitted at the 2014 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy.

By Order of the Board of Directors,

/s/ Debby R. Zurzolo

Debby R. Zurzolo
 Secretary

Calabasas Hills, California
April 17, 2014

YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your proxy online, by telephone or by returning the proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the proxy is revocable.

Voting online or by telephone is fast, convenient and your vote is immediately confirmed and posted. To vote online or by telephone, first read the accompanying Proxy Statement and then follow the instructions below:

VOTE ONLINE		VOTE BY TELEPHONE
1.	Go to www.proxyvote.com.	1.	Using a touch-tone telephone, call 1-800-690-6903.
2.	Follow the step-by-step instructions provided.	2.	Follow the step-by-step instructions provided.

IF YOU PLAN TO ATTEND THE MEETING

Attendance will be limited to stockholders. Stockholders may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in bank or brokerage accounts ("street name" holders) will need to bring with them a legal proxy issued in their name from the bank or brokerage in whose name the shares are held in order to vote in person. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please do not return your Proxy Card if you voted by telephone or online.

APPENDIX A

THE CHEESECAKE FACTORY INCORPORATED
2010 STOCK INCENTIVE PLAN

AS AMENDED EEFFECTIVE APRIL 3, 2014

SECTION 1.  INTRODUCTION.

        The Company's Board of Directors originally adopted The Cheesecake Factory Incorporated 2010 Stock Incentive Plan on the Adoption Date and it was approved by Company stockholders. The Plan has been subsequently amended (the last such prior amendment was on February 27, 2013) and each such amendment was approved by both the Board and Company stockholders.

        On the Amendment Date, the Board further amended the Plan, as reflected herein, to become effective on the Stockholder Approval Date conditioned upon and subject to obtaining Company stockholder approval as provided in Section 15 below. If the Company's stockholders do not approve this Plan on or before the consummation of the 2014 Annual Meeting, then the Plan as amended herein shall be null and void and the Plan as amended on February 27, 2013 shall continue to remain in effect.

        The purpose of the Plan is to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders through compensation that is based on the Company's common stock and thereby promote the long-term financial interest of the Company and its affiliates, including the growth in value of the Company's equity and enhancement of long-term stockholder return.

        The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants and/or Stock Units.

        This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions. Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any applicable Award agreement.

SECTION 2.  DEFINITIONS.

        (a)   "Adoption Date" means February 25, 2010.

        (b)   "Affiliate" means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual's "Service," this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.

        (c)   "Amendment Date" means April 3, 2014.

        (d)   "Annual Meeting" means the Company's annual meeting of its stockholders.

        (e)   "Award" means any award of an Option, SAR, Restricted Stock Grant or Stock Unit under the Plan.

        (f)    "Board" means the Board of Directors of the Company, as constituted from time to time.

        (g)   "Cashless Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).

        (h)   "Cause" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Cause), the occurrence of any one or more of the following: (i) dishonesty, incompetence or gross negligence in the discharge of the Participant's duties; (ii) theft, embezzlement, fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, recipes, processes, customer and employee lists, trade secrets, or other Company proprietary information; (iii) willful material violation of any law, rule, or regulation of any governing authority or of the Company's policies and procedures, including without limitation the Company's Code of Ethics and Code of Conduct; (iv) material breach of any agreement with the Company; (v) intentional conduct which is injurious to the reputation, business or assets of the Company; (vi) solicitation of the Company's agents or staff members to work for any other business entity; and/or (vii) any other act or omission by a Participant that, in the opinion of the Committee, could reasonably be expected to materially adversely affect the Company's or a Subsidiary's or an Affiliate's business, financial condition, prospects and/or reputation. Except as may otherwise be provided in a Participant employment agreement or applicable Award agreement, (1) with respect to Employees who are not Directors or Officers, Cause shall be determined by the Company pursuant to its employment management practices and (2) the Committee shall make determinations of Cause with respect to Officers, Directors and/or Consultants.

        (i)    "Change in Control" means the consummation of any one or more of the following:

            (i)  any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act, directly or indirectly, of securities of the Company representing 50% of more of the combined voting power of the Company's then outstanding voting securities ("Voting Securities"); or

           (ii)  a merger or consolidation of the Company with any other corporation (or other entity), other than:

            (a)   a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

            (b)   a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 20% of the combined voting power of the Company's then outstanding Voting Securities; or

            (c)   a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation. The term, "surviving entity" shall mean only an entity in which all the Company's stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase "directors of the Company (who were directors immediately prior thereto)" shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

          (iii)  the consummation of a complete liquidation or sale or disposition of all or substantially all of the Company's assets; or

          (iv)  during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions.

        (j)    "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

        (k)   "Committee" means a committee described in Section 3.

        (l)    "Common Stock" means the Company's common stock, $0.01 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.

        (m)  "Company" means The Cheesecake Factory Incorporated, a Delaware corporation.

        (n)   "Compensation Committee" means the compensation committee of the Board.

        (o)   "Consultant" means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

        (p)   "Covered Employees" means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).

        (q)   "Date of Grant" means the date on which the Committee makes the Determination and thereby grants an Award to a Selected Employee. For these purposes, "Determination" shall be defined as approval by the Committee of all key terms of an Award, which include the name of the Selected Employee, the amount of Awards to be granted, vesting schedule and any expiration date. Except as may otherwise be provided by the Board or Committee after June 30, 2012, Awards shall be granted only on pre-set dates which dates shall be set by the Compensation Committee prior to the beginning of the Fiscal Year in which the grants are to be made. Notwithstanding the foregoing limitation, Awards to new hires and promoted employees may be granted at the next regularly scheduled meeting of the Compensation Committee following the employee's date of employment or promotion.

        (r)   "Director" means a member of the Board who is also an Employee.

        (s)   "Disability" means, except as may otherwise be provided in a Participant employment agreement or applicable Award agreement (and in such case the employment agreement or Award agreement shall govern as to the definition of Disability), that the Selected Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Selected Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For all purposes with respect to the Plan, the Disability of a Selected Employee shall be determined solely by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.

        (t)    "Employee" means any individual who is a common-law employee of the Company (including any individual who is also a Director), or of a Parent, or of a Subsidiary or of an Affiliate.

        (u)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (v)   "Exercise Price" means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. "Exercise

Price," in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.

        (w)  "Fair Market Value" means the market price of a Share and shall be equal to the closing price (or closing bid, if no sales were reported) for a Share of the Company's Common Stock on such day as quoted by the exchange or over-the-counter market on which the Common Stock is listed (or the exchange or market with the greatest trading volume, if quoted or listed on more than one exchange or market). If there is no closing sale or closing bid price, the closing sales or bid price shall be the price on the last preceding day for which such quotation exists. If the Common Stock is not listed or quoted on an exchange or over-the-counter market, the Committee shall determine the fair market value in good faith.

        Whenever possible, the determination of Fair Market Value shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.

        (x)   "Fiscal Year" means the Company's fiscal year.

        (y)   "Grant" means any grant of an Award under the Plan.

        (z)   "Incentive Stock Option" or "ISO" means an incentive stock option described in Code Section 422.

        (aa) "Independent Director" means an individual who:

            (i)  has not been employed by the Company or its Subsidiaries or Affiliates within the last three calendar years;

           (ii)  has not received, during the current calendar year or any of the three immediately preceding calendar years, remuneration, other than de minimis remuneration, as a result of service as, or compensation paid to an entity affiliated with the individual who serves as (1) an advisor, consultant, or legal counsel to the Company or to a member of its senior management and (2) a significant customer or supplier of the Company;

          (iii)  has no personal services contract(s) with the Company, or with any member of its senior management;

          (iv)  is not a director, trustee or officer with a not-for-profit entity that receives significant contributions from the Company;

           (v)  during the current calendar year or any of the three immediately preceding calendar years, has not had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K to the SEC, other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year; provided, however, that the need to disclose any relationship that existed prior to a director joining the Board shall not in and of itself render the director non-independent;

          (vi)  is not employed by a public company at which an executive officer of the Company is a member of such other company's compensation committee;

         (vii)  has not had any of the relationships described above, with any controlled affiliate of the Company; and

        (viii)  is not a member of the immediate family of any person who fails to satisfy the criteria described above.

        A director is deemed to have received remuneration (other than as a director, including remuneration provided to a non-executive Chairman of the Board, Board committee Chairman, or Lead Director) if remuneration, other than de minimis remuneration, was paid by the Company, its Subsidiaries or Affiliates, to any entity, in which the director has a beneficial ownership interest of 5% or more, or to an entity by which the director is employed or self-employed other than as a director. Remuneration is deemed de minimis if such remuneration is less than $60,000 in any calendar year, or if such remuneration is paid to an entity, it (a) did not for the calendar year exceed the lesser of $1 million, or 5% of the gross revenues of the entity; and (b) did not directly result in a material increase in the compensation received by the director from that entity.

        (bb) "Leave of Absence" means a bona-fide Company-approved leave of absence from Service for an Employee. Except as otherwise provided by applicable law or in an employment agreement, if there is a Leave of Absence(s) that in the aggregate in any Fiscal Year consists of forty-five (45) days or less and in which the Employee returns to Service promptly upon expiration of such Leave of Absence(s), then the vesting or expiration date(s) of any of such Employee's then outstanding Awards will not be affected. Except as otherwise provided by applicable law, the Company will determine the effect on an Employee's Awards if the Leave of Absence(s) will exceed forty-five (45) days. For purposes of determining whether an ISO is entitled to continue its ISO status, a common-law employee's Service will be treated as terminating on the first day immediately following three months after such Employee went on the Leave of Absence, unless such Employee's right to return to active work is guaranteed by law or by a contract. Except as otherwise provided by applicable law, Service terminates in any event when an approved Leave of Absence ends unless such Employee immediately returns to active work.

        (cc) "Net Exercise" means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee's exercise of the Option will be reduced by the Company's retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company (but will not be available for issuance under this Plan in accordance with Section 5(a)) and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.

        (dd) "Non-Employee Director" means a member of the Board who is not an Employee.

        (ee) "Nonstatutory Stock Option" or "NSO" means a stock option that is not an ISO.

        (ff)  "Officer" means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.

        (gg) "Option" means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.

        (hh) "Optionee" means an individual, estate or other entity that holds an Option.

        (ii)   "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.

        (jj)   "Participant" means an individual or estate or other entity that holds an Award.

        (kk) "Performance Goals" means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) return on equity, (ii) earnings per share, (iii) net income, (iv) earnings per share growth, (v) return on invested capital, (vi) return on assets, (vii) economic value added, (viii) earnings before interest and taxes (EBIT), (ix) revenue growth, (x) gross margin return on inventory investment, (xi) fair market value or price of the Company's shares (including, but not limited to, growth measures and total stockholder return), (xii) operating profit, (xiii) consolidated income from operations, (xiv) cash flow (including, but not limited to, cash flow from operations and free cash flow), (xv) cash flow return on investments (which equals net cash flow divided by total capital), (xvi) internal rate of return, (xvii) net present value, (xviii) costs or expenses, (xix) market share, (xx) guest satisfaction, (xxi) corporate transactions including without limitation mergers, acquisitions, dispositions and/or joint ventures, (xxii) product development, (xxiii) capital expenditures, (xxiv) earnings before interest, taxes, depreciation and amortization (EBITDA), and/or (xxv) revenues.

        (ll)   "Performance Period" means any period of time determined by the Committee in its sole discretion. The Committee may establish different Performance Periods for different Participants and the Committee may establish concurrent or overlapping Performance Periods.

        (mm)  "Plan" means this The Cheesecake Factory Incorporated 2010 Stock Incentive Plan as it may be amended from time to time.

        (nn) "Prior Equity Plans" means the Company's 2001 Omnibus Stock Incentive Plan, as amended and restated, and its predecessor plans.

        (oo) "Re-Load Option" means a new Option or SAR that is automatically granted to a Participant as result of such Participant's exercise of an Option or SAR.

        (pp) "Re-Price" means that (i) the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor definition(s)) or (ii) excluding transactions permitted under Section 11(a), the Company has exchanged, cancelled, substituted, buys out or surrenders an Option or SAR which has an Exercise Price that is greater than the Fair Market Value for a new Award with a lower (or no) Exercise Price or for cash.

        (qq) "Restricted Stock Grant" means Shares awarded under the Plan as provided in Section 9.

        (rr)  "Restricted Stock Grant Agreement" means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.

        (ss)  "Retirement" means an Employee's employment has been terminated for any reason other than for Cause by the Company and the Termination Date occurred on or after the Employee had attained 60 years of age.

        (tt)  "SAR Agreement" means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.

        (uu) "SEC" means the Securities and Exchange Commission.

        (vv) "Section 16 Persons" means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

        (ww)  "Securities Act" means the Securities Act of 1933, as amended.

        (xx) "Selected Employee" means an Employee or Consultant who has been selected by the Committee to receive an Award under the Plan.

        (yy) "Service" means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. The Committee determines when Service commences and terminates for all purposes with respect to the Plan.

        (zz) "Share" means one share of Common Stock.

        (aaa)  "Stock Appreciation Right" or "SAR" means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.

        (bbb)  "Stock Option Agreement" means the agreement described in Section 6 evidencing each Award of an Option.

        (ccc)  "Stock Unit" means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.

        (ddd)  "Stock Unit Agreement" means the agreement described in Section 10 evidencing each Award of Stock Units.

        (eee)  "Stockholder Approval Date" means the date that the Company's stockholders approve this Plan (as amended on the Amendment Date) provided that such stockholder approval must occur on or before the consummation of the 2014 Annual Meeting.

        (fff) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.

        (ggg)  "Termination Date" means the date on which a Participant's Service terminates.

        (hhh)  "10-Percent Shareholder" means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3.  ADMINISTRATION.

        (a)    Committee Composition.    A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board's Compensation Committee (or a comparable committee of three or more Independent Directors selected by the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee in which event all references to the Committee shall refer to the Board whether or not expressly stated herein.

        To the extent required, the Committee shall have membership composition which enables (i) grants of Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m).

        (b)    Authority of the Committee.    Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable. Such actions shall include without limitation:

            (i)  determining Selected Employees who are to receive Awards under the Plan;

           (ii)  determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;

          (iii)  correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award agreement;

          (iv)  accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;

           (v)  interpreting the Plan and any Award agreements;

          (vi)  making all other decisions relating to the operation of the Plan; and

         (vii)  adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.

        The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee's (or Board's) determinations under the Plan shall be final, conclusive and binding on all persons. The Committee's decisions and determinations need not be uniform and may be made selectively among Participants in the Committee's sole discretion. The Committee's (or Board's) decisions and determinations will be afforded the maximum deference provided by applicable law.

        (c)    Indemnification.    To the maximum extent permitted by applicable law, each member of the Committee, and of the Board, and any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4.  GENERAL.

        (a)    General Eligibility.    Only Employees and Consultants shall be eligible for designation as Selected Employees by the Committee.

        (b)    Incentive Stock Options.    Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.

        (c)    Restrictions on Shares.    Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

        (d)    Beneficiaries.    A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant's death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant's death any vested Award(s) shall be transferred or distributed to the Participant's estate.

        (e)    Performance Goals.    The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:

            (i)  asset write-downs or discontinued operations,

           (ii)  litigation or claim judgments or settlements,

          (iii)  material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,

          (iv)  reorganizations or restructuring programs or divestitures or acquisitions, and/or

           (v)  extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.

        Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).

        (f)    Stockholder Rights.    A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common

Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.

        (g)    Termination of Service.    Unless the applicable Award agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant's Service (in all cases subject to the term of the Option or SAR as applicable):

            (i)  if the Service of a Participant is terminated for Cause, then all Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards);

           (ii)  if the Service of Participant is terminated for any reason other than for Cause, Retirement, death or Disability, then the vested portion of his/her then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards); or

          (iii)  if the Service of a Participant is terminated due to Retirement, death or Disability, the vested portion of his/her then-outstanding Options/SARs may be exercised within twelve months (provided however that such twelve month duration shall instead be thirty-six months if the Participant had completed at least twenty continuous years of Service as of the Termination Date and the Participant's Service was being terminated due to Retirement) after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had paid to the Company to acquire Shares underlying the forfeited Awards). In the event of a termination of an Employee's Service due to Disability, an unexercised ISO will be treated as an NSO commencing as of one year and one day after such Termination Date.

        To the extent that, during the entire last two weeks prior to the termination of a vested in-the-money Option under clauses (ii) or (iii) above, a sale of Shares underlying such Option would violate Section 16(b) of the Exchange Act or would otherwise be prohibited by Company policy or applicable law or regulations, then such Option shall instead remain exercisable for two weeks after the first business day that all such prohibitions to sale are no longer applicable (subject in all cases to the term of the Option).

        (h)    Code Section 409A.    Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. If upon a Participant's "separation from service" within the meaning of Code Section 409A, he/she is then a "specified employee" (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of "nonqualified deferred compensation" subject to Code Section 409A payable as a result of and within six (6) months following such separation from service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant's separation from service, or (ii) ten (10) days after the Company receives written confirmation of the Participant's death. Any such delayed payments shall be made without interest.

        (i)    Electronic Communications.    Subject to compliance with applicable law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

        (j)    Unfunded Plan.    Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

        (k)    Liability of Company.    The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

        (l)    Reformation.    In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

        (m)    No Re-Pricing of Options or SARs or Granting of Re-Load Options.    Notwithstanding anything to the contrary, (i) outstanding Options or SARs may not be Re-Priced (as defined in Section 2(pp)) and (ii) Re-Load Options (as defined in Section 2(oo)) may not be granted, in each case without the approval of Company stockholders.

        (n)    Successor Provision.    Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.

SECTION 5.  SHARES SUBJECT TO PLAN AND SHARE LIMITS.

        (a)    Basic Limitations and Fungible Share Counting.    The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the aggregate number of Shares reserved for issuance under the Plan shall not exceed 6,780,000 Shares ("Share Issuance Limit"). Subject to Section 5(b), the number of Shares available for issuance under the Plan shall be reduced: by one (1) Share for each Share issued pursuant to an exercise of an Option or a SAR and by two (2) Shares for each Share issued pursuant to a Restricted Stock Grant or settlement of Stock Units (for avoidance of doubt, two (2) Shares shall again become available for issuance for every Share of a Restricted Stock Grant that is forfeited back to the Company under Section 5(b)). In addition, the following Shares may not again be made available for issuance under the Plan and shall count on a one-for-one basis against the Share Issuance Limit: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or Option, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of an Option's Exercise Price. The aggregate number of Shares that may be issued in connection with ISOs under the Plan shall not exceed 3,800,000 Shares.

        (b)    Additional Shares.    If Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Awards shall again become available for issuance under the Plan and shall not count against the Share Issuance Limit. If Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such Stock Units shall reduce the number of Shares available for issuance under Section 5(a) and the balance shall again become available for issuance under the Plan.

        (c)    Dividend Equivalents.    Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

        (d)    Share Limits.    For so long as: (x) the Company is a "publicly held corporation" within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to the Covered Employees, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m).

          (i)    Limits on Options and SARs.    No Selected Employee shall receive Options to purchase Shares or Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 200,000 Shares.

          (ii)    Limits on Restricted Stock Grants and Stock Units.    No Selected Employee shall receive Restricted Stock Grants or Stock Units during any Fiscal Year that in the aggregate cover in excess of 100,000 Shares.

          (iii)    Increased Limits for First Year of Employment or Change in Status.    The numerical limits expressed in the foregoing subparts (i) and (ii) shall in each case be multiplied by two with respect to Awards granted to a Selected Employee during the Fiscal Year of (1) the Selected Employee's commencement of employment with the Company or (2) the Selected Employee's promotion to be the Company's Chief Executive Officer or (3) when a Selected Employee first becomes a Covered Employee.

SECTION 6.  TERMS AND CONDITIONS OF OPTIONS.

        (a)    Stock Option Agreement.    The Company shall give notice of the Determination to issue an Option to each Selected Employee as soon as reasonably practicable, but in no event shall such notice be given more than thirty days after the Date of Grant. Each Grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.

        (b)    Number of Shares.    Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.    An Option's Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall be at least 100% of the Fair Market Value (110% for ISO Grants to 10-Percent Shareholders) on the Date of Grant.

        (d)    Exercisability and Term.    Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed eight years from the Date of Grant (and may be for a shorter period of time than eight years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.

        (e)    Modifications or Assumption of Options.    Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.

        (f)    Assignment or Transfer of Options.    Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. Except as provided in Sections 4(c) or 14, or in a Stock Option Agreement, or as required by applicable law, an Option awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 6(f) shall be void. However, this Section 6(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested Options by will.

SECTION 7.  PAYMENT FOR OPTION SHARES.

        (a)    General Rule.    The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows in this Section 7 and if so provided for in an applicable Stock Option Agreement:

            (i)  In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.

           (ii)  In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

        (b)    Surrender of Stock.    To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.

        (c)    Cashless Exercise.    To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.

        (d)    Net Exercise.    To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

        (e)    Other Forms of Payment.    To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.  TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

        (a)    SAR Agreement.    Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares.    Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.

        (c)    Exercise Price.    Each SAR Agreement shall specify the Exercise Price. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Date of Grant.

        (d)    Exercisability and Term.    Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed eight years from the Date of Grant (and may be for a shorter period of time than eight years). No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant's death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant's Service. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO.

        (e)    Exercise of SARs.    If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant's death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

        (f)    Modification or Assumption of SARs.    Within the limitations of the Plan and subject in all cases to the requirements of Section 4(m), the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.

        (g)    Assignment or Transfer of SARs.    Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. Except as provided in Sections 4(c) or 14, or in a SAR Agreement, or as required by applicable law, a SAR awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(g) shall be void. However, this Section 8(g) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of vested SARs by will.

SECTION 9.  TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.

        (a)    Restricted Stock Grant Agreement.    Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.

        (b)    Number of Shares and Payment.    Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.

        (c)    Vesting Conditions.    Each Restricted Stock Grant must be subject to vesting with a minimum vesting period of at least one year before such Award can become partially (or fully) vested subject to Section 3(b)(iv) and Section 12. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.

        (d)    Voting and Dividend Rights.    The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) shall be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

        (e)    Modification or Assumption of Restricted Stock Grants.    Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.

        (f)    Assignment or Transfer of Restricted Stock Grants.    Except as provided in Sections 4(c) or 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d).

SECTION 10.  TERMS AND CONDITIONS OF STOCK UNITS.

        (a)    Stock Unit Agreement.    Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant's other compensation.

        (b)    Number of Shares and Payment.    Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

        (c)    Vesting Conditions.    Each Award of Stock Units must be subject to vesting with a minimum vesting period of at least one year before such Award can become partially (or fully) vested subject to Section 3(b)(iv) and Section 12. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant's death, or Disability or other events.

        (d)    Voting and Dividend Rights.    The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee's discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units shall be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

        (e)    Modification or Assumption of Stock Units.    Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.

        (f)    Assignment or Transfer of Stock Units.    Except as provided in Sections 4(c) or 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d).

        (g)    Form and Time of Settlement of Stock Units.    Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

        (h)    Creditors' Rights.    A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

SECTION 11.  ADJUSTMENTS.

        (a)    Adjustments.    In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall, subject in all cases to the requirements of Section 4(m), make equitable and proportionate adjustments to:

            (i)  the maximum aggregate number of Shares enumerated in the Grant limits specified in Section 5(a) including the Share Issuance Limit and ISO limit;

           (ii)  the number and kind of securities available for Awards (and which can be issued as ISOs) under Section 5;

          (iii)  the limits on Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);

          (iv)  the number and kind of securities covered by each outstanding Award;

           (v)  the Exercise Price under each outstanding SAR and Option; and

          (vi)  the number and kind of outstanding securities issued under the Plan.

        (b)    Participant Rights.    Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant's Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

        (c)    Fractional Shares.    Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12.  EFFECT OF A CHANGE IN CONTROL.

        (a)    Merger or Reorganization.    In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration, in all cases without the consent of the Participant.

        (b)    Acceleration.    Except as otherwise provided in the applicable Stock Option Agreement, SAR Agreement, Stock Unit Agreement or Restricted Stock Grant Agreement (and in such case the applicable Award agreement shall govern), in the event that a Change in Control occurs and there is no assumption or continuation of some or all outstanding Awards pursuant to Section 12(a):

            (i)  the Committee may in its discretion provide that all Awards which will otherwise be canceled shall instead vest and become exercisable as of immediately before such Change in Control; and

           (ii)  Participants holding outstanding Awards shall receive written notice at least 30 days prior to the consummation of such Change in Control that their Awards will be canceled as of the Change in Control.

SECTION 13.  LIMITATIONS ON RIGHTS.

        (a)    Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company's Certificate of Incorporation and Bylaws and a written employment agreement (if any).

        (b)    Regulatory Requirements.    This Plan shall comply with all legal requirements for proper disclosure and accounting and shall provide appropriate documentation for proper disclosure and accounting. Any other provision of the Plan notwithstanding, the obligation of the Company to issue

Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

        (c)    Dissolution.    To the extent not previously exercised or settled, Options, SARs, Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.

        (d)    Clawback Policy.    The Committee may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a "Clawback Policy"), in each case with respect to the Clawback Policy that was in effect as of the Date of Grant for a particular Award. In addition, the Committee may require that a Participant repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.

SECTION 14.  TAXES.

        (a)    General.    A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

        (b)    Share Withholding.    The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law and/or as limited by the Committee to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules including without limitation by requiring that no amount may be withheld which is in excess of minimum statutory withholding rates) related to an Award through a sale of Shares underlying the Award or, in the case of Options, through Net Exercise or Cashless Exercise.

SECTION 15.  DURATION AND AMENDMENTS.

        (a)    Term of the Plan.    The Plan, as set forth herein, is conditioned upon and subject to the approval of the Company's stockholders on or before the consummation of the 2014 Annual Meeting and is effective on the Stockholder Approval Date. The Plan shall terminate on February 24, 2020 and may be terminated on any earlier date pursuant to this Section 15. This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Plans or other Company equity compensation plans. No further awards may be granted under the Prior Equity Plans.

        (b)    Right to Amend or Terminate the Plan.    The Board may amend or terminate the Plan at any time and for any reason subject to obtaining stockholder approval as required under this Plan or applicable law. No Awards shall be granted under the Plan after the Plan's termination. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant's written consent, under any then-outstanding Award. In the event of any conflict in terms between the Plan and any Award agreement, the terms of the Plan shall prevail and govern.

SECTION 16.  EXECUTION.

        To record the adoption of the Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

THE CHEESECAKE FACTORY INCORPORATED
By:
Title:

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THIS   PROXY CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

The Board of Directors recommends you vote FOR
the following:
1. Election of Directors
1a David Overton	For	Against	Abstain

	☐	☐	☐
1b Alexander L. Cappello
	☐	☐	☐
1c Jerome I. Kransdorf
	☐	☐	☐			For	Against	Abstain
1d Laurence B. Mindel				3	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2014, ending December 30, 2014.	☐	☐	☐
	☐	☐	☐
1e David B. Pittaway
	☐	☐	☐
1f Douglas L. Schmick
	☐	☐	☐
1g Herbert Simon				4	To approve, by non-binding vote, the advisory resolution on executive compensation.	☐	☐	☐

NOTE: In addition, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors recommends you vote FOR
proposals 2, 3 and 4.	For	Against	Abstain

2 To approve an amendment to the 2010 Stock Incentive Plan to increase the number of shares available for issuance by 230,000 shares, from 6,550,000 shares to 6,780,000 shares	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

THE CHEESECAKE FACTORY INCORPORATED

Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“Company”) for use at its Annual Meeting of Stockholders (“Meeting”) to be held on May 29, 2014 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, or any adjournment or postponement thereof.

The undersigned hereby appoints Debby R. Zurzolo and Jill S. Peters, or either one of them, as the “Named Proxies” with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 4, 2014 at the Meeting or at any adjournment or postponement thereof, on the proposals set forth on the reverse side.

This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, AND FOR PROPOSALS 2, 3 and 4.  In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 17, 2014 of the 2014 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged.

IMPORTANT — THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Continued and to be signed on reverse side